Exhibit 10.33

CREDIT AGREEMENT
among
ODYSSEY RE HOLDINGS CORP.,
The SUBSIDIARY CREDIT PARTIES Party Hereto,
The LENDERS Party Hereto,
CITIBANK, N.A.,
WEBSTER BANK, NATIONAL ASSOCIATION and
THE BANK OF NEW YORK,
as Documentation Agents,
KEYBANK NATIONAL ASSOCIATION,
as Syndication Agent
and
WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent
$200,000,000 Senior Credit Facilities
WACHOVIA CAPITAL MARKETS, LLC
Joint Lead Arranger and Sole Book Runner
KEYBANC CAPITAL MARKETS
Joint Lead Arranger
Dated as of July 13, 2007

i

EXHIBITS

Exhibit A	Form of Note
Exhibit B-1	Form of Notice of Borrowing
Exhibit B-2	Form of Notice of Conversion/Continuation
Exhibit C-1	Form of Syndicated Letter of Credit
Exhibit C-2	Form of Participated Letter of Credit
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Assignment and Assumption
Exhibit F	Form of Security Agreement
Exhibit G	Form of L/C Collateral Balance Report

SCHEDULES

Schedule 1.1(a)	Commitments and Notice Addresses
Schedule 1.1(b)	L/C Collateral Balance
Schedule 3.3	Existing Letters of Credit
Schedule 5.5	Supplement to Interim Financial Statements
Schedule 5.10	Tax Sharing Agreements
Schedule 5.12	Subsidiaries and Other Equity Investments
Schedule 5.17	Licenses
Schedule 5.18	Reinsurance Agreements
Schedule 7.1	Existing Liens
Schedule 7.2	Investments
Schedule 7.3	Existing Indebtedness
Schedule 7.8	Transactions with Affiliates

v

CREDIT AGREEMENT
THIS CREDIT AGREEMENT, dated as of July 13, 2007, is made among ODYSSEY RE HOLDINGS CORP., a Delaware corporation (the “Borrower”), the Subsidiary Credit Parties (as hereinafter defined), the Lenders (as hereinafter defined), CITIBANK, N.A., WEBSTER BANK, NATIONAL ASSOCIATION and THE BANK OF NEW YORK, as documentation agents for the Lenders, KEYBANK NATIONAL ASSOCATION, as syndication agent for the Lenders and WACHOVIA BANK, NATIONAL ASSOCIATION (“Wachovia”), as administrative agent for the Lenders.
RECITALS
     The Lenders are willing to make available to the Credit Parties (as hereinafter defined) the credit facilities provided for herein subject to and on the terms and conditions set forth in this Agreement.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual provisions, covenants and agreements herein contained, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Defined Terms. For purposes of this Agreement, in addition to the terms defined elsewhere herein, the following terms shall have the meanings set forth below (such meanings to be equally applicable to the singular and plural forms thereof):
     “Account Control Agreements” means, collectively, each control agreement among a Custodian, the Administrative Agent and (respectively) each of the Credit Parties, each in substantially the form of Exhibit A to each of the Security Agreements, as amended.
     “Account Designation Letter” means a letter from the Borrower to the Administrative Agent, duly completed and signed by an Authorized Officer of the Borrower and in form and substance reasonably satisfactory to the Administrative Agent, listing any one or more accounts to which the Borrower may from time to time request the Administrative Agent to forward the proceeds of any Loans made hereunder.
     “Acquisition” means any transaction or series of related transactions, consummated on or after the date hereof, by which the Borrower directly, or indirectly through one or more Subsidiaries, (i) acquires any going business, division thereof or line of business, or all or substantially all of the assets, of any Person, whether through purchase of assets, merger or otherwise, or (ii) acquires securities or other ownership interests of any Person having at least a majority of combined voting power of the then outstanding securities or other ownership interests of such Person.
     “Additional Lender” has the meaning given to such term in Section 2.19(a).

     “Adjusted LIBOR Rate” means, at any time with respect to any LIBOR Loan, a rate per annum equal to the LIBOR Rate as in effect at such time plus the Applicable Rate for LIBOR Loans as in effect at such time.
     “Administrative Agent” means Wachovia, in its capacity as Administrative Agent appointed under Section 9.1, and its permitted successors in such capacity.
     “Administrative Questionnaire” means, with respect to each Lender, the administrative questionnaire in the form submitted to such Lender by the Administrative Agent and returned to the Administrative Agent duly completed by such Lender.
     “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Notwithstanding the foregoing, neither the Administrative Agent, the Fronting Bank nor any Lender shall be deemed an “Affiliate” of any Credit Party.
     “Agreement” means this Credit Agreement, as amended, restated, modified or supplemented from time to time in accordance with its terms.
     “Annual Statement” means, with respect to any Insurance Subsidiary for any fiscal year, the annual financial statements of such Insurance Subsidiary as required to be filed with the Insurance Regulatory Authority of its jurisdiction of domicile and in accordance with the laws of such jurisdiction, together with all exhibits, schedules, certificates and actuarial opinions required to be filed or delivered therewith.
     “Applicable Currency” shall mean (i) in the case of Loans, Dollars and (ii) in the case of Letters of Credit, the Currency in which the Stated Amount of such Letter of Credit is denominated.
     “Applicable Rate” means, for any day, with respect to the (i) Tranche 1 Commitment Fee, (ii) applicable margin to be added to the LIBOR Rate for purposes of determining the Adjusted LIBOR Rate, (iii) the Tranche 1 Letter of Credit Fee, and (iv) the Tranche 1 Utilization Fee, the applicable rate per annum set forth below under the caption “Tranche 1 Commitment Fee”, “Applicable Margin for LIBOR Loans”, “Tranche 1 Letter of Credit Fee”, and “Tranche 1 Utilization Fee”, respectively, in each case based upon the Debt Rating applicable on such date:

			Applicable Margin
	Standard &	Tranche 1	for LIBOR Loans;	Tranche 1
Pricing	Poor’s /	Commitment	Tranche 1 Letter of	Utilization
Level	Moody’s Rating	Fee	Credit Fee	Fee
I	BBB+/ Baa1 or above	0.08%	0.375%	0.075%
II	BBB/ Baa2	0.10%	0.45%	0.10%
III	BBB-/ Baa3	0.125%	0.55%	0.10%
IV	Less than BBB-/ Baa3	0.15%	0.75%	0.125%
     For purposes of the foregoing, the Pricing Level shall be determined by the applicable Debt Rating for the Borrower as follows (i) the higher of the two ratings will apply, provided that if at any time the difference between the Debt Rating by Moody’s and Standard & Poor’s is more than one rating grade, the rating one level above the lower rating will apply, (ii) if either Moody’s or Standard & Poor’s shall not have in effect a Debt Rating, then the Applicable Rate shall be based upon the remaining rating, and (iii) each change in the Applicable Rate shall be effective as of the date the applicable rating agency first publicly announces any change in its Debt Rating; provided, however, that, notwithstanding the foregoing or anything else herein to the contrary, if at any time an Event of Default shall have occurred and be continuing or the Debt Rating is not available from Moody’s and Standard & Poor’s, at all times from and including the date on which such Event of Default occurred or such Debt Rating is not available to the date on which such Event of Default shall have been cured or waived or either Moody’s or Standard & Poor’s shall make publicly available such Debt Rating, each Applicable Rate shall be determined in accordance with Level IV of the above matrix (notwithstanding the actual level).
     “Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) a Person (or an Affiliate of a Person) that administers or manages a Lender.
     “Arrangers” means Wachovia Capital Markets, LLC and KeyBanc Capital Markets.
     “Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.6(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.
     “Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2006, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.
     “Authorized Officer” means, with respect to any action specified herein to be taken by or on behalf of any Credit Party, any officer of such Credit Party duly authorized by resolution of the board of directors or other governing body of such Credit Party to take such action on its behalf, and whose signature and incumbency shall have been certified to the Administrative Agent by the secretary or an assistant secretary of such Credit Party.
     “Availability Period” means the period from and including the Effective Date to and including, in the case of Tranche 1 Credit Extensions, the Tranche 1 Termination Date, and in the case of Tranche 2 Letters of Credit, the Tranche 2 Termination Date.
     “Bankruptcy Code” means 11 U.S.C. §§101 et seq., as amended from time to time, and any successor statute.
     “Bankruptcy Event” means the occurrence of an Event of Default pursuant to Section 8.1(f).
     “Base Rate” means the higher of (i) the per annum interest rate publicly announced from time to time by Wachovia in Charlotte, North Carolina, to be its prime rate (which may not necessarily be its lowest or best lending rate), as adjusted to conform to changes as of the opening of business on the date of any such change in such prime rate, and (ii) the Federal Funds Rate plus 0.5% per annum, as adjusted to conform to changes as of the opening of business on the date of any such change in the Federal Funds Rate.
     “Base Rate Loan” means, at any time, any Loan that bears interest at such time at the applicable Base Rate.
     “Borrower” has the meaning provided in the introductory paragraph of this Agreement.
     “Borrowing” means the incurrence by the Borrower (including as a result of conversions and continuations of outstanding Loans pursuant to Section 2.10) on a single date of a group of Loans pursuant to Section 2.2 of a single Type and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.
     “Borrowing Date” means, with respect to any Borrowing, the date upon which such Borrowing is made.
     “Business Day” means (i) any day other than a Saturday or Sunday, a legal holiday or a day on which commercial banks in Charlotte, North Carolina or New York, New York are authorized or required by law to be closed, and (ii) in respect of any determination relevant to a LIBOR Loan, any such day that is also a day on which trading in Dollar deposits is conducted by banks in the London interbank Eurodollar market, (iii) if such day relates to the issuance or payment under any Letter of Credit denominated in Pounds Sterling (or any notice with respect thereto), that is also a day on which commercial banks and the foreign exchange market settle payments in London, England and/or (iv) if such day relates to the issuance or payment under any Letter of Credit denominated in Euro (or any notice with respect thereto), that is also a TARGET Day.
     “Capital Lease” means, with respect to any Person, any lease of property (whether real, personal or mixed) by such Person as lessee that is or is required to be, in accordance with GAAP, recorded as a capital lease on such Person’s balance sheet.

     “Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as Capital Leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
     “Cash Collateral Account” has the meaning given to such term in Section 3.8.
     “Cash Equivalents” means (i) securities issued or unconditionally guaranteed or insured by the United States of America or any agency or instrumentality thereof, backed by the full faith and credit of the United States of America and maturing within one year from the date of acquisition, (ii) commercial paper issued by any Person organized under the laws of the United States of America, maturing within 270 days from the date of acquisition and, at the time of acquisition, having a rating of at least A-1 or the equivalent thereof by Standard & Poor’s or at least P-1 or the equivalent thereof by Moody’s, (iii) time deposits and certificates of deposit maturing within 270 days from the date of issuance and issued by a bank or trust company organized under the laws of the United States of America or any state thereof (y) that has combined capital and surplus of at least $500,000,000 or (z) that has (or is a subsidiary of a bank holding company that has) a long-term unsecured debt rating of at least A or the equivalent thereof by Standard & Poor’s or at least A2 or the equivalent thereof by Moody’s, (iv) repurchase obligations with a term not exceeding thirty (30) days with respect to underlying securities of the types described in clause (i) above entered into with any bank or trust company meeting the qualifications specified in clause (iii) above, and (v) money market funds at least 95% of the assets of which are continuously invested in securities of the foregoing types.
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     “Change of Control” means an event or series of events by which:
     (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all Equity Interests that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time) other than Fairfax and its Affiliates, directly or indirectly, of 25% or more of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

     (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or
     (c) Fairfax and its Affiliates shall fail to own more than 25% of the Equity Interests of the Borrower entitled to vote for members of the board of directors of the Borrower; or
     (d) any Change of Control (as defined in any other Indebtedness of the Borrower or any of its Subsidiaries) shall occur.
     “Clearwater” means Clearwater Insurance Company, a Delaware corporation.
     “Clearwater Select” means Clearwater Select Insurance Company, a Delaware corporation.
     “Claims” has the meaning given to such term in the definition of “Environmental Claims”.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.
     “Collateral” has the meaning given to such term in the Security Agreement.
     “Commitment” means, with respect to any Lender, such Lender’s Tranche 1 Commitment and/or Tranche 2 Commitment, as applicable.
     “Commitment Increase” has the meaning given to such term in Section 2.19(a).
     “Commitment Increase Date” has the meaning given to such term in Section 2.19(c).
     “Commitment Termination Date” means the Tranche 1 Termination Date and/or the Tranche 2 Termination Date, as the case may be.
     “Compliance Certificate” means a fully completed and duly executed certificate in the form of Exhibit D, together with a Covenant Compliance Worksheet.

     “Consolidated Indebtedness” means, as of the last day of any fiscal quarter, the aggregate (without duplication) of all Indebtedness of the Borrower and its Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP, and for the avoidance of doubt shall not include (i) the stated amount of any letters of credit issued for the account of any Credit Party in the ordinary course of its business to the extent such letters of credit are undrawn and secured by L/C Collateral and (ii) Hybrid Equity Securities to the extent the total book value thereof does not exceed 15% of Total Capitalization. For purposes of calculating the Total Debt to Capitalization Ratio, the aggregate amount of Guarantees listed on Schedule 7.3 shall be excluded from the calculation of Consolidated Indebtedness.
     “Consolidated Net Income” means, for any period, net income (or loss) for the Borrower and its Subsidiaries for such period and as reflected on the consolidated income statements of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.
     “Consolidated Net Worth” means, at any time, the consolidated shareholders’ equity of the Borrower and its Subsidiaries determined in accordance with GAAP and as reflected on the consolidated financial statements of the Borrower and its Subsidiaries (without giving effect to adjustments pursuant to Statement No. 115 of the Financial Accounting Standards Board of the United States of America), but (i) excluding any Disqualified Capital Stock, and (ii) including Hybrid Equity Securities.
     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
     “Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ability to exercise voting power, by contract or otherwise; and the terms “Controlled” and “Controlling” have correlative meanings.
     “Covenant Compliance Worksheet” means a fully completed worksheet in the form of Attachment A to Exhibit D.
     “Crum & Forster” means Crum & Forster Holdings Corp., a Delaware corporation.
     “Credit Documents” means this Agreement, the Notes, the Letter of Credit Documents, the Fee Letters, the Security Agreement, all of the other Security Documents, and all other agreements, instruments, documents and certificates now or hereafter executed and delivered to the Administrative Agent or any Lender by or on behalf of any Credit Party with respect to this Agreement, in each case as amended, modified, supplemented or restated from time to time.
     “Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal Dollar Amount of such Lender’s Tranche 1 Credit Exposure and Tranche 2 Letter of Credit Exposure.
     “Credit Extension” means each of the following: (a) a Borrowing and (b) the Issuance of any Letter of Credit.

     “Credit Party” means a Subsidiary Credit Party or the Borrower, and “Credit Parties” means all of the foregoing.
     “Currency” means the lawful currency of any country.
     “Custodial Account” means each custodial, brokerage or similar account of any Credit Party maintained by a custodian, broker or other securities intermediary as a “securities account” within the meaning of Section 8-501(a) of the Uniform Commercial Code for such Credit Party as the “entitlement holder” within the meaning of Section 8-102(7) of the Uniform Commercial Code pursuant to a Custodial Agreement, on which (and on the contents of which) a Lien has been granted as security for the L/C Obligations of such Credit Party.
     “Custodial Agreement” means each custodial or similar agreement between the Credit Parties (or any of them) and a Custodian, pursuant to which one or more Custodial Accounts are maintained, in each case as amended.
     “Custodian” means each bank or financial institution that maintains a Custodial Account (in its capacity as custodian thereof), in each case including any sub-custodian.
     “Debt Rating” means, as of any date of determination, the rating as determined by Moody’s or Standard & Poor’s of the Borrower’s non-credit enhanced, senior unsecured long-term debt.
     “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Default” means any event or condition that, with the passage of time or giving of notice, or both, would constitute an Event of Default.
     “Defaulting Lender” means any Lender that (i) has failed to fund any portion of any Loan or L/C Disbursement required to be funded by it in accordance with the terms hereof, (ii) has otherwise failed to pay over to the Administrative Agent, Fronting Bank or any other Lender any other amount required to be paid by it in accordance with the terms hereof unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding or to a receiver, trustee or similar official.
     “Disqualified Capital Stock” means, with respect to any Person, any Equity Interest of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or otherwise, (i) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund obligation or otherwise, (ii) is redeemable or subject to any mandatory repurchase requirement at the sole option of the holder thereof, or (iii) is convertible into or exchangeable for (whether at the option of the issuer or the holder thereof) (a) debt securities or (b) any Equity Interest referred to in (i) or (ii) above, in each case under (i), (ii) or (iii) above at any time on or prior to the first anniversary of the Final Maturity Date; provided, however, that only the portion of Equity Interest that so matures or is mandatorily redeemable, is so redeemable at the option of the holder thereof, or is so convertible or exchangeable on or prior to such date shall be deemed to be Disqualified Capital Stock.
     “Dollar Amount” shall mean (i) with respect to Dollars or an amount denominated in Dollars, such amount, and (ii) with respect to an amount of Foreign Currency or an amount denominated in a Foreign Currency, the equivalent of such amount in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined with respect to the most recent Revaluation Date) for the purchase of Dollars with such Foreign Currency.
     “Dollars” or “$” means dollars of the United States of America.
     “Effective Date” has the meaning given to such term in Section 4.1.
     “Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund, and (iv) any other Person (other than a natural person) approved by (y) the Administrative Agent and (z) unless a Default or Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include any Credit Party or any of their respective Affiliates or Subsidiaries.
     “Eligible Percentage” means, for any category of L/C Collateral, the percentage set forth opposite such category of L/C Collateral specified on Schedule 1.1(b) and, in each case, subject to the original term to maturity criteria set forth therein.
     “Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, allegations, notices of noncompliance or violation, investigations by a Governmental Authority, or proceedings (including, without limitation, administrative, regulatory and judicial proceedings) relating in any way to any Hazardous Substance, any actual or alleged violation of or liability under any Environmental Law or any permit issued, or any approval given, under any Environmental Law (collectively, “Claims”), including, without limitation, (i) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from any Hazardous Substance or arising from alleged injury or threat of injury to human health or the environment.
     “Environmental Laws” means any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, rules of common law and orders of Governmental Authorities, relating to the protection of human health, occupational safety with respect to exposure to Hazardous Substances, or the environment, now or hereafter in effect, and in each case as amended from time to time, including, without limitation, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Substances.

     “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.
     “ERISA Affiliate” means any Person (including any trade or business, whether or not incorporated) deemed to be under “common control” with, or a member of the same “controlled group” as, the Borrower or any of its Subsidiaries, within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.
     “ERISA Event” means any of the following with respect to a Plan or Multiemployer Plan, as applicable: (i) a Reportable Event, (ii) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan that results in liability under Section 4201 or 4204 of ERISA, or the receipt by the Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA, (iii) the distribution by the Borrower or any ERISA Affiliate under Section 4041 or 4041A of ERISA of a notice of intent to terminate any Plan or the taking of any action to terminate any Plan, (iv) the commencement of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Borrower or any ERISA Affiliate of a notice from any Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan, (v) the institution of a proceeding by any fiduciary of any Multiemployer Plan against the Borrower or any ERISA Affiliate to enforce Section 515 of ERISA, which is not dismissed within thirty (30) days, (vi) the imposition upon the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, or the imposition or threatened imposition of any Lien upon any assets of the Borrower or any ERISA Affiliate as a result of any alleged failure to comply with the Code or ERISA in respect of any Plan, (vii) the engaging in or otherwise becoming liable for a nonexempt Prohibited Transaction by the Borrower or any ERISA Affiliate, (viii) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Internal Revenue Code by any fiduciary of any Plan for which the Borrower or any of its ERISA Affiliates may be directly or indirectly liable or (ix) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if the Borrower or an ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of such sections.
     “Euro” means the single currency of Participating Member States of the European Union.

     “Event of Default” has the meaning given to such term in Section 8.1.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Fronting Bank or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder, (i) any taxes imposed on or measured by its overall net income (however denominated), and any franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (ii) any branch profits taxes imposed by the United States or any similar taxes imposed by any other jurisdiction in which any Credit Party is located and (iii) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Parent Borrower under Section 2.18(a)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.16(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.16(a); in each case under clauses (i), (ii), (iii) and (iv) above, Excluded Taxes shall include any interest, additions to tax or penalties applicable thereto.
     “Existing Letters of Credit” means those letters of credit set forth on Schedule 3.3 and continued under this Agreement as Participated Letters of Credit deemed issued under the particular tranche set forth therein.
     “Fairfax” means Fairfax Financial Holdings Limited, a Canada corporation.
     “Fair Market Value” means, as of any date of determination thereof and with respect to any property, the sale value of such property that would be realized in an arm’s-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell).
     “Federal Funds Rate” means, for any period, a fluctuating per annum interest rate (rounded upwards, if necessary, to the nearest 1/100 of one percentage point) equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent.
     “Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

     “Fee Letters” means the letters from the Administrative Agent and the Arrangers to the Borrower relating to certain fees payable by the Borrower in respect of the transactions contemplated by this Agreement, as amended, modified, restated or supplemented from time to time.
     “Final Expiry Date” means the date when the Tranche 1 Maturity Date and Tranche 2 Maturity Date have occurred, all Letters of Credit have expired or terminated and all Obligations owing hereunder and in the other Credit Documents have been paid in full.
     “Final Maturity Date” means (i) in the case of Tranche 1 Letters of Credit, the first anniversary of the Tranche 1 Termination Date and (ii) in the case of Tranche 2 Letters of Credit, the first anniversary of the Tranche 2 Termination Date.
     “Financial Officer” means, with respect to the Borrower, the chief financial officer, principal accounting officer, controller or treasurer of the Borrower.
     “Financial Strength Rating” means the opinion by A.M. Best of a Person’s ability to meet its obligations to its policyholders.
     “Foreign Currency” means, at any time, (i) Pounds Sterling, (ii) Euro, (iii) Canadian dollars or (iv) Singapore dollars.
     “Foreign Currency Equivalent” shall mean, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Foreign Currency as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Foreign Currency with Dollars.
     “Foreign Pension Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by the Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.
     “Fronting Bank” means Wachovia in its capacity as issuer of Participated Letters of Credit, and its successors in such capacity.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “GAAP” means generally accepted accounting principles in the United States of America, as set forth in the statements, opinions and pronouncements of the Accounting Principles Board, the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained, as in effect from time to time (subject to the provisions of Section 1.2).

     “Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “Guaranty Obligation” means, with respect to any Person, at the time of determination, any direct or indirect liability of such Person with respect to any Indebtedness, liability or other obligation (the “primary obligation”) of another Person (the “primary obligor”), whether or not contingent, (i) to purchase, repurchase or otherwise acquire such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or provide funds (x) for the payment or discharge of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor (including, without limitation, keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements), (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor in respect thereof to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof; provided, however, that, with respect to the Borrower and its Subsidiaries, the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business or trust arrangements, withheld balances or any other collateral or security arrangements (other than letters of credit) entered into in the ordinary course of business. The amount of any Guaranty Obligation of any guaranteeing Person hereunder shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made and (b) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guaranty Obligation, unless such primary obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of such Guaranty Obligation shall be such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by such guaranteeing Person in good faith.
     “Hazardous Substance” means any substance or material meeting any one or more of the following criteria: (i) it is designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law, (ii) it is toxic, explosive, corrosive, ignitable, infectious, radioactive, mutagenic or otherwise hazardous to human health or the environment and is or becomes regulated under any Environmental Law, or (iii) it is or contains, without limiting the foregoing, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or wastes, crude oil, nuclear fuel, natural gas or synthetic gas.
     “Historical Statutory Statements” has the meaning given to such term in Section 5.5(c).
     “Hudson” means Hudson Insurance Company, a Delaware corporation.

     “Hudson Specialty” means Hudson Specialty Insurance Company, a New York corporation.
     “Hybrid Equity Securities” shall mean, at any time, any trust preferred security, deferrable interest subordinated debt security, mandatory convertible debt or other hybrid security issued by the Borrower that (i) is accorded equity treatment by S&P and Moody’s and (ii) that, by its terms (or by the terms of any security into which it is convertible for or which it is exchangeable) or upon the happening of any event or otherwise, does not mature or is not mandatorily redeemable or is not subject to any mandatory repurchase requirement, at any time on or prior to the date which is six months after the Commitment Termination Date.
     “Increasing Lender” has the meaning given to such term in Section 2.19(a).
     “Indebtedness” means, with respect to any Person, at the time of determination (without duplication), (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, or upon which interest payments are customarily made, (iii) the maximum stated or face amount of all surety bonds, letters of credit and bankers’ acceptances issued or created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (iv) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade payables incurred in the ordinary course of business and not past due based on customary practices in the trade), (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (vi) all Capital Lease Obligations of such Person, (vii) all Disqualified Capital Stock issued by such Person, with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, (viii) the principal balance outstanding and owing by such Person under any synthetic lease, tax retention operating lease or similar off-balance sheet financing product, (ix) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (x) the Swap Termination Value of such Person under any Swap Contracts, calculated as of any date as if such agreement or arrangement were terminated as of such date, (xi) Hybrid Equity Securities and (xii) all indebtedness of the types referred to in clauses (i) through (xi) above (A) of any partnership or unincorporated joint venture in which such Person is a general partner or joint venturer to the extent such Person is liable therefor or (B) secured by any Lien on any property or asset owned or held by such Person regardless of whether or not the indebtedness secured thereby shall have been incurred or assumed by such Person or is nonrecourse to the credit of such Person, the amount thereof being equal to the value of the property or assets subject to such Lien; provided that Indebtedness shall not include obligations with respect to Primary Policies and Reinsurance Agreements which are entered into in the ordinary course of business.
     “Indemnified Taxes” means Taxes (including, for the avoidance of doubt, Other Taxes) other than Excluded Taxes.
     “Indemnitee” has the meaning given to such term in Section 10.1(b).
     “Initial Loans” has the meaning given to such term in Section 2.19(d).

     “Insurance Regulatory Authority” means, with respect to any Insurance Subsidiary, the insurance department or similar Governmental Authority charged with regulating insurance companies or insurance holding companies, in its jurisdiction of domicile and, to the extent that it has regulatory authority over such Insurance Subsidiary, in each other jurisdiction in which such Insurance Subsidiary conducts business or is licensed to conduct business.
     “Insurance Subsidiary” means any Subsidiary of the Borrower the ability of which to pay dividends is regulated by an Insurance Regulatory Authority or that is otherwise required to be regulated thereby in accordance with the applicable Requirements of Law of its jurisdiction of domicile.
     “Interest Period” means, as to each LIBOR Loan, the period commencing on the date of the Borrowing of such LIBOR Loan (or the date of any continuation of, or conversion into, such LIBOR Loan), and ending one, two, three or six months (or, if acceptable to all of the Tranche 1 Lenders, nine or twelve months) thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation; provided, that:
     (i) all LIBOR Loans comprising a single Borrowing shall at all times have the same Interest Period;
     (ii) each successive Interest Period applicable to such LIBOR Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;
     (iii) LIBOR Loans may not be outstanding under more than five (5) separate Interest Periods at any one time (for which purpose Interest Periods shall be deemed to be separate even if they are coterminous);
     (iv) if any Interest Period otherwise would expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless such next succeeding Business Day falls in another calendar month, in which case such Interest Period shall expire on the next preceding Business Day;
     (v) no Interest Period shall extend beyond the Tranche 1 Maturity Date;
     (vi) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period would otherwise expire, such Interest Period shall expire on the last Business Day of such calendar month; and
     (vii) no Borrower may select any Interest Period (and consequently, no LIBOR Loans shall be made or continued) if a Default or Event of Default shall have occurred and be continuing at the time of such Notice of Borrowing or Notice of Conversion/Continuation with respect to any Borrowing.
     “Invested Assets” means cash, Cash Equivalents, short term investments, investments held for sale and any other assets which are treated as investments under GAAP.

     “Investment” means, as to any Person, any direct or indirect Acquisition or investment by such Person, whether by means of (i) the purchase or other acquisition of Equity Interest or other securities of another Person or (ii) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other Acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guarantees Indebtedness of such other Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, net of any returns of principal.
     “Investment Guidelines” means, to the extent applicable with respect to any Credit Party or any Subsidiary, the investment guidelines attached as Schedule A to such Credit Party’s investment agreement filed with the Insurance Regulatory Authority of such Credit Party or Subsidiary as in effect on, and delivered to the Administrative Agent on or prior to, the Effective Date, as may be changed from time to time by a resolution duly adopted by the board of directors of such Credit Party or Subsidiary (or any committee thereof).
     “Issue” means, with respect to any Letter of Credit, to issue, to amend or to extend the expiry of, or to renew or increase the Stated Amount of, such Letter of Credit; and the terms “Issued”, “Issuing” and “Issuance” have corresponding meanings.
     “Issuing Bank” means, (i) with respect to any Participated Letter of Credit, the Fronting Bank, and (ii) with respect to a Syndicated Letter of Credit, the Lenders who have issued such Syndicated Letter of Credit.
     “L/C Advance” has the meaning given to such term in Section 3.2(f).
     “L/C Collateral” means cash, Cash Equivalents and the other obligations and investments specified on Schedule 1.1(b).
     “L/C Collateral Balance” means with respect to each Credit Party for any Business Day as of which it is being calculated, the aggregate amount equal to the fair market value (or, as to cash, the amount thereof) of L/C Collateral held in a Custodial Account of such Credit Party multiplied by the Eligible Percentage for such L/C Collateral as set forth on Schedule 1.1(b), in each case as of the close of business on the immediately preceding Business Day or, if such amount is not determinable as of the close of business on such immediately preceding Business Day, as of the close of business on the most recent Business Day on which such amount is determinable, which Business Day shall be not more than two (2) Business Days prior to the Business Day as of which any L/C Collateral Balance is being calculated; provided that the calculation of each L/C Collateral Balance shall be further subject to the terms and conditions set forth on Schedule 1.1(b); and provided further that (i) no L/C Collateral (including, without limitation, cash) shall be included in the calculation of any L/C Collateral Balance unless the Administrative Agent has a first priority perfected Lien on and security interest in such L/C Collateral pursuant to the Security Documents and (ii) no L/C Collateral which is subject to a securities lending arrangement shall be included in a L/C Collateral Balance.
     “L/C Collateral Balance Report” has the meaning specified in Section 6.14(c).

     “L/C Disbursement” means (i) with respect to any Participated Letter of Credit, a payment made by the Fronting Bank pursuant thereto and (ii) with respect to any Syndicated Letter of Credit, a payment made by a Lender pursuant thereto.
     “L/C Disbursement Date” means, with respect to each L/C Disbursement made under any Letter of Credit, if the applicable Credit Party receives notice from the Administrative Agent of any L/C Disbursement prior to 4:00 p.m., Charlotte time, on any Business Day, such Business Day and if such notice is received after 4:00 p.m., Charlotte time, on any Business Day, the following Business Day.
     “L/C Obligations” means the Obligations owing by any Credit Party in respect of Letters of Credit issued for its account.
     “Lender” means each Person signatory hereto as a “Lender” and each other Person that becomes a “Lender” hereunder pursuant to Section 2.18, Section 2.19, or Section 10.6(b).
     “Lending Office” means, with respect to any Lender, the office of such Lender designated as such in such Lender’s Administrative Questionnaire or in connection with an Assignment and Assumption, or such other office as may be otherwise designated in writing from time to time by such Lender to the Borrower and the Administrative Agent. A Lender may designate separate Lending Offices as provided in the foregoing sentence for the purposes of making or maintaining different Types of Loans, and, with respect to LIBOR Loans, such office may be a domestic or foreign branch or Affiliate of such Lender.
     “Letter of Credit” means any standby letter of credit Issued hereunder as a Tranche 1 Letter of Credit or a Tranche 2 Letter of Credit, whether Issued as a Syndicated Letter of Credit or Participated Letter of Credit, and “Letters of Credit” means all of the foregoing.
     “Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, such Letter of Credit and any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit.
     “Letter of Credit Exposure” means, collectively, the Tranche 1 Letter of Credit Exposure and the Tranche 2 Letter of Credit Exposure applicable to any Lender or the Fronting Bank.
     “Letter of Credit Notice” means a Syndicated Letter of Credit Notice or a Participated Letter of Credit Notice, as the context may require.
     “LIBOR Loan” means, at any time, any Loan that bears interest at such time at the applicable Adjusted LIBOR Rate.
     “LIBOR Rate” means, with respect to each LIBOR Loan comprising part of the same Borrowing for any Interest Period, an interest rate per annum obtained by dividing (i) (y) the rate of interest appearing on Reuters Screen LIBOR01 Page (or any successor page) that represents an average British Bankers Association Interest Settlement Rate for Dollar deposits or (z) if no such rate is available, the rate of interest determined by the Administrative Agent to be the rate or the arithmetic mean of rates at which Dollar deposits in immediately available funds are offered to first-tier banks in the London interbank Eurodollar market, in each case under (y) and (z) above at approximately 11:00 a.m., London time, two Business Days prior to the first day of such Interest Period for a period substantially equal to such Interest Period and in an amount substantially equal to the amount of Wachovia’s LIBOR Loan comprising part of such Borrowing, by (ii) the amount equal to 1.00 minus the Reserve Requirement (expressed as a decimal) for such Interest Period.
     “Licenses” has the meaning given to such term in Section 5.17.
     “Lien” means any mortgage, pledge, hypothecation, assignment, security interest, lien (statutory or otherwise), charge or other encumbrance of any nature, whether voluntary or involuntary, including, without limitation, the interest of any vendor or lessor under any conditional sale agreement, title retention agreement, Capital Lease or any other lease or arrangement having substantially the same effect as any of the foregoing.
     “Loans” has the meaning given to such term in Section 2.1.
     “Losses” has the meaning given to such term in Section 10.1(b).
     “Margin Stock” has the meaning given to such term in Regulation U.
     “Material” shall mean material in relation to the business, operations, affairs, financial condition, assets or properties of the Borrower and its Subsidiaries, taken as a whole.
     “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or financial condition of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Credit Party to perform its obligations under any Credit Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Credit Party of any Credit Document to which it is a party; provided, however, for the avoidance of any doubt, a Material Adverse Effect shall not have occurred in the event of one or more claims with respect to Reinsurance Agreements or Primary Policies issued by the Borrower or any of its Subsidiaries in the ordinary course of their business that involve potential liabilities after taxes that, individually or in the aggregate, do not exceed 10% of Consolidated Net Worth.
     “Material Insurance Subsidiary” means each Insurance Subsidiary that is a Material Subsidiary.
     “Material Subsidiary” means each of (i) each Subsidiary Credit Party, (ii) at the relevant time of determination, any other Subsidiary having (after the elimination of intercompany accounts) (y) in the case of a non-Insurance Subsidiary, (A) assets constituting at least 10% of the total assets of the Borrower and its Subsidiaries on a consolidated basis, (B) revenues for the four quarters most recently ended constituting at least 10% of the total revenues of the Borrower and its Subsidiaries on a consolidated basis, or (C) Net Income for the four quarters most recently ended constituting at least 10% of the Consolidated Net Income of the Borrower and its Subsidiaries, in each case determined in accordance with GAAP as of the date of the GAAP financial statements most recently delivered under Section 6.1 prior to such time (or, with regard to determinations at any time prior to the initial delivery of financial statements under Section 6.1, as of the date of the most recent financial statements referred to in Section 5.5), or (z) in the case of an Insurance Subsidiary, (A) assets constituting at least 10% of the aggregate assets of all of the Borrower’s Insurance Subsidiaries, or (B) gross written premiums for the four quarters most recently ended (or, if not readily available, the fiscal year most recently ended) constituting at least 10% of the aggregate gross written premiums (without duplication) of all of the Borrower’s Insurance Subsidiaries, in each case determined in accordance with SAP as of the date of the statutory financial statements most recently delivered under Section 6.1(c) or Section 6.1(d) prior to such time (or, with regard to determinations at any time prior to the initial delivery of financial statements under Section 6.1(c) or Section 6.1(d), as of the date of the most recent financial statements referred to in Section 5.5(c)) and (iii) any Subsidiary that has any of the foregoing as a Subsidiary.
     “Moody’s” means Moody’s Investors Service, Inc., and its successors and assigns.
     “Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate makes, is making or is obligated to make contributions or has made or been obligated to make contributions.
     “NAIC” means the National Association of Insurance Commissioners and any successor thereto.
     “Net Income” means, with respect to any Person for any period, the net income (or loss), after extraordinary items, taxes and all other items of expense and income of such Person for such period, determined in accordance with GAAP.
     “Non-NAIC Lender” has the meaning given to such term in Section 3.1(i).
     “Northbridge Financial” means Northbridge Financial Corporation, a Canada corporation.
     “Notes” means, with respect to any Tranche 1 Lender requesting the same, the promissory note of each Borrower in favor of such Tranche 1 Lender evidencing the Loans made by such Tranche 1 Lender to the Borrower pursuant to Section 2.1, in substantially the form of Exhibit A, together with any amendments, modifications and supplements thereto, substitutions therefor and restatements thereof.
     “Notice of Borrowing” has the meaning given to such term in Section 2.2(b).
     “Notice of Conversion/Continuation” has the meaning given to such term in Section 2.10(b).
     “OARC” means Odyssey America Reinsurance Corporation, a Connecticut corporation.
     “Obligations” means all principal of and interest (including interest accruing after the filing of a petition or commencement of a case by or with respect to any Credit Party seeking relief under any applicable federal and state laws pertaining to bankruptcy, reorganization, arrangement, moratorium, readjustment of debts, dissolution, liquidation or other debtor relief, specifically including, without limitation, the Bankruptcy Code and any fraudulent transfer and fraudulent conveyance laws, whether or not the claim for such interest is allowed in such proceeding) on the Loans and Reimbursement Obligations and all fees, expenses, indemnities and other obligations owing, due or payable at any time by any Credit Party to the Administrative Agent, any Lender, the Fronting Bank or any other Person entitled thereto, under this Agreement or any of the other Credit Documents, in each case whether direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, and whether existing by contract, operation of law or otherwise.
     “OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.
     “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
     “Other Taxes” means all present or future stamp or documentary taxes or duties or any excise or property taxes, charges or similar levies or duties arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document.
     “Participant” has the meaning given to such term in Section 10.6(d).
     “Participated Letter of Credit Notice” has the meaning given to such term in Section 3.2(b).
     “Participated Letters of Credit” means (a) Letters of Credit issued by the Fronting Bank under Section 3.2(a) and (b) the Existing Letters of Credit.
     “Participated Reimbursement Obligation” has the meaning given to such term in Section 3.2(e).
     “Participating Member State” means any member state of the European Community that adopts or has adopted the Euro as its lawful currency in accordance with the legislation of the European Community relating to the Economic and Monetary Union.
     “PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act of 2001), as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

     “Payment Office” means the office of the Administrative Agent designated on Schedule 1.1(a) under the heading “Instructions for wire transfers to the Administrative Agent,” or such other office as the Administrative Agent may designate to the Lenders and the Credit Parties for such purpose from time to time.
     “PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto.
     “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
     “Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (i) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 6.4; (ii) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings and with respect to which adequate reserves have been established, and are being maintained, in accordance with GAAP; (iii) pledges or deposits to secure obligations under workers’ compensation, unemployment, old-age pensions, retirement benefits laws or similar legislation or to secure public or statutory obligations; (iv) zoning restrictions, easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes, (v) Liens arising by virtue of trust arrangements, withheld balances, or any other collateral or security arrangements (other than letters of credit) incurred in connection with insurance or reinsurance obligations in the ordinary course of business or capital support agreements or any other agreements by the Borrower in support of the capital of any Insurance Subsidiary, or guarantees or any other agreements by the Borrower guaranteeing the obligations of any Insurance Subsidiary under insurance or reinsurance agreements entered into in the ordinary course of business; (vi) lease deposits; (vii) Liens arising by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or other similar rights or remedies existing solely with respect to cash and Cash Equivalents on deposit pursuant to standard banking arrangements, and (viii) Liens consisting of deposits made by an Insurance Subsidiary with the Insurance Regulatory Authority in its jurisdiction of domicile or other statutory Liens or claims imposed or required by applicable insurance law or regulations against the assets of any Insurance Subsidiary, in each case in favor of all policyholders of such Insurance Subsidiary and in the ordinary course of such Insurance Subsidiary’s business.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

     “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
     “Preferred Securities” means, with respect to any Person, any preferred Equity Interests of such Person that has preferential rights with respect to dividends or redemptions or upon liquidation or dissolution of such Person over shares of common Equity Interests of any other class of such Person.
     “Primary Policies” means any insurance policies issued by an Insurance Subsidiary.
     “Pounds Sterling” means the lawful currency of the United Kingdom of Great Britain and Northern Ireland.
     “Private Act” means separate legislation enacted in Bermuda with the intention that such legislation apply specifically to any Credit Party, in whole or in part.
     “Private Placement Debt” means the Indebtedness of the Borrower (a) in the aggregate original principal amount of $225,000,000 under its senior notes designated “7.65% Senior Notes Due 2013”, (b) in the aggregate original principal amount of $125,000,000 under its senior notes designated “6.875% Senior Notes Due 2015”, (c) in the aggregate principal amount of $50,000,000 under its senior notes designated “Floating Rate Senior Debentures, Series A due 2021”, (d) in the aggregate principal amount of $50,000,000 under its senior notes designated “Floating Rate Senior Debentures, Series B due 2016” and (e) in the aggregate principal amount of $40,000,000 under its senior notes designated “Floating Rate Senior Debentures, Series C due 2021, each payable in accordance with the respective terms of such notes, indentures and note purchase agreements entered into with respect thereto.
     “Prohibited Transaction” means any transaction described in (i) Section 406 of ERISA that is not exempt by reason of Section 408 of ERISA or by reason of a Department of Labor prohibited transaction individual or class exemption or (ii) Section 4975(c) of the Code that is not exempt by reason of Section 4975 (c)(2) or 4975(d) of the Code.
     “Ratable Share” means, with respect to any Lender, such Lender’s Tranche 1 Ratable Share or the Tranche 2 Ratable Share, as the context may require.
     “Register” has the meaning given to such term in Section 10.6(c).
     “Regulations D, T, U and X” means Regulations D, T, U and X, respectively, of the Federal Reserve Board, and any successor regulations.
     “Reimbursement Obligations” means the obligation of the applicable Credit Party to reimburse the applicable Issuing Banks for any payment made by such Issuing Banks under any Letter of Credit, together with interest thereon payable as provided herein.
     “Reinsurance Agreement” means any agreement, contract, treaty, policy, certificate or other arrangement whereby any Insurance Subsidiary agrees to assume from or reinsure an insurer or reinsurer all or part of the liability of such insurer or reinsurer under a policy or policies of insurance issued by such insurer or reinsurer.
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     “Reportable Event” means, with respect to any Plan, (i) any “reportable event” within the meaning of Section 4043(c) of ERISA for which the 30-day notice under Section 4043(a) of ERISA has not been waived by the PBGC (including, without limitation, any failure to meet the minimum funding standard of, or timely make any required installment under, Section 412 of the Code or Section 302 of ERISA, regardless of the issuance of any waivers in accordance with Section 412(d) of the Code), (ii) any such “reportable event” subject to advance notice to the PBGC under Section 4043(b)(3) of ERISA, (iii) any application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code, and (iv) a cessation of operations described in Section 4062(e) of ERISA.
     “Required Lenders” means, at any time, the Lenders whose Commitments (or, after the termination of the Commitments, outstanding Loans, Tranche 1 Credit Exposure and/or Tranche 2 Letter of Credit Exposure) represent at least a majority of the aggregate, at such time, of the Total Commitments (or, after the termination of the Total Commitments, the sum of (i) the aggregate Tranche 1 Credit Exposure and (ii) the aggregate Tranche 2 Letter of Credit Exposure); provided that the Commitment of, and the portion of the outstanding Loans, Tranche 1 Credit Exposure and Tranche 2 Letter of Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
     “Required Tranche 1 Lenders” means, at any time, the Tranche 1 Lenders whose Tranche 1 Commitments (or, after the Tranche 1 Termination Date, Tranche 1 Credit Exposure) represent at least a majority of the aggregate, at such time, of the Tranche 1 Commitments (or, after the Tranche 1 Termination Date, the aggregate Tranche 1 Credit Exposure); provided that the Tranche 1 Commitment of, and the Tranche 1 Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Tranche 1 Lenders.
     “Required Tranche 2 Lenders” means, at any time, the Tranche 2 Lenders whose Tranche 2 Commitments (or, after the Tranche 2 Termination Date, Tranche 2 Letter of Credit Exposure) represent at least a majority of the aggregate, at such time, of the Tranche 2 Commitments (or, after the Tranche 2 Termination Date, the aggregate Tranche 2 Letter of Credit Exposure); provided that the Tranche 2 Commitment of, and the Tranche 2 Letter of Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Tranche 2 Lenders.
     “Requirement of Law” means, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person, and any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or otherwise pertaining to any or all of the transactions contemplated by this Agreement and the other Credit Documents.
     “Reserve Requirement” means, with respect to any Interest Period, the reserve percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) in effect from time to time during such Interest Period, as provided by the Federal Reserve Board, applied for determining the maximum reserve requirements (including, without limitation, basic, supplemental, marginal and emergency reserves) applicable to Wachovia under Regulation D with respect to “Eurocurrency liabilities” within the meaning of Regulation D, or under any similar or successor regulation with respect to Eurocurrency liabilities or Eurocurrency funding.
     “Responsible Officer” means, with respect to any Credit Party, the chief executive officer, president, executive vice president, chief financial officer, or controller of such Credit Party, and any other officer or similar official thereof responsible for the administration of the obligations of such Credit Party in respect of this Agreement or any other Credit Document.
     “Restricted Payments” has the meaning given to such term in Section 7.6.
     “Revaluation Date” shall mean each of the following: (i) each date on which a Letter of Credit denominated in a Foreign Currency is Issued, (ii) each date on which an L/C Disbursement is made in a Foreign Currency, (iii) the last Business Day of each calendar month, (iv) the Tranche 1 Termination Date, (v) the Tranche 2 Termination Date and (vi) such additional dates as the Administrative Agent shall specify.
     “Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/
     sanctions, or as otherwise published from time to time.
     “Sanctioned Person” means (i) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/
     enforcement/ofac/sdn, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.
     “SAP” means, with respect to any Insurance Subsidiary, the statutory accounting practices prescribed or permitted by the relevant Insurance Regulatory Authority of its jurisdiction of domicile, consistently applied and maintained, as in effect from time to time, subject to the provisions of Section 1.2.
     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
     “Security Agreement” means each Security Agreement made by a Credit Party in favor of the Administrative Agent, in substantially the form of Exhibit F, as amended, modified, restated or supplemented from time to time.

     “Security Documents” means (i) each Security Agreement, (ii) each Account Control Agreement, (iii) each other security agreement executed and delivered pursuant to Section 6.15 and (iv) each other document, agreement, certificate and/or financing statement, executed, delivered, made or filed pursuant to the terms of the documents specified in foregoing clauses (i), (ii) and (iii).
     “Spot Rate” shall mean, with respect to any Foreign Currency, the rate quoted by Wachovia as the spot rate for the purchase by Wachovia of such Foreign Currency with Dollars through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made.
     “Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc., and its successors and assigns.
     “Stated Amount” means, with respect to any Letter of Credit at any time, the aggregate Dollar Amount available to be drawn thereunder at such time (regardless of whether any conditions for drawing could then be met).
     “Statutory Surplus” means the total amount shown as “surplus as regards policyholders” on line 35, column 1, page 3 of the Annual Statement of OARC.
     “Subsequent Borrowing” has the meaning given to such term in Section 2.19(d).
     “Subsidiary” means, with respect to any Person, any corporation or other Person of which more than 50% of the outstanding Equity Interest having ordinary voting power to elect a majority of the board of directors, board of managers or other governing body of such Person, is at the time, directly or indirectly, owned or controlled by such Person and one or more of its other Subsidiaries or a combination thereof (irrespective of whether, at the time, securities of any other class or classes of any such corporation or other Person shall or might have voting power by reason of the happening of any contingency). When used without reference to a parent entity, the term “Subsidiary” shall be deemed to refer to a Subsidiary of the Borrower.
     “Subsidiary Credit Party” means, collectively, OARC, Clearwater, Clearwater Select, Hudson, Hudson Specialty, and any other Person that joins this Agreement upon the terms and conditions set forth in Section 2.20, and “Subsidiary Credit Parties” means all of the foregoing.
     “Surplus Relief Reinsurance Agreement” means any agreement or other arrangement whereby any Insurance Subsidiary cedes business under a reinsurance agreement that would not be considered a transaction that indemnifies an insurer against loss or liability relating to insurance risk, as determined in accordance with Statement of Financial Accounting Standards No. 113 (“FAS 113”) issued by the Financial Accounting Standards Board.
     “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
     “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
     “Syndicated Letter of Credit Notice” has the meaning given to such term in Section 3.1(b).
     “Syndicated Letters of Credit” means Tranche 1 Letters of Credit and/or Tranche 2 Letters of Credit, as the case may be, issued under Section 3.1(a).
     “Syndicated Reimbursement Obligation” has the meaning given to such term in Section 3.1(f).
     “TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system (or any successor settlement system as determined by the Administrative Agent) is open for the settlement of payments in Euro.
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Total Capitalization” means, as of any date of determination, the sum of (i) Consolidated Net Worth as of such date and (ii) Consolidated Indebtedness as of such date.
     “Total Debt to Capitalization Ratio” means, as of any date of determination, the ratio of (a) Consolidated Indebtedness as of such date to (b) Total Capitalization as of such date; provided, however, for purposes of calculating the Total Debt to Capitalization Ratio, only the amount of any outstanding claim against any of the Guarantees set forth in items 1, 2 and 3 on Schedule 7.3 which has not been indemnified and paid by Fairfax within 10 days after such claim is made against any of such Guarantees shall be included in the calculation of Consolidated Indebtedness.

     “Total Commitments” means the Tranche 1 Commitments and Tranche 2 Commitments of all Lenders.
     “Total Voting Power” means, with respect to any Person, the total number of votes which may be cast in the election of directors of such Person at any meeting of stockholders of such Person if all securities entitled to vote in the election of directors of such Person (on a fully diluted basis, assuming the exercise, conversion or exchange of all rights, warrants, options and securities exercisable for, exchangeable for or convertible into, such voting securities) were present and voted at such meeting (other than votes that may be cast only upon the happening of a contingency).
     “Tranche 1 Commitment” means, with respect to any Tranche 1 Lender at any time, the commitment of such Tranche 1 Lender to make Loans, to issue and/or participate in Tranche 1 Letters of Credit in an aggregate principal Dollar Amount at any time outstanding up to the amount set forth opposite such Lender’s name on Schedule 1.1(a) under the caption “Tranche 1 Commitment”, or, if such Tranche 1 Lender has entered into one or more Assignment and Assumptions, the amount set forth for such Tranche 1 Lender at such time in the Register maintained by the Administrative Agent pursuant to Section 10.6(c) as such Tranche 1 Lender’s “Tranche 1 Commitment,” as such amount may be reduced, increased or terminated at or prior to such time pursuant to the terms hereof.
     “Tranche 1 Commitment Fee” has the meaning given to such term in Section 2.9(b).
     “Tranche 1 Credit Exposure” means, with respect to any Tranche 1 Lender at any time, the sum of (i) the aggregate principal Dollar Amount of all Loans made by such Tranche 1 Lender that are outstanding at such time and (ii) such Tranche 1 Lender’s Tranche 1 Letter of Credit Exposure at such time.
     “Tranche 1 Credit Extension” means each of the following: (i) a Borrowing of Loans and (ii) the Issuance of any Tranche 1 Letter of Credit.
     “Tranche 1 Lender” means any Lender having a Tranche 1 Commitment (or, after the Tranche 1 Commitments have terminated, any Lender holding outstanding Loans or Tranche 1 Letter of Credit Exposure).
     “Tranche 1 Letters of Credit” means each of the following: (i) any Syndicated Letter of Credit Issued by the Tranche 1 Lenders, (ii) any Participated Letter of Credit Issued by the Fronting Bank in which the Tranche 1 Lenders have a participation interest and (iii) those Existing Letters of Credit designated as Tranche 1 Letters of Credit on Schedule 3.3.
     “Tranche 1 Letter of Credit Exposure” means, at any time for each Tranche 1 Lender, such Tranche 1 Lender’s Tranche 1 Ratable Share of the sum of (i) the aggregate Stated Amount of all outstanding Tranche 1 Letters of Credit and (ii) the aggregate Dollar Amount of all outstanding Tranche 1 Reimbursement Obligations at such time.
     “Tranche 1 Maturity Date” means the fifth anniversary of the Effective Date.

     “Tranche 1 Obligations” means all Obligations owing to any Tranche 1 Lender or the Fronting Bank in respect of Loans and Tranche 1 Letters of Credit.
     “Tranche 1 Ratable Share” of any amount means, at any time for each Tranche 1 Lender, a percentage obtained by dividing such Tranche 1 Lender’s Tranche 1 Commitment at such time by the aggregate Tranche 1 Commitment then in effect, provided that, if the Tranche 1 Termination Date has occurred, the Tranche 1 Ratable Share of each Tranche 1 Lender shall be determined by dividing such Tranche 1 Lender’s Tranche 1 Commitment as in effect immediately prior thereto by the aggregate Tranche 1 Commitment in effect immediately prior to the Tranche 1 Termination Date (but also giving effect to any subsequent assignments).
     “Tranche 1 Reimbursement Obligations” means, collectively, Syndicated Reimbursement Obligations and Participated Reimbursement Obligations relating to Tranche 1 Letters of Credit.
     “Tranche 1 Termination Date” means the Tranche 1 Maturity Date or such earlier date of termination of the Tranche 1 Commitments pursuant to Section 2.5 or Section 8.2.
     “Tranche 1 Utilization Fee” has the meaning given to such term in Section 2.9(c).
     “Tranche 2 Commitment” means, with respect to any Tranche 2 Lender at any time, the commitment of such Tranche 2 Lender to Issue and/or participate in Tranche 2 Letters of Credit in an aggregate principal Dollar Amount at any time outstanding up to the amount set forth opposite such Lender’s name on Schedule 1.1(a) under the caption “Tranche 2 Commitment”, or, if such Tranche 2 Lender has entered into one or more Assignment and Assumption, the amount set forth for such Tranche 2 Lender at such time in the Register maintained by the Administrative Agent pursuant to Section 10.6(c) as such Tranche 2 Lender’s “Tranche 2 Commitment,” as such amount may be reduced, increased or terminated at or prior to such time pursuant to the terms hereof.
     “Tranche 2 Lender” means any Lender having a Tranche 2 Commitment (or, after the Tranche 2 Commitments have terminated, any Lender holding outstanding Tranche 2 Letter of Credit Exposure).
     “Tranche 2 Letters of Credit” means each of the following: (i) any Syndicated Letter of Credit Issued by the Tranche 2 Lenders, (ii) any Participated Letter of Credit Issued by the Fronting Bank in which the Tranche 2 Lenders have a participation interest and (iii) those Existing Letters of Credit designated as Tranche 2 Letters of Credit on Schedule 3.3.
     “Tranche 2 Letter of Credit Exposure” means, at any time for each Tranche 2 Lender, such Tranche 2 Lender’s Tranche 2 Ratable Share of the sum of (i) the aggregate Stated Amount of all outstanding Tranche 2 Letters of Credit and (ii) the aggregate Dollar Amount of all outstanding Tranche 2 Reimbursement Obligations.
     “Tranche 2 Maturity Date” means the fifth anniversary of the Effective Date.
     “Tranche 2 Obligations” means all Obligations owing to any Tranche 2 Lender or the Fronting Bank in respect of Tranche 2 Letters of Credit.

     “Tranche 2 Ratable Share” of any amount means, at any time for each Tranche 2 Lender, a percentage obtained by dividing such Tranche 2 Lender’s Tranche 2 Commitment at such time by the aggregate Tranche 2 Commitment then in effect, provided that, if the Tranche 2 Termination Date has occurred, the Tranche 2 Ratable Share of each Tranche 2 Lender shall be determined by dividing such Tranche 2 Lender’s Tranche 2 Commitment as in effect immediately prior thereto by the aggregate Tranche 2 Commitment in effect immediately prior to the Tranche 2 Termination Date (but also giving effect to any subsequent assignments).
     “Tranche 2 Reimbursement Obligations” means, collectively, Syndicated Reimbursement Obligations and Participated Reimbursement Obligations relating to Tranche 2 Letters of Credit.
     “Tranche 2 Termination Date” means the Tranche 2 Maturity Date or such earlier date of termination of the Tranche 2 Commitments pursuant to Section 2.5 or Section 8.2.
     “Type” means (i) with respect to Loans, whether such loans are Base Rate Loans or LIBOR Loans and (ii) with respect to a Letter of Credit, whether such Letters of Credit are secured or unsecured.
     “Unfunded Pension Liability” means, with respect to any Plan, the excess of its benefit liabilities under Section 4001(a)(16) of ERISA over the current value of its assets, determined in accordance with the applicable assumptions used for funding under Section 412 of the Code for the applicable plan year.
     “Unutilized Tranche 1 Commitment” means, at any time for each Tranche 1 Lender, such Lender’s Tranche 1 Commitment less the sum of (i) the outstanding principal amount of Loans made by such Tranche 1 Lender and (ii) such Tranche 1 Lender’s Tranche 1 Letter of Credit Exposure.
     “Unutilized Tranche 2 Commitment” means, at any time for each Tranche 2 Lender, such Lender’s Tranche 2 Commitment less such Tranche 2 Lender’s Tranche 2 Letter of Credit Exposure.
     “Wachovia” means Wachovia Bank, National Association, and its successors and assigns.
     “Wholly Owned” means, with respect to any Subsidiary of any Person, that 100% of the outstanding Equity Interest of such Subsidiary is owned, directly or indirectly, by such Person.
     Section 1.2 Accounting Terms; GAAP and SAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP or SAP, as the context requires, each as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Credit Parties request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or SAP, as the case may be, or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Credit Parties that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or SAP, as the case may be, or in the application thereof, then such provision shall be interpreted on the basis of GAAP or SAP, as the case may be, as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
     Section 1.3 Other Terms; Construction.
     (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements, restatements or modifications set forth herein or in any other Credit Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns permitted hereunder, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Credit Document, shall be construed to refer to such Credit Document in its entirety and not to any particular provision thereof, (iv) all references in a Credit Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Credit Document in which such references appear, (v) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     (b) All references herein to the Lenders, the Tranche 1 Lenders or the Tranche 2 Lenders or any of them shall be deemed to include the Fronting Bank unless specifically provided otherwise or unless the context otherwise requires and all references in Article III to the Lenders shall mean either the Tranche 1 Lenders or the Tranche 2 Lenders, as the case may be, (and in each case shall also include the Fronting Bank if the context includes Participated Letters of Credit) unless specifically provided otherwise or unless the context otherwise requires.
     Section 1.4 Exchange Rates; Currency Equivalents.
     (a) The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating the Dollar Amounts of Letters of Credit denominated in a Foreign Currency and other amounts outstanding under this Agreement denominated in a Foreign Currency. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except as otherwise provided herein, the applicable amount of any Currency for purposes of this Agreement and the other Credit Documents shall be such Dollar Amount as so determined by the Administrative Agent.
     (b) Wherever in this Agreement, in connection with any Letter of Credit denominated in a Foreign Currency, an amount, such as a required minimum Stated Amount, is expressed in

Dollars, such amount shall be the relevant Foreign Currency Equivalent of such Dollar Amount (rounded as nearly as practicable to the nearest number of whole units of such Foreign Currency), as determined by the Administrative Agent.
     (c) Determinations by the Administrative Agent pursuant to this Section shall be conclusive absent manifest error.
     Section 1.5 Redenomination of Certain Foreign Currencies and Computation of Dollar Amounts.
     (a) Each obligation of any Credit Party under this Agreement or any other Credit Document to which it is a party to make a payment denominated in Pounds Sterling shall be redenominated into Euros at the time Great Britain adopts the Euro as its lawful currency after the date hereof. If the basis of accrual of interest expressed in this Agreement in respect of Pounds Sterling shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which Great Britain adopts the Euro as its lawful currency.
     (b) This Agreement will, to the extent the Administrative Agent (acting reasonably after consultation with the Borrower) determines to be necessary, be amended to comply with any other generally accepted conventions and market practices in the London interbank market and otherwise to reflect the adoption of the Euro by Great Britain.
     (c) References herein to minimum Dollar Amounts and integral multiples stated in Dollars, where they shall also be applicable to Foreign Currency, shall be deemed to refer to approximate Foreign Currency Equivalents. Wherever in this Agreement an amount, such as a minimum or maximum limitation on Indebtedness permitted to be incurred or Investments permitted to be made hereunder, is expressed in Dollars, it shall be deemed to refer to the Dollar Amount thereof.
ARTICLE II
AMOUNT AND TERMS OF THE CREDIT
     Section 2.1 Commitments.
     (a) Upon and subject to the terms and conditions hereof, (i) each Tranche 1 Lender hereby severally agrees from time to time on any Business Day during the Availability Period to Issue Tranche 1 Letters of Credit as Syndicated Letters of Credit for the account of any Credit Party, (ii) the Fronting Bank hereby agrees from time to time on any Business Day during the Availability Period to Issue Tranche 1 Letters of Credit as Participated Letters of Credit for the account of any Credit Party and each Tranche 1 Lender hereby agrees to purchase participations in the obligations of the Fronting Bank under Tranche 1 Letters of Credit issued as Participated Letters of Credit, and (iii) each Tranche 1 Lender hereby agrees to make loans (each, a “Loan,” and collectively, the “Loans”) to the Borrower from time to time on any Business Day during the period from and including the Effective Date to but not including the Tranche 1 Termination Date; provided that no Tranche 1 Lender shall be obligated to make or participate in any Tranche

1 Credit Extension if, immediately after giving effect thereto, (x) the Tranche 1 Credit Exposure of any Tranche 1 Lender would exceed its Tranche 1 Commitment at such time, (y) the aggregate Tranche 1 Credit Exposure would exceed the aggregate Tranche 1 Commitment at such time, and (z) with respect to any Tranche 1 Letter of Credit issued for the account of any Subsidiary Credit Party, the sum of the aggregate Tranche 1 Letter of Credit Exposure attributable to such Subsidiary Credit Party exceeds its L/C Collateral Balance at such time. Within the foregoing limits, and subject to and on the terms and conditions hereof, the Borrower may borrow, repay and reborrow Loans, and the Credit Parties may obtain Tranche 1 Letters of Credit on a revolving basis to replace Tranche 1 Letters of Credit that have expired or that have been drawn upon and reimbursed.
     (b) Upon and subject to the terms and conditions hereof, (i) each Tranche 2 Lender hereby severally agrees from time to time on any Business Day during the Availability Period to Issue Tranche 2 Letters of Credit as Syndicated Letters of Credit for the account of any Credit Party, and (ii) the Fronting Bank hereby agrees from time to time on any Business Day during the Availability Period to Issue Tranche 2 Letters of Credit as Participated Letters of Credit for the account of any Credit Party and each Tranche 2 Lender hereby agrees to purchase participations in the obligations of the Fronting Bank under Tranche 2 Letters of Credit issued as Participated Letters of Credit, provided that no Tranche 2 Lender shall be obligated to Issue or participate in any Tranche 2 Letter of Credit if, immediately after giving effect thereto, (x) the Tranche 2 Letter of Credit Exposure of any Tranche 2 Lender would exceed its Tranche 2 Commitment at such time, (y) the aggregate Tranche 2 Letter of Credit Exposure would exceed the aggregate Tranche 2 Commitment at such time, or (z) the sum of the aggregate Tranche 2 Letter of Credit Exposure attributable to such Credit Party exceeds its L/C Collateral Balance at such time. Within the foregoing limits, and subject to and on the terms and conditions hereof, the Credit Parties may obtain Tranche 2 Letters of Credit on a revolving basis to replace Tranche 2 Letters of Credit that have expired or that have been drawn upon and reimbursed.
     Section 2.2 Borrowings.
     (a) The Loans shall, at the option of the Borrower and subject to the terms and conditions of this Agreement, be either Base Rate Loans or LIBOR Loans (each, a “Type” of Loan), provided that all Loans comprising the same Borrowing shall, unless otherwise specifically provided herein, be of the same Type.
     (b) In order to make a Borrowing (other than Borrowings involving continuations or conversions of outstanding Loans, which shall be made pursuant to Section 2.10), the Borrower will give the Administrative Agent written notice not later than 11:00 a.m., Charlotte time, three (3) Business Days prior to each Borrowing of LIBOR Loans and not later than 10:00 a.m., Charlotte time, on the same Business Day prior to each Borrowing of Base Rate Loans. Each such notice (each, a “Notice of Borrowing”) shall be irrevocable, shall be given in the form of Exhibit B-1 and shall specify (1) the aggregate principal amount and initial Type of the Loans to be made pursuant to such Borrowing, (2) in the case of a Borrowing of LIBOR Loans, the initial Interest Period to be applicable thereto, and (3) the requested Borrowing Date, which shall be a Business Day. Upon its receipt of a Notice of Borrowing, the Administrative Agent will promptly notify each Tranche 1 Lender of the proposed Borrowing. Notwithstanding anything to the contrary contained herein:

     (i) each Borrowing of Base Rate Loans shall be in a principal amount not less than $500,000 or, if greater, an integral multiple of $100,000 in excess thereof, and each Borrowing of LIBOR Loans shall be in a principal amount not less than $5,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof (or, in each case if less than the minimum amount, in the amount of the aggregate Unutilized Tranche 1 Commitments);
     (ii) if the Borrower shall have failed to designate the Type of Loans in a Notice of Borrowing, then the Loans shall be made as Base Rate Loans; and
     (iii) if the Borrower shall have failed to specify an Interest Period to be applicable to any Borrowing of LIBOR Loans, then the Borrower shall be deemed to have selected an Interest Period of one month.
     (c) Not later than 1:00 p.m., Charlotte time, on the requested Borrowing Date, each Tranche 1 Lender will make available to the Administrative Agent at the Payment Office an amount, in Dollars and in immediately available funds, equal to its Tranche 1 Ratable Share of such requested Borrowing as its Loan or Loans. As promptly as practicable, upon satisfaction of the applicable conditions set forth in Section 4.2 (and, if such Borrowing is the initial Credit Extension, Section 4.1), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent in accordance with Section 2.3(a).
     Section 2.3 Disbursements; Funding Reliance; Domicile of Loans.
     (a) The Borrower hereby authorizes the Administrative Agent to disburse the proceeds of each Borrowing it makes in accordance with the terms of any written instructions from any Authorized Officer of the Borrower; provided that the Administrative Agent shall not be obligated under any circumstances to forward amounts to any account not listed in an Account Designation Letter. The Borrower may at any time deliver to the Administrative Agent an Account Designation Letter listing any additional accounts or deleting any accounts listed in a previous Account Designation Letter.
     (b) Unless the Administrative Agent shall have received notice from a Tranche 1 Lender prior to the proposed date of any Borrowing that such Tranche 1 Lender will not make available its Tranche 1 Ratable Share of such Borrowing to the Administrative Agent, the Administrative Agent may assume that such Tranche 1 Lender has made such share available on such date in accordance with Section 2.2 and may (but shall not be so required to), in reliance thereon, make available to the Borrower a corresponding amount. In such event, if a Tranche 1 Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Tranche 1 Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Tranche 1 Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the Base Rate. If the Borrower and such Tranche 1 Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Tranche 1 Lender pays its Tranche 1 Ratable Share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Tranche 1 Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Tranche 1 Lender that shall have failed to make such payment to the Administrative Agent.
     (c) Each Tranche 1 Lender may, at its option, make and maintain any Loan at, to or for the account of any of its Lending Offices, provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan to or for the account of such Tranche 1 Lender in accordance with the terms of this Agreement.
     (d) The obligations of the Lenders hereunder to make Loans, to make L/C Disbursements in respect of Syndicated Letters of Credit, to fund participations in Participated Letters of Credit and to make payments pursuant to Section 10.1 are several and not joint. The failure of any Lender to make any such Loan, to make any such L/C Disbursement, to fund any such participation or to make any such payment on any date shall not relieve any other Lender of its corresponding obligation, if any, hereunder to do so on such date, but no Lender shall be responsible for the failure of any other Lender to so make its Loan, to make its L/C Disbursement, purchase its participation or to make any such payment required hereunder.
     Section 2.4 Evidence of Debt; Notes.
     (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the applicable Lending Office of such Lender resulting from the Credit Extensions made by such Lending Office of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lending Office of such Tranche 1 Lender from time to time under this Agreement.
     (b) The Administrative Agent shall maintain the Register pursuant to Section 10.6(c), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each such Loan, the Type of each such Loan and the Interest Period applicable thereto, (ii) the date and amount of each applicable L/C Disbursement made under a Letter of Credit, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Tranche 1 Lender hereunder in respect of each such Loan, (iv) the amount of any Reimbursement Obligation or interest due and payable or to become due and payable from any Credit Party to each Lender and (v) the amount of any sum received by the Administrative Agent hereunder from the applicable Credit Party and each Lender’s Ratable Share thereof.
     (c) The entries made in the Register and subaccounts maintained pursuant to Section 2.4(b) (and, if consistent with the entries of the Administrative Agent, the accounts maintained pursuant to Section 2.4(a)) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the applicable Credit Party therein recorded; provided, however, that the failure of any Tranche 1 Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower or Credit Party to repay (with applicable interest) the Obligations of the Borrower or Credit Party under this Agreement.
     (d) The Loans made by each Tranche 1 Lender shall, if requested by the applicable Tranche 1 Lender (which request shall be made to the Administrative Agent prior to the Effective Date), be evidenced by a Note appropriately completed in substantially the form of Exhibit A, executed by the Borrower and payable to the order of such Tranche 1 Lender. Each Note shall be entitled to all of the benefits of this Agreement and the other Credit Documents and shall be subject to the provisions hereof and thereof.
     Section 2.5 Termination and Reduction of Commitments.
     (a) The Tranche 1 Commitments shall be automatically and permanently terminated on the Tranche 1 Termination Date, and the Tranche 2 Commitments shall be automatically and permanently terminated on the Tranche 2 Termination Date.
     (b) At any time and from time to time after the date hereof, upon not less than three (3) Business Days’ prior written notice to the Administrative Agent, the Borrower may terminate in whole or reduce in part the aggregate Unutilized Tranche 1 Commitments; provided that any such partial reduction shall be in an aggregate amount of not less than $10,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof, and applied ratably among the Tranche 1 Lenders according to their respective Tranche 1 Commitments. The amount of any termination or reduction made under this Section 2.5(b) may not thereafter be reinstated.
     (c) At any time and from time to time after the date hereof, upon not less than three (3) Business Days’ prior written notice to the Administrative Agent, the Borrower may terminate in whole or reduce in part the aggregate Unutilized Tranche 2 Commitments; provided that any such partial reduction shall be in an aggregate amount of not less than $10,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof, and applied ratably among the Tranche 2 Lenders according to their respective Tranche 2 Commitments. The amount of any termination or reduction made under this Section 2.5(c) may not thereafter be reinstated.
     (d) All fees accrued in respect of the Unutilized Tranche 1 Commitments or the Unutilized Tranche 2 Commitments until the effective date of any termination thereof shall be paid on the effective date of such termination.
     Section 2.6 Mandatory Payments and Prepayments.
     (a) Except to the extent due or paid sooner pursuant to the provisions hereof, each Borrower shall repay to the Lenders on the Tranche 1 Maturity Date the aggregate outstanding principal amount of Loans made to the Borrower.
     (b) Subject to the provisions of Section 3.8(a), in the event that, at any time, the aggregate Tranche 1 Credit Exposure shall exceed the aggregate Tranche 1 Commitments at such time (after giving effect to any concurrent termination or reduction thereof), the Borrower will immediately prepay the outstanding principal amount of Loans made to it in the amount of such excess; provided that, to the extent such excess amount is greater than the aggregate principal amount of Loans outstanding immediately prior to the application of such prepayment, each

Credit Party shall immediately pay or deliver to the Administrative Agent an amount of cash or Cash Equivalents in an aggregate amount equal to its pro rata portion of the amount of such excess amount, which shall be retained by the Administrative Agent and held in the respective Credit Party’s Cash Collateral Account as cover for the aggregate Tranche 1 Letter of Credit Exposure, as more particularly described in Section 3.8.
     (c) Subject to the provisions of Section 3.8(b), in the event that, at any time, the aggregate Tranche 2 Letter of Credit Exposure shall exceed the aggregate Tranche 2 Commitments at such time (after giving effect to any concurrent termination or reduction thereof), each Credit Party shall within one Business Day pay or deliver to the Administrative Agent an amount of cash or Cash Equivalents in an aggregate amount equal to its pro rata portion of the amount of such excess, with any such cash or Cash Equivalents retained by the Administrative Agent and held in such Credit Party’s Cash Collateral Account as cover for the aggregate Tranche 2 Letter of Credit Exposure of such Credit Party, as more particularly described in Section 3.8.
     Section 2.7 Voluntary Prepayments.
     (a) At any time and from time to time, the Borrower may prepay the Loans, in whole or in part, together with accrued interest to the date of prepayment, without premium or penalty (except as provided in clause (iii) below), upon written notice given to the Administrative Agent not later than 11:00 a.m., Charlotte time, three (3) Business Days prior to each intended prepayment of LIBOR Loans and one (1) Business Day prior to each intended prepayment of Base Rate Loans; provided that (i) each partial prepayment shall be in a principal amount of $1,000,000 or an integral multiple of $500,000 in excess thereof, (ii) no partial prepayment of LIBOR Loans made pursuant to any single Borrowing shall reduce the aggregate outstanding principal amount of the remaining LIBOR Loans under such Borrowing to less than $5,000,000 or to any greater amount not an integral multiple of $1,000,000 in excess thereof, and (iii) unless made together with all amounts required under Section 2.17 to be paid as a consequence of such prepayment, a prepayment of a LIBOR Loan may be made only on the last day of the Interest Period applicable thereto. Each such notice shall specify the proposed date of such prepayment and the aggregate principal amount and Type of the Loans to be prepaid (and, in the case of LIBOR Loans, the Interest Period of the Borrowing pursuant to which made), and shall be irrevocable and shall bind the Borrower to make such prepayment on the terms specified therein. Loans prepaid pursuant to this Section 2.7(a) may be reborrowed, subject to the terms and conditions of this Agreement.
     (b) Each prepayment of the Loans made pursuant to this Section 2.7 shall be applied among the Tranche 1 Lenders in accordance with their respective Tranche 1 Ratable Share.
     Section 2.8 Interest.
     (a) Subject to the provisions of Section 2.8(b), each Loan shall bear interest on the outstanding principal amount thereof, from the date of Borrowing thereof until such principal amount shall be paid in full, (i) at the Base Rate, as in effect from time to time during such periods as such Loan is a Base Rate Loan, and (ii) at the Adjusted LIBOR Rate, as in effect from time to time during such periods as such Loan is a LIBOR Loan.

     (b) Upon the occurrence and during the continuance of Default and/or Event of Default under Section 8.1, and (at the election of the Required Lenders) upon the occurrence and during the continuance of any other Event of Default, all outstanding principal amounts of the Loans, all Reimbursement Obligations (to the extent not already bearing an additional 2% per annum pursuant to Section 3.6) and, to the greatest extent permitted by law, all interest accrued on the Loans and all other accrued and outstanding fees and other amounts hereunder, shall bear interest at a rate per annum equal to the interest rate applicable from time to time thereafter to such Loans (whether the Base Rate or the Adjusted LIBOR Rate) plus 2% (or, in the case of interest, fees and other amounts for which no rate is provided hereunder, at the Base Rate plus 2%), and, in each case, such default interest shall be payable on demand. To the greatest extent permitted by law, interest shall continue to accrue after the filing by or against any Credit Party of any petition seeking any relief under any Debtor Relief Law.
     (c) Accrued (and theretofore unpaid) interest shall be payable as follows:
     (i) in respect of each Base Rate Loan (including any Base Rate Loan or portion thereof paid or prepaid pursuant to the provisions of Section 2.6 or Section 2.7, except as provided hereinbelow), in arrears on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Effective Date; provided, that in the event the Loans are repaid or prepaid in full and the Tranche 1 Commitments have been terminated, then accrued interest in respect of all Base Rate Loans shall be payable together with such repayment or prepayment on the date thereof;
     (ii) in respect of each LIBOR Loan (including any LIBOR Loan or portion thereof paid or prepaid pursuant to the provisions of Section 2.6 or Section 2.7, except as provided hereinbelow), in arrears (y) on the last Business Day of the Interest Period applicable thereto (subject to the provisions of clause (iv) in the definition of “Interest Period”) and (z) in addition, in the case of an Interest Period of six months or longer, on the date occurring three months after the first day of such Interest Period; provided, that in the event all LIBOR Loans made pursuant to a single Borrowing are repaid or prepaid in full, then accrued interest in respect of such LIBOR Loans shall be payable together with such repayment or prepayment on the date thereof; and
     (iii) in respect of any Loan, at maturity (whether pursuant to acceleration or otherwise) and, after maturity, on demand.
     (d) Nothing contained in this Agreement or in any other Credit Document shall be deemed to establish or require the payment of interest to any Lender at a rate in excess of the maximum rate permitted by applicable law. If the amount of interest payable for the account of any Lender on any interest payment date would exceed the maximum amount permitted by applicable law to be charged by such Lender, the amount of interest payable for its account on such interest payment date shall be automatically reduced to such maximum permissible amount. In the event of any such reduction affecting any Lender, if from time to time thereafter the amount of interest payable for the account of such Lender on any interest payment date would be less than the maximum amount permitted by applicable law to be charged by such Lender, then the amount of interest payable for its account on such subsequent interest payment date shall be automatically increased to such maximum permissible amount; provided that at no time shall the aggregate amount by which interest paid for the account of any Lender has been increased pursuant to this sentence exceed the aggregate amount by which interest paid for its account has theretofore been reduced pursuant to the previous sentence.
     (e) The Administrative Agent shall promptly notify the Borrower and the Tranche 1 Lenders upon determining the interest rate for each Borrowing of LIBOR Loans after its receipt of the relevant Notice of Borrowing or Notice of Conversion/Continuation, and upon each change in the Base Rate; provided, however, that the failure of the Administrative Agent to provide the Borrower or the Tranche 1 Lenders with any such notice shall neither affect any obligations of the Borrower or the Tranche 1 Lenders hereunder nor result in any liability on the part of the Administrative Agent to the Borrower or any Tranche 1 Lender. Each such determination (including each determination of the Reserve Requirement) shall, absent manifest error, be conclusive and binding on all parties hereto.
     Section 2.9  Fees. The Borrower agrees to pay, on behalf of itself and the other Credit Parties,
     (a) To the Arrangers, the Fronting Bank and Wachovia, for their own respective accounts, fees in the amounts and at the times specified in the Fee Letter;
     (b) To the Administrative Agent, for the account of each Tranche 1 Lender, a commitment fee (the “Tranche 1 Commitment Fee”) for each calendar quarter (or portion thereof) at a per annum rate equal to the Applicable Rate in effect for such fee from time to time during such quarter on such Tranche 1 Lender’s Tranche 1 Ratable Share of the average daily aggregate Unutilized Tranche 1 Commitments, payable in arrears (i) on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Effective Date through the Tranche 1 Termination Date, and (ii) on the Tranche 1 Termination Date. If there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect;
     (c) To the Administrative Agent, for the account of each Tranche 1 Lender, a utilization fee (the “Tranche 1 Utilization Fee”) payable for each day the aggregate outstanding principal amount of Loans made by Tranche 1 Lenders is greater than 50% of the aggregate Tranche 1 Commitments then in effect (or, if terminated, in effect immediately prior to such termination), including at any time during which one or more of the conditions in Section 4.2 is not met. The Tranche 1 Utilization Fee shall be computed at a per annum rate equal to the Applicable Rate in effect for such fee from time to time on such Tranche 1 Lender’s Tranche 1 Ratable Share of the average daily aggregate outstanding principal amount of the Loans made by such Tranche 1 Lender. The Tranche 1 Utilization Fee shall be due and payable quarterly in arrears (i) on the last Business Day of each calendar quarter, commencing with the first such date to occur after the Effective Date through the Final Expiry Date and (ii) on the Final Expiry Date. If there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect;

     (d) To the Administrative Agent, for the account of each Tranche 1 Lender, a letter of credit fee (the “Tranche 1 Letter of Credit Fee”) for each calendar quarter (or portion thereof) in respect of all unsecured Tranche 1 Letters of Credit issued for the account of the Borrower outstanding during such quarter, at a per annum rate equal to the Applicable Rate in effect for such fee from time to time during such quarter, on such Tranche 1 Lender’s Tranche 1 Ratable Share of the average daily aggregate Stated Amount of such Tranche 1 Letters of Credit. The Tranche 1 Letter of Credit Fee shall be due and payable quarterly in arrears (i) on the last Business Day of each calendar quarter, commencing with the first such date to occur after the Effective Date through the Final Maturity Date and (ii) on the Final Maturity Date. If there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect;
     (e) To the Administrative Agent, for the account of each Tranche 2 Lender, a commitment fee (the “Tranche 2 Commitment Fee”) for each calendar quarter (or portion thereof) at a per annum rate of 0.08% on such Lender’s Tranche 2 Ratable Share of the average daily aggregate Unutilized Tranche 2 Commitments, payable in arrears (i) on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Effective Date through the Tranche 2 Termination Date, and (ii) on the Tranche 2 Termination Date;
     (f) To the Administrative Agent, for the account of each Tranche 2 Lender, a letter of credit fee (the “Tranche 2 Letter of Credit Fee”) for each calendar quarter (or portion thereof) in respect of all Tranche 2 Letters of Credit outstanding during such quarter (and all secured Tranche 1 Letters of Credit), at a per annum rate equal to 0.25% on such Tranche 2 Lender’s Tranche 2 Ratable Share of the average daily aggregate Stated Amount of such Tranche 2 Letters of Credit. The Tranche 2 Letter of Credit Fee shall be due and payable quarterly in arrears (i) on the last Business Day of each calendar quarter, commencing with the first such date to occur after the Effective Date through the Final Maturity Date and (ii) on the Final Maturity Date; and
     (g) To the Administrative Agent and the Fronting Bank, each for its own account, with respect to the Issuance of each Letter of Credit hereunder, such reasonable fees and expenses as the Administrative Agent or Fronting Bank, as the case may be, customarily requires in connection with the issuance, amendment, transfer, negotiation, processing and/or administration of letters of credit.
     Section 2.10 Conversions and Continuations.
     (a) The Borrower may elect (i) to convert all or a portion of the outstanding principal amount of any of its Base Rate Loans into LIBOR Loans, or to convert any of its LIBOR Loans the Interest Periods for which end on the same day into Base Rate Loans, or (ii) upon the expiration of any Interest Period, to continue all or a portion of the outstanding principal amount of any of its LIBOR Loans the Interest Periods for which end on the same day for an additional Interest Period, provided that (x) any such conversion of LIBOR Loans into Base Rate Loans shall be in a principal amount not less than $5,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof; any such conversion of Base Rate Loans of the same Borrowing into, or continuation of LIBOR Loans shall be in a principal amount not less than $5,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof; and no partial conversion of

LIBOR Loans of the same Borrowing shall reduce the outstanding principal amount of such LIBOR Loans to less than $5,000,000 or to any greater amount not an integral multiple of $1,000,000 in excess thereof, (y) except as otherwise provided in Section 2.15(f), LIBOR Loans may be converted into Base Rate Loans only on the last day of the Interest Period applicable thereto (and, in any event, if a LIBOR Loan is converted into a Base Rate Loan on any day other than the last day of the Interest Period applicable thereto, the Borrower will pay, upon such conversion, all amounts required under Section 2.17 to be paid as a consequence thereof) and (z) no conversion of Base Rate Loans into LIBOR Loans or continuation of LIBOR Loans shall be permitted during the continuance of a Default or Event of Default.
     (b) The Borrower must give the Administrative Agent written notice not later than 11:00 a.m., Charlotte time, three (3) Business Days prior to the intended effective date of any conversion of Base Rate Loans into, or continuation of, LIBOR Loans and one (1) Business Day prior to the intended effective date of any conversion of LIBOR Loans into Base Rate Loans. Each such notice (each, a “Notice of Conversion/Continuation”) shall be irrevocable, shall be given in the form of Exhibit B-2 and shall specify (x) the date of such conversion or continuation (which shall be a Business Day), (y) in the case of a conversion into, or a continuation of, LIBOR Loans, the Interest Period to be applicable thereto, and (z) the aggregate amount and Type of the Loans being converted or continued. Upon the receipt of a Notice of Conversion/Continuation, the Administrative Agent will promptly notify each Tranche 1 Lender of the proposed conversion or continuation. In the event that the Borrower shall fail to deliver a Notice of Conversion/Continuation as provided herein with respect to any of its outstanding LIBOR Loans, such LIBOR Loans shall automatically be converted to Base Rate Loans upon the expiration of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof). In the event that the Borrower shall have failed to specify an Interest Period to be applicable to any conversion into, or continuation of, its LIBOR Loans, then the Borrower shall be deemed to have selected an Interest Period of one month.
     Section 2.11 Method of Payments; Computations; Apportionment of Payments.
     (a) All payments by the Credit Parties hereunder (whether of principal, interest, fees or Reimbursement Obligations, or under Section 2.15, Section 2.16 or Section 2.17, or otherwise) shall be made without setoff, counterclaim or other defense, in Dollars and in immediately available funds to the Administrative Agent, for the account of the Lenders entitled to such payment (except as otherwise expressly provided herein as to payments required to be made directly to the Fronting Bank, the Administrative Agent or the Lenders) at the Payment Office, prior to 12:00 noon, Charlotte time, on the date payment is due. Any payment made as required hereinabove, but after 12:00 noon, Charlotte time, shall be deemed to have been made on the next succeeding Business Day. If any payment falls due on a day that is not a Business Day, then such due date shall be extended to the next succeeding Business Day (except that in the case of LIBOR Loans to which the provisions of clause (iv) in the definition of “Interest Period” are applicable, such due date shall be the next preceding Business Day), and such extension of time shall then be included in the computation of payment of interest, fees or other applicable amounts.
     (b) The Administrative Agent will distribute to the Lenders like amounts relating to payments made to the Administrative Agent for the account of the Lenders as follows: (i) if the payment is received by 12:00 noon, Charlotte time, in immediately available funds, the Administrative Agent will make available to each relevant Lender on the same date, by wire transfer of immediately available funds, such Lender’s ratable share of such payment (based on the percentage that the amount of the relevant payment owing to such Lender bears to the total amount of such payment owing to all of the relevant Lenders), and (ii) if such payment is received after 12:00 noon, Charlotte time, or in other than immediately available funds, the Administrative Agent will make available to each such Lender its ratable share of such payment by wire transfer of immediately available funds on the next succeeding Business Day (or in the case of uncollected funds, as soon as practicable after collected). If the Administrative Agent shall not have made a required distribution to the relevant Lenders as required hereinabove after receiving a payment for the account of such Lenders, the Administrative Agent will pay to each such Lender, on demand, its ratable share of such payment with interest thereon at the Federal Funds Rate for each day from the date such amount was required to be disbursed by the Administrative Agent until the date repaid to such Lender. The Administrative Agent will distribute to the Fronting Bank like amounts relating to payments made to the Administrative Agent for the account of the Fronting Bank in the same manner, and subject to the same terms and conditions, as set forth hereinabove with respect to distributions of amounts to the Lenders.
     (c) Unless the Administrative Agent shall have received notice from the applicable Credit Party prior to the date on which any payment is due to the Administrative Agent for the account of the relevant Lenders or the Fronting Bank hereunder that such Credit Party will not make such payment, the Administrative Agent may assume that such Credit Party has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the relevant Lenders or the Fronting Bank, as the case may be, the amount due. In such event, if such Credit Party has not in fact made such payment, then each of the relevant Lenders or the Fronting Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Fronting Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     (d) All computations of interest and fees hereunder (including computations of the Reserve Requirement) shall be made on the basis of a year consisting of (i) in the case of interest on Base Rate Loans, 365/366 days, as the case may be, or (ii) in all other instances, 360 days; and in each case under (i) and (ii) above, with regard to the actual number of days (including the first day, but excluding the last day) elapsed.
     (e) Notwithstanding any other provision of this Agreement or any other Credit Document to the contrary (other than the Security Documents), all amounts collected or received by the Administrative Agent or any Lender after acceleration of the Loans pursuant to Section 8.2 (other than any sale of, collection from or other realization upon all or any part of the Collateral which shall be governed by the Security Agreement) pursuant to the exercise by the Administrative Agent of its remedies shall be applied by the Administrative Agent as follows:
     (i) first, to the payment of all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ and consultants’ fees irrespective of whether such fees are allowed as a claim after the occurrence of a Bankruptcy Event) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents;
     (ii) second, to the payment of any fees owed to the Administrative Agent hereunder or under any other Credit Document;
     (iii) third, to the payment of all reasonable and documented out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ and consultants’ fees irrespective of whether such fees are allowed as a claim after the occurrence of a Bankruptcy Event) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Obligations owing to such Lender;
     (iv) fourth, to the payment of all of the Obligations consisting of accrued fees and interest (including, without limitation, fees incurred and interest accruing at the then applicable rate after the occurrence of a Bankruptcy Event irrespective of whether a claim for such fees incurred and interest accruing is allowed in such proceeding);
     (v) fifth, to the payment of the outstanding principal amount of the Obligations (including the payment of any outstanding Reimbursement Obligations and the obligation to cash collateralize Letter of Credit Exposure);
     (vi) sixth, to the payment of all other Obligations and other obligations that shall have become due and payable under the Credit Documents or otherwise and not repaid; and
     (vii) seventh, to the payment of the surplus (if any) to whomever may be lawfully entitled to receive such surplus.
In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category, (y) all amounts shall be apportioned ratably among the Lenders in proportion to the amounts of such principal, interest, fees or other Obligations owed to them respectively pursuant to clauses (iii) through (vii) above, and (z) to the extent that any amounts available for distribution pursuant to clause (v) above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Administrative Agent to cash collateralize Letter of Credit Exposure pursuant to Section 3.8.
     Section 2.12 Recovery of Payments.
     (a) The Credit Parties agree that to the extent any Credit Party makes a payment or payments to or for the account of the Administrative Agent, any Lender or the Fronting Bank, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy, insolvency or similar state, federal or foreign law, common law or equitable cause (whether as a result of any demand, settlement, litigation or otherwise), then, to the extent of such payment or repayment, the Obligation intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been received.

     (b) If any amounts distributed by the Administrative Agent to any Lender or the Fronting Bank are subsequently returned or repaid by the Administrative Agent to the applicable Credit Party, its representative or successor in interest, or any other Person, whether by court order, by settlement approved by such Lender or the Fronting Bank, or pursuant to applicable Requirements of Law, such Lender or the Fronting Bank will, promptly upon receipt of notice thereof from the Administrative Agent, pay the Administrative Agent such amount. If any such amounts are recovered by the Administrative Agent from such Credit Party, its representative or successor in interest or such other Person, the Administrative Agent will redistribute such amounts to the Lenders or the Fronting Bank on the same basis as such amounts were originally distributed.
     Section 2.13 Use of Proceeds. The proceeds of the Loans shall be used for general corporate purposes of the Borrower and its Subsidiaries.
     Section 2.14 Pro Rata Treatment.
     (a) All fundings, continuations and conversions of Loans shall be made by the Tranche 1 Lenders pro rata on the basis of their respective Tranche 1 Ratable Share or on the basis of their respective outstanding Loans (in the case of continuations and conversions of Loans pursuant to Section 2.10), as the case may be from time to time.
     (b) All payments from or on behalf of each Credit Party on account of any Obligations of such Credit Party shall be apportioned ratably among the Lenders based upon their respective share, if any, of the Obligations with respect to which such payment was received.
     (c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other Obligations owing them, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section shall not be construed to apply to (x) any payment made by any Credit Party pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Reimbursement Obligations to any assignee or participant, other than to any Credit Party or any Subsidiary thereof (as to which the provisions of this Section 2.14(c) shall apply). Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation. If under any applicable bankruptcy, insolvency or similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 2.14(c) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 2.14(c) to share in the benefits of any recovery on such secured claim.
     Section 2.15 Increased Costs; Change in Circumstances; Illegality.
     (a) If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except the Reserve Requirement reflected in the LIBOR Rate) or the Fronting Bank;
     (ii) subject any Lender or the Fronting Bank to any Taxes of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Loan made by it, or change the basis of taxation of payments to such Lender or the Fronting Bank in respect thereof (except for Indemnified Taxes covered by Section 2.16 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Fronting Bank); or
     (iii) impose on any Lender or the Fronting Bank or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Loans made by such Lender or any Letter of Credit or participation therein (except for Indemnified Taxes covered by Section 2.16 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Fronting Bank);
     and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Fronting Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Fronting Bank hereunder (whether of principal, interest or any other amount), then, upon request of such Lender or the Fronting Bank, the applicable Credit Party will pay to such Lender or the Fronting Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Fronting Bank, as the case may be, for such additional costs incurred or reduction suffered.
     (b) If any Lender or the Fronting Bank reasonably determines that any Change in Law affecting such Lender or the Fronting Bank or any Lending Office of such Lender or such Lender’s or the Fronting Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Fronting Bank’s capital or on the capital of such Lender’s or the Fronting Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the

Lenders or the Fronting Bank, to a level below that which such Lender or such Fronting Bank or such Lender’s or the Fronting Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Fronting Bank’s policies and the policies of such Lender’s or the Fronting Bank’s holding company with respect to capital adequacy), then from time to time the applicable Credit Party will pay to such Lender or the Fronting Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Fronting Bank or such Lender’s or the Fronting Bank’s holding company for any such reduction suffered.
     (c) A certificate of a Lender or the Fronting Bank setting forth the amount or amounts necessary to compensate such Lender or the Fronting Bank or its holding company, as the case may be, as specified in Section 2.15(a) or Section 2.15(b), and the calculation of such amount or amounts in reasonable detail (along with supporting documentation), and delivered to the applicable Credit Party shall be conclusive absent manifest error. The applicable Credit Party shall pay such Lender or the Fronting Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
     (d) Failure or delay on the part of any Lender or the Fronting Bank to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the Fronting Bank’s right to demand such compensation, provided that no Credit Party shall be required to compensate a Lender or the Fronting Bank pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the Fronting Bank, as the case may be, notifies any such Credit Party of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Fronting Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).
     (e) If, on or prior to the first day of any Interest Period, (y) the Administrative Agent shall have determined that adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate for such Interest Period or (z) the Administrative Agent shall have received written notice from the Required Lenders of their determination that the rate of interest referred to in the definition of “LIBOR Rate” upon the basis of which the Adjusted LIBOR Rate for LIBOR Loans for such Interest Period is to be determined will not adequately and fairly reflect the cost to such Lenders of making or maintaining LIBOR Loans during such Interest Period, the Administrative Agent will forthwith so notify the Borrower and the Lenders. Upon such notice, (i) all then outstanding LIBOR Loans shall automatically, on the expiration date of the respective Interest Periods applicable thereto (unless then repaid in full), be converted into Base Rate Loans, (ii) the obligation of the Lenders to make, to convert Base Rate Loans into, or to continue, LIBOR Loans shall be suspended (including pursuant to the Borrowing to which such Interest Period applies), and (iii) any Notice of Borrowing or Notice of Conversion/Continuation given at any time thereafter with respect to LIBOR Loans shall be deemed to be a request for Base Rate Loans, in each case until the Administrative Agent or the Required Lenders, as the case may be, shall have determined that the circumstances giving rise to such suspension no longer exist (and the Required Lenders, if making such determination, shall have so notified the Administrative Agent), and the Administrative Agent shall have so notified the Borrower and the Lenders.
     (f) Notwithstanding any other provision in this Agreement, if, at any time after the date hereof and from time to time, any Lender shall have determined in good faith that the introduction of or any Change in Law, has or would have the effect of making it unlawful for such Lender to make or to continue to make or maintain LIBOR Loans, such Lender will forthwith so notify the Administrative Agent and the Borrower. Upon such notice, (i) each of such Lender’s then outstanding LIBOR Loans shall automatically, on the expiration date of the respective Interest Period applicable thereto (or, to the extent any such LIBOR Loan may not lawfully be maintained as a LIBOR Loan until such expiration date, upon such notice) and to the extent not sooner prepaid, be converted into a Base Rate Loan, (ii) the obligation of such Lender to make, to convert Base Rate Loans into, or to continue, LIBOR Loans shall be suspended (including pursuant to any Borrowing for which the Administrative Agent has received a Notice of Borrowing but for which the Borrowing Date has not arrived), and (iii) any Notice of Borrowing or Notice of Conversion/Continuation given at any time thereafter with respect to LIBOR Loans shall, as to such Lender, be deemed to be a request for a Base Rate Loan, in each case until such Lender shall have determined that the circumstances giving rise to such suspension no longer exist and shall have so notified the Administrative Agent, and the Administrative Agent shall have so notified the Borrower.
     (g) Notwithstanding any other provision in this Agreement, if, at any time after the date hereof and from time to time, the Fronting Bank or any Lender reasonably determines that the introduction of any Requirement of Law, or any Change in Law has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for the Fronting Bank or any Lender or its applicable Lending Office to issue or participate in any Credit Extensions, then, on notice thereof by the Fronting Bank or such Lender to the Borrower through the Administrative Agent, the obligation of all Lenders to make or participate in Credit Extensions shall be suspended until the Fronting Bank or such Lender shall have determined that the circumstances giving rise to such suspension no longer exist and shall have so notified the Administrative Agent, and the Administrative Agent shall have so notified the Borrower.
     Section 2.16 Taxes.
     (a) Any and all payments by or on account of any obligation of any Credit Party hereunder or under any other Credit Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes, provided that if any Credit Party shall be required by applicable law to deduct or withhold, or the Administrative Agent, the Fronting Bank or any Lender shall be required to remit, any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions, withholdings or remittances (including deductions, withholdings and remittances applicable to additional sums payable under this Section 2.16) the Administrative Agent, Lender or Fronting Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions, withholdings or remittances been made, (ii) the applicable Credit Party shall make such deductions or withholdings and (iii) the applicable Credit Party shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

     (b) Without limiting the provisions of Section 2.16(a), each Credit Party shall timely pay, severally and not jointly, any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
     (c) Each Credit Party shall indemnify, severally and not jointly, the Administrative Agent, each Lender and the Fronting Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes with respect to payments by such Credit Party under this Agreement or any other Credit Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the Fronting Bank, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the applicable Credit Party by a Lender or the Fronting Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Fronting Bank, shall be conclusive absent manifest error.
     (d) As soon as practicable after any payment of Indemnified Taxes by any Credit Party to a Governmental Authority, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (e) Any Lender or the Fronting Bank that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Credit Party is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Credit Document shall at the written request of any such Credit Party deliver to the applicable Credit Party (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by such Credit Party or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender or the Fronting Bank, if requested by any Credit Party or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Credit Party or the Administrative Agent as will enable such Credit Party or the Administrative Agent to determine whether or not such Lender or the Fronting Bank is subject to backup withholding or information reporting requirements.
     Without limiting the generality of the foregoing, in the event that any Credit Party is resident for tax purposes in the United States, any Foreign Lender shall deliver to such Credit Party and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of any Credit Party or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
     (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

     (ii) duly completed copies of Internal Revenue Service Form W-8ECI,
     (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Credit Party within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or
     (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit any Credit Party to determine the withholding or deduction required to be made.
     (f) If the Administrative Agent, any Lender or the Fronting Bank determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by any Credit Party or with respect to which any Credit Party has paid additional amounts pursuant to this Section 2.16, it shall pay to such Credit Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Credit Party under this Section 2.16 with respect to the Taxes giving rise to such refund or recovery), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Fronting Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Credit Party, upon the request of the Administrative Agent, such Lender or the Fronting Bank, agrees to repay the amount paid over to such Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Fronting Bank in the event the Administrative Agent, such Lender or the Fronting Bank is required to repay such refund to such Governmental Authority. This Section 2.16(f) shall not be construed to require the Administrative Agent, any Lender or the Fronting Bank to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to any Credit Party or any other Person.
     Section 2.17 Compensation. The Borrower will compensate each Tranche 1 Lender upon demand for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by any Tranche 1 Lender to fund or maintain the Borrower’s LIBOR Loans but excluding the Applicable Margin relating thereto) that such Tranche 1 Lender may incur or sustain (i) if for any reason (other than a default by such Tranche 1 Lender) a Borrowing or continuation of, or conversion into, a LIBOR Loan of the Borrower does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation, (ii) if any repayment, prepayment or conversion of any LIBOR Loan of the Borrower occurs on a date other than the last day of an Interest Period applicable thereto (including as a consequence of any assignment made pursuant to Section 2.18(a) or Section 2.19 or any acceleration of the maturity of the Loans pursuant to Section 8.2), (iii) if any prepayment of any LIBOR Loan of the Borrower is not made on any date specified in a notice of prepayment given by the Borrower or

(iv) as a consequence of any other failure by the Borrower to make any payments with respect to any LIBOR Loan of the Borrower when due hereunder. Calculation of all amounts payable to a Tranche 1 Lender under this Section 2.17 shall be made as though such Tranche 1 Lender had actually funded its relevant LIBOR Loan through the purchase of a Eurodollar deposit bearing interest at the LIBOR Rate in an amount equal to the amount of such LIBOR Loan, having a maturity comparable to the relevant Interest Period; provided, however, that each Tranche 1 Lender may fund its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 2.17. The Borrower shall also pay any customary administrative fees charged by such Tranche 1 Lender in connection with the foregoing. A certificate (which shall be in reasonable detail) showing the bases for the determinations set forth in this Section 2.17 by any Tranche 1 Lender as to any additional amounts payable pursuant to this Section 2.17 shall be submitted by such Tranche 1 Lender to the Borrower either directly or through the Administrative Agent. Determinations set forth in any such certificate made in good faith for purposes of this Section 2.17 of any such losses, expenses or liabilities shall be conclusive absent manifest error.
     Section 2.18 Replacement Lenders.
     (a) The Borrower may, at any time at its sole expense and effort, require any Lender (i) that has requested compensation from any Credit Party under Section 2.15(a) or Section 2.15(b) or payments from any Credit Party under Section 2.16, (ii) the obligation of which to make or maintain LIBOR Loans has been suspended under Section 2.15(f), (iii) that is a Defaulting Lender or (iv) which had NAIC approval on the date it became a party to this Agreement and ceases to maintain such approval or otherwise shall lose such approval, in any case upon notice to such Lender and the Administrative Agent, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.6), all of its interests, rights and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that:
     (i) the Administrative Agent shall have received the assignment fee specified in Section 10.6(b)(iv);
     (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, L/C Disbursements and any L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.17) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or any Credit Party (in the case of all other amounts);
     (iii) no assignment pursuant to this Section 2.18 shall be effective until all of the then outstanding Syndicated Letters of Credit are returned by each respective beneficiary to the Administrative Agent and either cancelled and/or exchanged for new or amended Syndicated Letters of Credit which give effect to such assignment (it being understood that to the extent the respective beneficiaries do not consent to such assignment, such assignment cannot occur);

     (iv) in the case of any such assignment resulting from a request for compensation under Section 2.15(a) or Section 2.15(b) or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments thereafter; and
     (v) such assignment does not conflict with applicable Requirements of Law.
     A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
     (b) If any Lender requests compensation under Section 2.15(a) or Section 2.15(b), or any Credit Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender gives a notice pursuant to Section 2.15(f), then such Lender shall use reasonable efforts to avoid any such costs, reductions or Indemnified Taxes in respect of which amounts are claimed, including the filing of any certificate or document reasonably requested by a Credit Party or the designation of a different Lending Office for funding or booking its Loans or L/C Disbursements hereunder or the assignment of its rights and obligations hereunder to another of its offices, branches or affiliates, if such filing, designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15(a), Section 2.15(b) or Section 2.16, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 2.15(f), as applicable, and (ii) in each case, in the good faith judgment of such Lender, (A) would not subject such Lender to any unreimbursed cost or expense, (B) would not be inconsistent with any legal or regulatory restriction or preexisting internal policy applicable to such Lender and (C) would not otherwise be disadvantageous to such Lender. The Borrower, on behalf of the applicable Credit Party, hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
     Section 2.19 Increase in Commitments.
     (a) The Borrower shall have the right, at any time and from time to time after the Effective Date by written notice to and in consultation with the Administrative Agent, to request an increase in the Total Commitments (each such requested increase, a “Commitment Increase”), by having one or more existing Lenders increase their respective Commitments then in effect (each, and “Increasing Lender”), by adding as a Lender with a new Commitment hereunder one or more Persons that are not already Lenders (each, an “Additional Lender”), or a combination thereof; provided that (i) any such request for a Commitment Increase shall be in a minimum amount of $25,000,000 or an integral multiple of $1,000,000 in excess thereof, (ii) immediately after giving effect to any Commitment Increase, (y) the Total Commitments shall not exceed $300,000,000 and (z) the aggregate of all Commitment Increases effected after the Effective Date shall not exceed $100,000,000, and (iii) no existing Lender shall be obligated to increase its Commitment as a result of any request for a Commitment Increase by the Borrower unless it agrees in its sole discretion to do so.
     (b) Each Additional Lender must qualify as an Eligible Assignee (the approval of which by the Administrative Agent and the Fronting Bank shall not be unreasonably withheld or delayed) and the Borrower and each Additional Lender shall execute a joinder agreement together with all such other documentation as the Administrative Agent and the Borrower may reasonably require, all in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, to evidence the Commitment of such Additional Lender and its status as a Lender hereunder.
     (c) If the Total Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Commitment Increase Date,” which shall be a Business Day not less than thirty (30) days prior to the Commitment Termination Date) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Commitment Increase Date. The Administrative Agent is hereby authorized, on behalf of the Lenders, to enter into any amendments to this Agreement and the other Credit Documents as the Administrative Agent shall reasonably deem appropriate to effect such Commitment Increase.
     (d) Notwithstanding anything set forth in this Section 2.19 to the contrary, no increase in the Total Commitments pursuant to this Section 2.19 shall be effective unless:
     (i) The Administrative Agent shall have received the following, each dated the Commitment Increase Date and in form and substance reasonably satisfactory to the Administrative Agent:
     (A) as to each Increasing Lender, evidence of its agreement to provide a portion of the Commitment Increase, and as to each Additional Lender, a duly executed joinder agreement together with all other documentation required by the Administrative Agent pursuant to Section 2.19(b);
     (B) an instrument, duly executed by each Credit Party, acknowledging and reaffirming its obligations under this Agreement, the Security Documents and the other Credit Documents to which it is a party and the validity and continued effect of the Liens granted in favor of the Administrative Agent thereunder;
     (C) a certificate of the secretary or an assistant secretary of each Credit Party, certifying to and attaching the resolutions adopted by the board of directors (or similar governing body) of such Credit Party approving or consenting to such Commitment Increase;
     (D) a certificate of a Financial Officer of the Borrower, certifying that (y) as of the Commitment Increase Date, all representations and warranties of the Credit Parties contained in this Agreement and the other Credit Documents qualified as to materiality are true and correct and those not so qualified are true and correct in all material respects, both immediately before and after giving effect to the Commitment Increase and any Borrowings or Letters of Credit issued in connection therewith (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty is true and correct (if qualified as to materiality) or true and correct in all material respects (if not so qualified), in each case as of such date), and (z) no Default or Event of Default has occurred and is continuing, both immediately before and after giving effect to such Commitment Increase (including any Borrowings or Letters of Credit issued in connection therewith and the application of the proceeds thereof); and
     (ii) Each outstanding Syndicated Letter of Credit shall have been amended giving effect to the Commitment Increase or, if required, returned by each respective beneficiary to the Administrative Agent and cancelled and/or exchanged for a new or amended Syndicated Letter of Credit giving effect to the Commitment Increase; and
     (iii) In the case of any Credit Extension in connection with such Commitment Increase, the conditions precedent set forth in Section 4.2 shall have been satisfied.
To the extent necessary to keep the outstanding Loans ratable in the event of any non-ratable increase in the aggregate Tranche 1 Commitments, on the Commitment Increase Date, (i) all then outstanding LIBOR Loans (the “Initial Loans”) shall automatically be converted into Base Rate Loans, (ii) immediately after the effectiveness of the Commitment Increase, the Borrower shall, if they so request, convert such Base Rate Loans into LIBOR Loans (the “Subsequent Borrowings”) in an aggregate principal amount equal to the aggregate principal amount of the Initial Loans and of the Types and for the Interest Periods specified in a Notice of Conversion/Continuation delivered to the Administrative Agent in accordance with Section 2.10, (iii) each Tranche 1 Lender shall pay to the Administrative Agent in immediately available funds an amount equal to the difference, if positive, between (y) such Tranche 1 Lender’s Tranche 1 Ratable Share (calculated after giving effect to the Commitment Increase) of the Subsequent Borrowings and (z) such Tranche 1 Lender’s Tranche 1 Ratable Share (calculated without giving effect to the Commitment Increase) of the Initial Loans, (iv) after the Administrative Agent receives the funds specified in clause (iii) above, the Administrative Agent shall pay to each Tranche 1 Lender the portion of such funds equal to the difference, if positive, between (y) such Tranche 1 Lender’s Tranche 1 Ratable Share (calculated without giving effect to the Commitment Increase) of the Initial Loans and (z) such Tranche 1 Lender’s Tranche 1 Ratable Share (calculated after giving effect to the Commitment Increase) of the amount of the Subsequent Borrowings, (v) the Tranche 1 Lenders shall be deemed to hold the Subsequent Borrowings ratably in accordance with their respective Tranche 1 Commitment (calculated after giving effect to the Commitment Increase), (vi) each Borrower shall pay all accrued but unpaid interest on the Initial Loans to the Tranche 1 Lenders entitled thereto, and (vii) Schedule 1.1(a) shall automatically be amended to reflect the Tranche 1 Commitments of all Tranche 1 Lenders after giving effect to the Commitment Increase. The conversion of the Initial Loans pursuant to clause (i) above shall be subject to indemnification by the Borrower pursuant to the provisions of Section 2.17 if the Commitment Increase Date occurs other than on the last day of the Interest Period relating thereto.
     Section 2.20 Designation of Subsidiary Credit Parties.
     (a) Designation. Subject to the terms and conditions of this Section (including paragraph (b) of this Section), the Borrower may, at any time or from time to time upon not less than 15 Business Days’ notice to the Administrative Agent (or such shorter period which is acceptable to the Administrative Agent), request that a Wholly Owned Subsidiary of the Borrower specified in such notice become a party to this Agreement as a Subsidiary Credit Party. The Administrative Agent shall upon receipt of such notice promptly notify each Lender of such designation. Upon the satisfaction of the conditions specified in paragraph (b) of this Section, such Subsidiary shall become a party to this Agreement as a Subsidiary Credit Party hereunder and shall be entitled to request the Issuance of Letters of Credit on and subject to the terms and conditions of this Agreement, and the Administrative Agent shall promptly notify the Lenders of such designation.
     (b) Conditions Precedent to Designation Effectiveness. The designation of any Wholly Owned Subsidiary of the Borrower as a Subsidiary Credit Party shall not become effective until the date on which the Administrative Agent shall have received each of the following documents (each of which shall be satisfactory to the Administrative Agent in form and substance):
     (i) Subsidiary Borrower Designation. A Subsidiary Joinder Agreement, duly completed and executed by the Borrower and the relevant Subsidiary, delivered to the Administrative Agent at least 5 Business Days before the date on which such Subsidiary is proposed to become a Subsidiary Credit Party;
     (ii) Opinion of Counsel. If requested by the Administrative Agent, a favorable written opinion (addressed to the Administrative Agent and the Lenders and appropriately dated) of external or internal counsel to such Subsidiary satisfactory to the Administrative Agent in such Subsidiary’s jurisdiction of organization (and the Borrwer and such Subsidiary hereby and by delivery of such Subsidiary Joinder Agreement instruct such counsel to deliver such opinion to the Lenders and the Administrative Agent, if such opinion is so requested), as to such matters as the Administrative Agent may reasonably request;
     (iii) Organizational Documents. Such documents and certificates as the Administrative Agent may reasonably request (including certified copies of the organizational documents of such Subsidiary and of resolutions of its board of directors (or similar body) authorizing such Subsidiary becoming a Subsidiary Credit Party hereunder, and of all documents evidencing all other necessary organizational or other action required with respect to such Subsidiary becoming party to this Agreement); and
     (iv) Other Documents. Receipt of such other documents relating thereto as the Administrative Agent or its counsel may reasonably request.
     (c) Termination of Subsidiary Credit Parties. So long as no Letters of Credit issued for the account of a Subsidiary Credit Party or any Obligations remain due and payable by a

Subsidiary Credit Party, the Borrower may, at any time terminate such Subsidiary Credit Party as a Subsidiary Credit Party hereunder by delivering to the Administrative Agent a written notice thereof (each a “Subsidiary Termination Notice”), in a form reasonably acceptable to the Administrative Agent. Any Subsidiary Termination Notice furnished hereunder shall be effective upon receipt thereof by the Administrative Agent (which shall promptly so notify the Lenders), whereupon all commitments of the Lenders to make Credit Extensions to such Subsidiary Credit Party and all of the rights of such Subsidiary Credit Party hereunder shall terminate and such Subsidiary shall cease to be a Subsidiary Credit Party hereunder. Notwithstanding anything herein to the contrary, the delivery of a Subsidiary Termination Notice with respect to any Subsidiary Credit Party shall not terminate (i) any Obligation of such Subsidiary Credit Party that remains unpaid at the time of such delivery or (ii) the obligations of the Borrower under Section 3.10 with respect to any such unpaid Obligations.
ARTICLE III
LETTERS OF CREDIT
     Section 3.1 Syndicated Letters of Credit.
     (a) General. Subject to the terms and conditions set forth herein, at the request of any Credit Party at any time and from time to time during the Availability Period, each Tranche 1 Lender agrees to Issue Tranche 1 Letters of Credit as Syndicated Letters of Credit and each Tranche 2 Lender agrees to Issue Tranche 2 Letters of Credit as Syndicated Letters of Credit, in each case for the account of such Credit Party. Each Syndicated Letter of Credit shall be substantially in the form of Exhibit C-1. If at the time that a Credit Party requests the Issuance of a Syndicated Letter of Credit any Lender is a Non-NAIC Lender, at the request of such Credit Party, the Fronting Bank may Issue such Non-NAIC Lender’s Ratable Share of such Syndicated Letter of Credit pursuant to Section 3.1(i). Absent the prior written consent of each Tranche 1 Lender or Tranche 2 Lender, as the case may be, no Syndicated Letter of Credit may be Issued that would vary the several and not joint nature of the obligations of the Lenders thereunder as provided in the next succeeding sentence. Each Syndicated Letter of Credit shall be Issued by all of the Tranche 1 Lenders or Tranche 2 Lenders, as the case may be, acting through the Administrative Agent, at the time of Issuance as a single multi-bank letter of credit, but the obligation of each Lender thereunder shall be several and not joint, in the amount of its Ratable Share of the Stated Amount of such Syndicated Letter of Credit, provided that the Fronting Bank shall be severally (and not jointly) liable for its Ratable Share of the Stated Amount of such Syndicated Letter of Credit plus the Ratable Share of each Non-NAIC Lender that it is fronting for pursuant to Section 3.1(i).
     (b) Notice of Issuance. To request the Issuance of a Syndicated Letter of Credit, the applicable Credit Party shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Administrative Agent) to the Administrative Agent which will promptly notify the applicable Lenders and provide to such Lenders as soon as practicable a copy of the Syndicated Letter of Credit at least five (5) Business Days in advance of the requested date of Issuance (or such shorter period as is acceptable to the Administrative Agent, including with respect to any request for the issuance of a Syndicated Letter of Credit on the Effective Date, subject to approval by the Administrative Agent which shall not be unreasonably withheld or delayed) a notice in a form reasonably acceptable to the Administrative Agent (a “Syndicated Letter of Credit Notice”) requesting the Issuance of a Syndicated Letter of Credit, or identifying the Syndicated Letter of Credit to be amended, renewed, extended or increased, as the case may be, and specifying the date of Issuance (which shall be a Business Day), the date on which such Syndicated Letter of Credit is to expire (which shall comply with Section 3.1(c)), the amount of such Syndicated Letter of Credit, the Type of Letter of Credit and whether such Syndicated Letter of Credit is a Tranche 1 Letter of Credit or a Tranche 2 Letter of Credit, the Applicable Currency of such Syndicated Letter of Credit, the name and address of the beneficiary thereof and the terms and conditions of (and such other information as shall be necessary to prepare, amend, renew, extend or increase, as the case may be) such Syndicated Letter of Credit, it being understood and agreed that Syndicated Letters of Credit may be extended and renewed in accordance with Section 3.1(c). In addition to the delivery of any Syndicated Letter of Credit Notice with respect to the Issuance of any secured Syndicated Letter of Credit, the applicable Credit Party shall deliver to the Administrative Agent a L/C Collateral Balance Report concurrently with such Syndicated Letter of Credit Notice confirming that the sum of the aggregate secured Letter of Credit Exposure attributable to such Credit Party after giving effect thereto does not exceed the L/C Collateral Balance of such Credit Party at such time. If requested by the Administrative Agent, each Credit Party shall submit a letter of credit application on the Administrative Agent’s standard form (with such changes as the Administrative Agent shall reasonably deem appropriate) in connection with any request for a Syndicated Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by any Credit Party to, or entered into by any Credit Party with, the Administrative Agent relating to any Syndicated Letter of Credit, the terms and conditions of this Agreement shall control.
     (c) Expiry Date. Each Syndicated Letter of Credit shall expire at or prior to the earlier of (i) the close of business on the date one year after the date of the issuance of such Syndicated Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension), or (ii) the seventh (7th) day prior to the Final Maturity Date; provided, however, that a Syndicated Letter of Credit shall provide by its terms, and on terms acceptable to the Administrative Agent, for renewal for successive periods of one year or less (but not beyond the seventh day prior to the Final Maturity Date) unless and until the Administrative Agent shall have delivered prior written notice of nonrenewal to the beneficiary of such Syndicated Letter of Credit no later than the time specified in such Syndicated Letter of Credit (which the Administrative Agent shall do only if one or more of the applicable conditions under Section 4.2 (other than the delivery of a Letter of Credit Notice) is not then satisfied). The Administrative Agent shall promptly provide a copy of any such notice to the applicable Credit Party.
     (d) Obligation of Lenders. The obligation of any Lender under any Syndicated Letter of Credit shall be several and not joint and shall be in an amount equal to such Lender’s Ratable Share of the aggregate Stated Amount of such Syndicated Letter of Credit at the time such Syndicated Letter of Credit is Issued, and each Syndicated Letter of Credit shall expressly so provide, provided that the Fronting Bank shall be severally (and not jointly liable) for its Ratable Share of the Stated Amount of such Syndicated Letter of Credit plus the Ratable Share of each Non-NAIC Lender that it is fronting for pursuant to Section 3.1(i). No increase of Commitments under Section 2.19 or assignment of Commitments under Section 2.18 or Section 10.6(b) shall change or affect the liability of any Lender under any outstanding Syndicated Letter of Credit until such Syndicated Letter of Credit is amended giving effect to such increase or assignment, as the case may be. The failure of any Lender to make any L/C Disbursement in respect of any Syndicated Letter of Credit on any date shall not relieve any other Lender of its corresponding obligation, if any, hereunder to do so on such date, but no Lender shall be responsible for the failure of any other Lender to make its L/C Disbursement in respect of any Syndicated Letter of Credit.
     (e) Issuance Administration. Each Syndicated Letter of Credit shall be executed and delivered by the Administrative Agent in the name and on behalf of, and as attorney-in-fact for, each Tranche 1 Lender or Tranche 2 Lender (other than a Non-NAIC Lender), as the case may be, party to such Syndicated Letter of Credit, and the Administrative Agent shall act under each Syndicated Letter of Credit, and each Syndicated Letter of Credit shall expressly provide that the Administrative Agent shall act, as the agent of each such Lender to (i) execute and deliver such Syndicated Letter of Credit, (ii) receive drafts, other demands for payment and other documents presented by the beneficiary under such Syndicated Letter of Credit, (iii) determine whether such drafts, demands and documents are in compliance with the terms and conditions of such Syndicated Letter of Credit, (iv) notify such Lender and the applicable Credit Party that a valid drawing has been made and the date that the related L/C Disbursement is to be made and (v) exercise all rights held by the issuer of a letter of credit under the documents for which such Syndicated Letter of Credit shall provide credit enhancement (or designate any Person as its representative for all such purposes under such documents); provided that the Administrative Agent shall have no obligation or liability for any L/C Disbursement under such Syndicated Letter of Credit, and each Syndicated Letter of Credit shall expressly so provide. Each Lender hereby irrevocably appoints and designates the Administrative Agent as its attorney-in-fact, acting through any duly authorized officer, to execute and deliver in the name and on behalf of such Lender each Syndicated Letter of Credit to be issued by such Lender hereunder and to take such other actions contemplated by this Section 3.1(e). Promptly upon the request of the Administrative Agent, each Lender will furnish to the Administrative Agent such powers of attorney or other evidence as any beneficiary of any Syndicated Letter of Credit may reasonably request in order to demonstrate that the Administrative Agent has the power to act as attorney-in-fact for such Lender to execute and deliver such Syndicated Letter of Credit.
     (f) Reimbursement. Each Credit Party agrees that it shall reimburse the applicable Issuing Banks in respect of L/C Disbursements made under such Credit Party’s Syndicated Letter of Credit by paying to the Administrative Agent an amount in Dollars equal to the aggregate of the Dollar Amount of each such L/C Disbursement no later than 2:00 p.m., Charlotte time, on the first Business Day after the L/C Disbursement Date (each such amount until paid together with interest thereon payable as provided hereinbelow, a “Syndicated Reimbursement Obligation”). Without limiting any other obligations of any of the Credit Parties hereunder, the applicable Credit Party hereby agrees (severally and not jointly) to indemnify each applicable Issuing Bank in respect of such Credit Party’s Syndicated Letter of Credit denominated in a Foreign Currency for any and all costs, expenses and losses incurred by it as a result of receiving payment or reimbursement for any L/C Disbursement thereunder from any Person in a Currency other than Dollars. Any such amount payable to any Lender shall be payable within 10 Business Days after demand by the Administrative Agent.

     (g) Disbursement Procedures. The Administrative Agent shall, within a reasonable time following its receipt thereof (and, in any event, within any specific time in the text of the relevant Syndicated Letter of Credit), examine all documents purporting to represent a demand for payment under any Syndicated Letter of Credit. The Administrative Agent shall promptly after such examination and before such L/C Disbursement notify each applicable Issuing Bank and the applicable Credit Party by telephone (confirmed by telecopy or email) of such demand for payment. With respect to any demand for payment made under a Syndicated Letter of Credit which the Administrative Agent has informed the applicable Issuing Banks is valid, each such Issuing Bank will make an L/C Disbursement in respect of such Syndicated Letter of Credit promptly in accordance with the Dollar Amount of its liability under such Syndicated Letter of Credit and this Agreement, such L/C Disbursement to be made to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Issuing Banks. The Administrative Agent will make such L/C Disbursement available to the beneficiary of such Syndicated Letter of Credit by promptly crediting the amounts so received, in the funds so received, to the account identified by such beneficiary in connection with such demand for such L/C Disbursement. Promptly following any L/C Disbursement by any Issuing Bank in respect of any Syndicated Letter of Credit, the Administrative Agent will notify the applicable Credit Party of such L/C Disbursement; provided that any failure to give or delay in giving such notice shall not relieve such Credit Party of its obligation to reimburse the Issuing Banks with respect to any such L/C Disbursements.
     (h) Letter of Credit Reports. The Administrative Agent shall furnish (i) each Lender (other than a Non-NAIC Lender) and the Borrower, by the fifth Business Day of each month, with a written report summarizing issuance and expiration dates of each Syndicated Letter of Credit issued by such Lenders during the preceding month and drawings during such month under each outstanding Syndicated Letter of Credit and (ii) each Lender (other than a Non-NAIC Lender) and the Borrower, by the fifteenth Business Day of each calendar quarter, with a written report setting forth the average daily aggregate Stated Amount during the preceding calendar quarter of all Syndicated Letters of Credit issued by it.
     (i) Non-NAIC Lenders. In the event any Lender advises the Administrative Agent that such Lender is a Non-NAIC Lender, the Credit Parties, the Administrative Agent, such Non-NAIC Lender and the other Lenders, including without limitation Wachovia, or its successor, in its capacity as a Fronting Bank for such Non-NAIC Lender, hereby agree that (i) such Non-NAIC Lender shall cease to Issue Syndicated Letters of Credit so long as it is a Non-NAIC Lender and such Non-NAIC Lenders’ Ratable Share of any Syndicated Letter of Credit may be Issued by Wachovia, or its successor, in its capacity as a Fronting Bank for such Non-NAIC Lender, (ii) to the extent Syndicated Letters of Credit are outstanding, the Credit Parties will each use all commercially reasonable efforts to cause the beneficiaries thereof to execute and deliver an amendment to any Syndicated Letter of Credit issued for the account of such Credit Party such that the Non-NAIC Lender is removed from such Syndicated Letter of Credit and the applicable Fronting Bank is added to such Syndicated Letter of Credit to honor any draft drawn thereon in an amount equal to the Non-NAIC Lender’s Ratable Share with respect to such Syndicated Letter of Credit, (iii) immediately upon the issuance or amendment of any Syndicated Letter of Credit, each Non-NAIC Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, without recourse or warranty, purchase from the applicable Fronting Bank a risk participation in each such Syndicated Letter of Credit in accordance with Section

3.2(d) in an amount equal to such Non-NAIC Lender’s Ratable Share of the Stated Amount of such Syndicated Letter of Credit and (iv) each Non-NAIC Lender shall pay to the applicable Fronting Bank a fronting fee computed on the risk participation purchased by such Non-NAIC Lender from such Fronting Bank with respect to such Syndicated Letter of Credit at the rate per annum as separately agreed to between such Non-NAIC Lender and such Fronting Bank (with notice given by such Fronting Bank to the Borrower in the event of any increase in such fronting fee). Unless otherwise agreed between such Non-NAIC Lender, the applicable Fronting Bank and the Administrative Agent, such fronting fee shall be paid by reducing the applicable Letter of Credit Fee otherwise payable to such Non-NAIC Lender by an amount equal to such fronting fee and paying the same to the applicable Fronting Bank. Notwithstanding the foregoing, under no circumstances shall any Credit Party be obligated for any fees or increase in fees as a result of any actions taken pursuant to this Section 3.1(i).
     Section 3.2 Participated Letters of Credit.
     (a) General. Subject to the terms and conditions set forth herein, any Credit Party may request the Fronting Bank to Issue, at any time and from time to time during the Availability Period, Participated Letters of Credit for the account of such Credit Party (including Participated Letters of Credit Issued ratably with Syndicated Letters of Credit pursuant to Section 3.1(a)), subject to the terms and conditions of this Section 3.2. Each Participated Letter of Credit shall be substantially in the form of Exhibit C-2.
     (b) Notice of Issuance. To request the Issuance of a Participated Letter of Credit, the applicable Credit Party shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Fronting Bank) to the Fronting Bank and the Administrative Agent (which shall promptly notify the applicable Lenders and provide to such Lenders as soon as practicable a copy of the Participated Letter of Credit) at least five (5) Business Days in advance of the requested date of Issuance (or such shorter period as is acceptable to the Administrative Agent and the Fronting Bank, including any request for the Issuance of a Participated Letter of Credit on the Effective Date, subject to approval by the Administrative Agent and the Fronting Bank which shall not be unreasonably withheld or delayed) a notice in a form reasonably acceptable to the Administrative Agent (a “Participated Letter of Credit Notice”) requesting the Issuance of a Participated Letter of Credit, or identifying the Participated Letter of Credit to be amended, renewed, extended or increased as the case may be, and specifying the date of Issuance (which shall be a Business Day), the date on which such Participated Letter of Credit is to expire (which shall comply with Section 3.2(c)), the amount of such Participated Letter of Credit, the Type of Letter of Credit and whether such Participated Letter of Credit is a Tranche 1 Letter of Credit or a Tranche 2 Letter of Credit, the Applicable Currency, the name and address of the beneficiary thereof and the terms and conditions of (and such other information as shall be necessary to prepare, amend, renew, extend or increase, as the case may be) such Participated Letter of Credit, it being understood and agreed that Participated Letters of Credit may be extended and renewed in accordance with Section 3.2(c). In addition to the delivery of any Participated Letter of Credit Notice with respect to the Issuance of any secured Participated Letter of Credit, the applicable Credit Party shall deliver to the Administrative Agent a L/C Collateral Balance Report concurrently with the Participated Letter of Credit Notice confirming that the aggregate secured Letter of Credit Exposure of such Credit Party after giving effect to the Issuance thereof does not exceed the L/C Collateral Balance of such Credit Party at such time. If requested by the Fronting Bank, the Credit Party shall submit a letter of credit application on the Fronting Bank’s standard form (with such changes as the Fronting Bank shall reasonably deem appropriate) in connection with any request for a Participated Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by such Credit Party to, or entered into by any Credit Party with, the Fronting Bank relating to any Participated Letter of Credit, the terms and conditions of this Agreement shall control.
     (c) Expiry Date. Each Participated Letter of Credit shall expire at or prior to the earlier of (i) the close of business on the date one year after the date of the issuance of such Participated Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension), or (ii) the seventh (7th) day prior to the Final Maturity Date; provided, however, that a Participated Letter of Credit shall provide by its terms, and on terms acceptable to the Fronting Bank, for renewal for successive periods of one year or less (but not beyond the seventh day prior to the Final Maturity Date) unless and until the Fronting Bank shall have delivered prior written notice of nonrenewal to the beneficiary of such Participated Letter of Credit no later than the time specified in such Participated Letter of Credit (which the Fronting Bank shall do only if one or more of the applicable conditions under Section 4.2 (other than the delivery of a Letter of Credit Notice) is not then satisfied). The Administrative Agent shall promptly provide a copy of any such notice to the applicable Credit Party.
     (d) Participations. By the Issuance of a Participated Letter of Credit (or the fronting for a Non-NAIC Lender in respect of a Syndicated Letter of Credit pursuant to Section 3.1(i)) by the Fronting Bank and without any further action on the part of the Fronting Bank or the applicable Lenders, the Fronting Bank hereby grants to each applicable Lender in respect of such Participated Letter of Credit (or to the Non-NAIC Lender in respect of such Syndicated Letter of Credit), and each such Lender or such Non-NAIC Lender hereby acquires from the Fronting Bank, participation in such Participated Letter of Credit (or such Syndicated Letter of Credit) in an amount in Dollars equal to the Dollar Amount of such Lender’s Ratable Share of the Stated Amount of such Participated Letter of Credit (or such Syndicated Letter of Credit) and the applicable Credit Party’s reimbursement obligations with respect thereto. Each Lender or Non-NAIC Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Participated Letters of Credit (or Syndicated Letters of Credit) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Participated Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Total Commitments. In consideration and in furtherance of the foregoing, each Lender or Non-NAIC Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for account of the Fronting Bank, the Dollar Amount of such Lender’s Ratable Share of each L/C Disbursement made by the Fronting Bank in respect of any Participated Letter of Credit (or Syndicated Letter of Credit) promptly upon the request of the Fronting Bank at any time from the time such L/C Disbursement is made until such L/C Disbursement is reimbursed by the applicable Credit Party or at any time after any reimbursement payment is required to be disgorged or refunded to any Credit Party for any reason. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Promptly following receipt by the Administrative Agent of any payment from any Credit Party pursuant to Section 3.2(e), the

Administrative Agent shall distribute such payment to the Fronting Bank or, to the extent that any Lenders or Non-NAIC Lender have made payments pursuant to this paragraph to reimburse the Fronting Bank, then to such Lenders or Non-NAIC Lender and the Fronting Bank as their interests may appear. Any payment made by a Lender or Non-NAIC Lender pursuant to this paragraph to reimburse the Fronting Bank for any L/C Disbursement made by it shall not relieve the applicable Credit Party of its obligation to reimburse such L/C Disbursement. Notwithstanding anything herein to the contrary, effective upon the increase of the Commitments pursuant to Section 2.19, each Lender’s participation in any Participated Letter of Credit (and each Non-NAIC Lender’s participation in any Syndicated Letter of Credit) outstanding on such date shall be automatically adjusted to reflect its Ratable Share after giving effect to such increase.
     (e) Reimbursement. Each Credit Party agrees that it shall reimburse the Fronting Bank in respect of L/C Disbursements made under such Credit Party’s Participated Letter of Credit by paying to the Administrative Agent an amount in Dollars equal to the Dollar Amount of such L/C Disbursement no later than 2:00 p.m., Charlotte time, on the first Business Day after the L/C Disbursement Date (each such amount until paid, a “Participated Reimbursement Obligation”). Without limiting any other obligations of any of the Credit Parties hereunder, the applicable Credit Party hereby agrees (severally and not jointly) to indemnify the Fronting Bank in respect of any of such Credit Party’s Participated Letters of Credit denominated in a Foreign Currency for any and all costs, expenses and losses incurred by it as a result of receiving payment or reimbursement for any L/C Disbursement thereunder from any Person in a Currency other than Dollars. Any such amount payable to the Fronting Bank shall be payable within 10 Business Days after demand by the Fronting Bank.
     (f) Disbursement Procedures; Funding of Participations.
     (i) The Fronting Bank shall, within a reasonable time following its receipt thereof (and, in any event, within any time specified in the text of the relevant Participated Letters of Credit), examine all documents purporting to represent a demand for payment under a Participated Letter of Credit. The Fronting Bank shall promptly after such examination notify the Administrative Agent and the applicable Credit Party by telephone (confirmed by telecopy or email) of such demand for payment and whether the Fronting Bank has made or will make a L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve such Credit Party of its obligation to reimburse the Fronting Bank and the applicable Lenders with respect to any such L/C Disbursement. If such Credit Party shall fail to reimburse the Fronting Bank for such L/C Disbursement on the date and time specified in Section 3.2(e), the Administrative Agent shall notify each applicable Lender of the applicable L/C Disbursement, the payment then due from such Credit Party in respect thereof and the Dollar Amount of such Lender’s Ratable Share thereof. Each applicable Lender (including the Lender acting as Fronting Bank and any applicable Non-NAIC Lender) shall upon such notice make funds available in Dollars to the Administrative Agent for the account of the Fronting Bank at the Payment Office in an amount equal to (i) in the case of a Participated Letter of Credit, the Dollar Amount of its Ratable Share of the unpaid L/C Disbursement and (ii) in the case of a Non-NAIC Lender, its Ratable Share of a Syndicated Letter of Credit being fronted by such Fronting Bank pursuant to Section

3.1(i) (such amount, its “L/C Advance”) not later than 2:00 p.m. on the Business Day specified in such notice by the Administrative Agent. No such making of an L/C Advance shall relieve or otherwise impair the obligation of the applicable Credit Party to reimburse the Fronting Bank for the amount of any payment made by the Fronting Bank under such Participated Letter of Credit (or such Syndicated Letter of Credit in the case of a Non-NAIC Lender), together with interest as provided herein.
     (ii) If any Lender fails to make available to the Administrative Agent for the account of the Fronting Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 3.2(f) by the time specified in Section 3.2(f)(i), the Fronting Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Fronting Bank at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the Fronting Bank submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (ii) shall be conclusive absent manifest error. Until a Lender funds its L/C Advance pursuant to this Section 3.2(f) to reimburse the Fronting Bank for any L/C Disbursement made by it, interest in respect of such Lender’s L/C Advance shall be solely for the account of the Fronting Bank.
     (g) Repayment of Participations.
     (i) At any time after the Fronting Bank has made a payment under any Participated Letter of Credit (or Syndicated Letter of Credit in the case of a Non-NAIC Lender) and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 3.2(f), if the Administrative Agent receives for the account of the Fronting Bank any payment in respect of the related unpaid L/C Disbursement or interest thereon (whether directly from the applicable Credit Party or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Ratable Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.
     (ii) If any payment received by the Administrative Agent for the account of the Fronting Bank pursuant to Section 3.2(f)(i) is required to be returned under any of the circumstances described in Section 2.12 (including pursuant to any settlement entered into by the Fronting Bank in its discretion), each Lender shall pay to the Administrative Agent for the account of the Fronting Bank its Ratable Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.
     (h) Letter of Credit Reports. The Fronting Bank shall furnish (i) to the Administrative Agent, with a copy to the Borrower, by or about the fifth Business Day of each month a written report summarizing issuance and expiration dates of Participated Letters of

Credit issued by it during the preceding month and drawings during such month under each outstanding Participated Letter of Credit and (ii) to the Administrative Agent and each Lender, with a copy to the Borrower, by the fifteenth Business Day of each calendar quarter a written report setting forth the average daily aggregate Stated Amount during the preceding calendar quarter of all Participated Letters of Credit issued by it.
     (i) Failure to Make L/C Advances. The failure of any Lender to make the L/C Advance to be made by it on the date specified in Section 3.2(f) shall not relieve any other Lender of its obligation hereunder to make its L/C Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the L/C Advance to be made by such other Lender on such date.
     Section 3.3 Existing Letters of Credit. The Credit Parties and the Lenders agree that, as of the Effective Date, each Existing Letter of Credit issued for the account of any such Credit Party and set forth on Schedule 3.3 on the Effective Date will be deemed continued for the account of such Credit Party under this Agreement as a Tranche 1 Letter of Credit or Tranche 2 Letter of Credit as set forth on such schedule.
     Section 3.4 Conditions Precedent to the Issuance of Letters of Credit. Neither the Administrative Agent nor any Issuing Bank shall be under any obligation to Issue any Letter of Credit if:
     (i) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain the Issuance of such Letter of Credit or any Requirement of Law applicable to the Administrative Agent, such Issuing Bank or any Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over it shall prohibit, or request that it refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon it with respect to such Letter of Credit any restriction or reserve or capital requirement (for which the Administrative Agent, such Issuing Bank or any Lender is not otherwise compensated) not in effect on the Effective Date, or any unreimbursed loss, cost or expense which was not applicable, in effect or known to it as of the Effective Date;
     (ii) such Issuance would be prohibited under Section 2.15(g);
     (iii) the Administrative Agent shall have delivered the written notice of nonrenewal described in Section 3.1(c) or Section 3.2(c);
     (iv) the Administrative Agent has received written notice from the Fronting Bank or the Required Lenders, as the case may be, or the Borrower, on or prior to the Business Day prior to the requested date of the issuance of such Letter of Credit, that one or more of the applicable conditions under Section 4.2 is not then satisfied;
     (v) the expiry date of such Letter of Credit would occur more than twelve months after the date of issuance or last extension unless the Required Lenders have approved such expiry date;

     (vi) the expiry date of such Letter of Credit is less than seven Business Days prior to the applicable Final Maturity Date, unless all of the Lenders have approved such expiry date in writing;
     (vii) such Letter of Credit is not substantially in the form of Exhibit C-1 or Exhibit C-2 hereto, as the case may be, or is not otherwise in form and substance reasonably acceptable to the Administrative Agent and/or the Fronting Bank; provided that the Administrative Agent and, in respect of any change to a Participated Letter of Credit, the Fronting Bank can and will agree to reasonable changes to such form, not adverse to the interests of the Lenders, requested by any beneficiary or applicable insurance regulator;
     (viii) such Letter of Credit is denominated in a currency other than Dollars or a Foreign Currency;
     (ix) with respect to the issuance of a Participated Letter of Credit, a default of any Lender’s obligations to fund under Section 3.2(f) exists or any Lender is at such time a Defaulting Lender hereunder, unless the Fronting Bank has entered into satisfactory arrangements with the Credit Parties or such Defaulting Lender to eliminate the Fronting Bank’s risk with respect to such Lender; or
     (x) a Default or Event of Default has occurred and is continuing.
     Section 3.5 Obligations Absolute. The obligations of each Credit Party to reimburse with respect to Reimbursement Obligations under any Letter of Credit issued for the account of such Credit Party and of any Lender to reimburse the Fronting Bank with respect to any L/C Disbursement under any Participated Letter of Credit made by it shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and any Letter of Credit Document under all circumstances, including, without limitation, the following circumstances:
     (i) any lack of validity or enforceability of this Agreement, any other Credit Document, any Letter of Credit Document or any other agreement or instrument relating thereto;
     (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of any Credit Party in respect of any Letter of Credit Document or any other amendment or waiver of or any consent to departure from all or any of the Letter of Credit Documents;
     (iii) the existence of any claim, set-off, defense or other right that any Credit Party may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank, the Administrative Agent, any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any other Letter of Credit Document or any unrelated transaction;

     (iv) any draft, certificate or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
     (v) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;
     (vi) any exchange, release, impairment or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the Obligations of any Credit Party;
     (vii) the occurrence of any Default or Event of Default; or
     (viii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Credit Party, or a guarantor, other than as may be expressly set forth in this Agreement.
     Neither the Administrative Agent, the Fronting Bank nor any Lender nor any of their Related Parties shall have any liability or responsibility to any Credit Party by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder, or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond their control; provided that the foregoing shall not be construed to excuse the Administrative Agent, the Fronting Bank or a Lender from liability to a Credit Party to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by each Credit Party to the extent permitted by applicable law) suffered by such Credit Party that are caused by the gross negligence or willful misconduct of the Administrative Agent, the Fronting Bank or a Lender when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.
     Section 3.6 Interest. Unless each Credit Party reimburses each L/C Disbursement made in respect of Letters of Credit issued for its account in full on the date such L/C Disbursement is made, the unpaid amount of the Reimbursement Obligation thereof shall bear interest from the date of each L/C Disbursement until such amount shall be paid in full at the rate per annum then applicable to Base Rate Loans (plus an additional 2% per annum, payable on demand, if not reimbursed by the third Business Day after the date of such L/C Disbursement).
     Section 3.7 Interest Rate Determination. The Administrative Agent shall give prompt notice to the applicable Credit Party and the applicable Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 3.6.

     Section 3.8 Collateralization of Letters of Credit.
     (a) At any time and from time to time upon the request of the Administrative Agent (i) after the occurrence and during the continuance of an Event of Default and (ii) on the Final Maturity Date, each Credit Party shall deliver to the Administrative Agent as cash collateral an amount in cash equal to the aggregate Stated Amount of all Tranche 1 Letters of Credit of such Credit Party outstanding at such time (whether or not any beneficiary under any Tranche 1 Letter of Credit shall have drawn or be entitled at such time to draw thereunder). The Administrative Agent shall deposit such cash in a special collateral account of such Credit Party pursuant to arrangements satisfactory to the Administrative Agent (such account, the “Cash Collateral Account”) for the benefit of the Administrative Agent, the Fronting Bank and the Lenders.
     (b) At any time and from time to time (i) after the occurrence and during the continuance of an Event of Default and (ii) on the Final Maturity Date, each Credit Party shall deliver to the Administrative Agent as cash collateral an amount in cash equal to (x) the aggregate Stated Amount of all Tranche 2 Letters of Credit of such Credit Party outstanding at such time (whether or not any beneficiary under any Tranche 2 Letter of Credit shall have drawn or be entitled at such time to draw thereunder) minus (y) the aggregate portion of the L/C Collateral Balance in such Credit Party’s Custodial Account consisting of cash at such time, and such cash shall be deposited in such Credit Party’s Cash Collateral Account for the benefit of the Administrative Agent, the Fronting Bank and the Lenders.
     (c) At any time and from time to time pursuant to Section 2.6(b) or (c), each Credit Party shall deliver to the Administrative Agent such additional amount of cash and Cash Equivalents to the extent required by such Sections as cover for the aggregate Tranche 1 Letter of Credit Exposure or Tranche 2 Letter of Credit Exposure of such Credit Party, as the case may be, and such cash shall be deposited in such Credit Party’s Cash Collateral Account for the benefit of the Administrative Agent, the Fronting Bank and the Lenders.
     (d) Each Credit Party hereby grants to the Administrative Agent, for the benefit of the Fronting Bank and the Lenders, a Lien upon and security interest in its Cash Collateral Account and all amounts held therein from time to time as security for the Tranche 1 Letter of Credit Exposure and the Tranche 2 Letter of Credit Exposure of such Credit Party, and for application to its L/C Obligations as and when the same shall arise. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account for the benefit of the Fronting Bank and the Lenders and such Credit Party shall have no interest therein except as set forth in Section 3.8(e). Other than any interest on the investment of such amounts in Cash Equivalents, which investments shall be made at the direction of such Credit Party (unless a Default or Event of Default shall have occurred and be continuing, in which case the determination as to investments shall be made at the option and in the discretion of the Administrative Agent), amounts in the Cash Collateral Account shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account.
     (e) In the event of a drawing, and subsequent payment by any Issuing Bank, under any Letter of Credit at any time during which any amounts are held in the applicable Cash Collateral Account, the Administrative Agent will deliver to such Issuing Bank an amount equal to the Reimbursement Obligation created as a result of such payment (or, if the amounts so held are less than such Reimbursement Obligation, all of such amounts) to reimburse such Issuing Bank therefor. Any amounts remaining in any Cash Collateral Account (including interest and profits) after the expiration of the Letters of Credit of the applicable Credit Party and reimbursement in full of the Issuing Banks for all L/C Obligations with respect thereto shall be held by the Administrative Agent, for the benefit of such Credit Party, to be applied against the Obligations of such Credit Party in such order and manner as the Administrative Agent may direct. If any Credit Party is required to provide cash collateral pursuant to Section 2.6(b) or (c), such amount (including interest and profits), to the extent not applied as aforesaid, shall be returned to such Credit Party, provided that after giving effect to such return (i) the aggregate Tranche 1 Credit Exposure would not exceed the aggregate Tranche 1 Commitments at such time and the aggregate Tranche 2 Letter of Credit Exposure would not exceed the aggregate Tranche 2 Commitments at such time and (ii) no Default or Event of Default shall have occurred and be continuing at such time. If a Credit Party is required to provide cash collateral as a result of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to such Credit Party within three (3) Business Days after all Events of Default have been cured or waived.
     Section 3.9 Use of Letters of Credit. The Letters of Credit shall be available and each Credit Party agrees that it shall use its Letters of Credit solely to support its own obligations primarily under the Reinsurance Agreements to which it is a party.
     Section 3.10 Letters of Credit Issued for Subsidiary Credit Parties. Notwithstanding that a Letter of Credit issued or outstanding hereunder may be in support of any obligations of, or is for the account of, a Subsidiary Credit Party, the Borrower shall be jointly and severally obligated to reimburse each of the Issuing Banks and the Lenders hereunder for any and all drawings under such Letters of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any Subsidiary Credit Party inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiary Credit Parties. The joint and several obligation of the Borrower under this Section 3.10 shall be absolute and unconditional and shall remain in full force and effect until the entire Obligations shall have been paid, and, until such payment has been made, shall not be discharged, affected, modified or impaired on the occurrence from time to time of any event, including, without limitation, any of the following, whether or not with notice to or the consent of any Credit Party:
     (i) the waiver, compromise, settlement, release, termination or amendment (including, without limitation, any extension or postponement of the time for payment or performance or renewal or refinancing) of any or all of the Obligations of any of the Credit Parties under any Credit Document;
     (ii) the failure to give notice to any or all of the Credit Parties of a Default or an Event of Default under any Credit Document;
     (iii) the release, substitution or exchange by the Administrative Agent, the Fronting Bank or the Lenders of any L/C Collateral or cash collateral securing any of the Obligations (whether with or without consideration) or the acceptance by the Administrative Agent, the Fronting Bank or the Lenders of any additional collateral or the availability or claimed availability of any other collateral or source of repayment or any nonperfection or impairment of any collateral;
     (iv) the release of any Person primarily or secondarily liable for all or any part of the Obligations, whether by the Administrative Agent, the Fronting Bank or the Lenders or in connection with any voluntary or involuntary liquidation, dissolution, receivership, insolvency, bankruptcy, assignment for the benefit of creditors or similar event or proceeding affecting any or all of the Credit Parties or any other Person who, or any of whose property, shall at the time in question be obligated in respect of the Obligations or any part thereof; or
     (v) to the extent permitted by law, any other event, occurrence, action or circumstance that would, in the absence of this clause (v), result in the release or discharge of the Borrower from the performance or observance of any Obligation, covenant or agreement contained in this Agreement.
     The joint and several obligations of the Borrower to the Issuing Banks and the Lenders under this Section 3.10 shall remain in full force and effect (or be reinstated) until the Issuing Banks and the Lenders have received payment in full of all Obligations and the expiration of any applicable preference or similar period pursuant to any proceeding under Debtor Relief Laws, without any claim having been made before the expiration of such period asserting an interest in all or any part of any payments received by the Issuing Banks or any Lender.
     The Borrower expressly agrees that (x) the Administrative Agent, the Issuing Banks or the Lenders shall not be required first to institute any suit or to exhaust its remedies against any of the Subsidiary Credit Parties or any other Person or against any Collateral to become liable hereunder, in order to enforce the obligations of the Borrower under this Section 3.10 and (y) notwithstanding the occurrence of any of the foregoing, the Borrower shall be and remain directly and primarily liable for all sums due under each Letter of Credit issued for the account of any Subsidiary Credit Party. On disposition by the Administrative Agent or the Lenders of any Collateral to satisfy the Obligations, the Borrower shall be and shall remain jointly and severally liable for any deficiency.
ARTICLE IV
CONDITIONS PRECEDENT
     Section 4.1 Conditions Precedent to the Effective Date. The obligations of the Tranche 1 Lenders to make Loans and of the Issuing Banks to issue Letters of Credit and to continue the Existing Letters of Credit hereunder shall not become effective until the date (the “Effective Date”) on which each of the following conditions is satisfied (or waived in accordance with Section 10.5):
     (a) On the Effective Date, (i) the Borrower, each Subsidiary Credit Party, the Administrative Agent and each Lender shall have signed a counterpart of this Agreement and shall have delivered (or transmitted by telecopy) the same to the Administrative Agent at its Payment Office; and (ii) there shall have been delivered to the Administrative Agent for the account of each Lender that has requested the same the appropriate Note or Notes, executed by the Borrower, in each case, in the amount, maturity and as otherwise provided herein;
     (b) On the Effective Date, the Administrative Agent shall have received a favorable opinion, in form and substance reasonably satisfactory to the Administrative Agent, addressed to the Administrative Agent and each of the Lenders and dated the Effective Date, from (x) Donald L. Smith, counsel to the Borrower, OARC, Clearwater and Clearwater Select and (y) Peter H. Lovell, counsel to Hudson and Hudson Specialty, each addressed to the Administrative Agent and each Lender, as to the matters concerning the Credit Parties and the Credit Documents as the Required Lenders may reasonably request;
     (c) On the Effective Date, the Administrative Agent shall have received a certificate, signed by a Responsible Officer of the Borrower, in form and substance satisfactory to the Administrative Agent, certifying that (i) all representations and warranties of the Credit Parties contained in this Agreement and the other Credit Documents are true and correct in all material respects as of the Effective Date (except representations and warranties which relate solely to a specific earlier date, which shall have been true and correct in all material respects as of such earlier date), (ii) there are no material insurance regulatory proceedings pending or threatened in writing against the Borrower or any Insurance Subsidiary in any jurisdiction; (iii) with respect to the Borrower only, no Default or Event of Default exists as of the Effective Date; and (iv) with respect to the Borrower only, there has not occurred since December 31, 2006 any event or circumstance that has resulted or in the judgment of such officer could reasonably be expected to result in a Material Adverse Effect;
     (d) On the Effective Date, the Administrative Agent shall have received a certificate of the secretary or an assistant secretary of each Credit Party, in form and substance reasonably satisfactory to the Administrative Agent, certifying (i) that attached thereto is a true and complete copy of the articles or certificate of incorporation, certificate of formation or other organizational document and all amendments thereto of such Credit Party, certified as of a recent date by the Secretary of State (or comparable Governmental Authority) of its jurisdiction of organization, and that the same has not been amended since the date of such certification, (ii) that attached thereto is a true and complete copy of the bylaws or similar governing document of such Credit Party, as then in effect and as in effect at all times from the date on which the resolutions referred to in clause (iii) below were adopted to and including the date of such certificate, and (iii) that attached thereto is a true and complete copy of resolutions adopted by the board of directors (or similar governing body) of such Credit Party authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party, and as to the incumbency and genuineness of the signature of each officer of such Credit Party executing this Agreement or any of the other Credit Documents, and attaching all such copies of the documents described above;
     (e) On or prior to the Effective Date, the Administrative Agent shall have received counterparts of the Security Agreement executed by each Credit Party, together with:
     (i) all documents and instruments, including Uniform Commercial Code financing statements where applicable, required by law in each jurisdiction reasonably requested by the Administrative Agent to be filed, registered or recorded to create or perfect the Liens intended to be created under the Security Agreement;
     (ii) results of a recent search of the Uniform Commercial Code (or equivalent) filings made with respect to each Credit Party in the jurisdictions contemplated in clause (i) above and in such other jurisdictions in which Collateral is located on the Effective Date which may be reasonably requested by the Administrative Agent, and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by the Credit Documents or have been released; and
     (iii) for each Custodial Account, an Account Control Agreement with the applicable Custodian in the form specified in the Security Agreement (appropriately completed), with such changes thereto as may be reasonably acceptable to the Administrative Agent and each such Account Control Agreement shall be in full force and effect;
     (f) All approvals, permits and consents of any Governmental Authorities (including, without limitation, all relevant Insurance Regulatory Authorities) or other Persons required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been obtained (without the imposition of conditions that are not reasonably acceptable to the Administrative Agent), and all related filings, if any, shall have been made, and all such approvals, permits, consents and filings shall be in full force and effect and the Administrative Agent shall have received such copies thereof as it shall have requested and such documents and papers where appropriate to be certified by proper corporate or governmental authorities; all applicable waiting periods shall have expired without any adverse action being taken by any Governmental Authority having jurisdiction; and no action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before, and no order, injunction or decree shall have been entered by, any court or other Governmental Authority, in each case to enjoin, restrain or prohibit, to obtain substantial damages in respect of, or that is otherwise related to or arises out of, this Agreement, any of the other Credit Documents or the consummation of the transactions contemplated hereby or thereby, or that would reasonably be expected to have a Material Adverse Effect;
     (g) Since December 31, 2006, both immediately before and after giving effect to the making of the initial Credit Extensions (if any), there shall not have occurred any event having a Material Adverse Effect, or any event, condition or state of facts that could reasonably be expected to result in a Material Adverse Effect;
     (h) On the Effective Date, there shall exist no Default or Event of Default, and all representations and warranties made by each Credit Party contained herein or in any other Credit Document shall be true and correct in all material respects (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date);

     (i) The Borrower shall have paid (i) to the Arrangers and Wachovia, the fees specified in the Fee Letters to be paid to them on the Effective Date, (ii) to the Administrative Agent, the initial payment of the annual administrative fee described in its Fee Letter, and (iii) all other fees and reasonable expenses of the Arrangers, the Administrative Agent and the Lenders required hereunder or under any other Credit Document to be paid on or prior to the Effective Date (including, without limitation, legal fees and expenses) in connection with this Agreement and the transactions contemplated hereby;
     (j) The Borrower shall have delivered a duly completed Compliance Certificate as of March 31, 2007, signed by a Financial Officer of the Borrower;
     (k) The Administrative Agent shall have received an Account Designation Letter from an Authorized Officer of each Borrower;
     (l) (i) All principal, interest and other amounts outstanding under the Credit Agreement dated as of September 23, 2005 among the Borrower, Wachovia as administrative agent and the other lenders party thereto (the “Existing Senior Credit Facility”) shall be repaid and satisfied in full (other than the Existing Letters of Credit), (ii) all commitments to extend credit under the agreements and instruments relating to the Existing Senior Credit Facility shall be terminated, and (iii) any Liens securing the Existing Senior Credit Facility shall be released and any related filings (including UCC filings) terminated of record (or arrangements satisfactory to the Administrative Agent made therefor); and the Administrative Agent shall have received evidence of the foregoing satisfactory to it; and
     (m) The Administrative Agent shall have received such other documents, certificates, opinions and instruments in connection with the transactions contemplated hereby as it shall have reasonably requested.
     Without limiting the generality of the provisions of Section 9.4, for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.
     Section 4.2 Conditions Precedent to All Credit Extensions. The obligation of each Lender and the Fronting Bank to make any Credit Extension shall be subject to the prior or concurrent satisfaction (in form and substance reasonably satisfactory to the Administrative Agent) of each of the conditions precedent set forth below:
     (a) The applicable Credit Party shall have delivered a Notice of Borrowing in accordance with Section 2.2(b) or a Letter of Credit Notice in accordance with Section 3.1(b) or Section 3.2(b), as applicable.
     (b) In the event such Credit Extension is the issuance of a Letter of Credit to be secured by L/C Collateral, the applicable Credit Party shall have delivered a L/C Collateral Balance Report concurrently with the delivery of the Letter of Credit Notice;

     (c) Each of the representations and warranties set forth in this Agreement and in the other Credit Documents shall be true and correct in all material respects on and as of the date of any Credit Extension, with the same effect as if made on and as of such date, both immediately before and after giving effect to Credit Extension (except (i) to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct in all material respects as of such date and (ii) that the representations and warranties contained in subsections (a) and (b) of Section 5.5 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.1);
     (d) With respect to the making of any Credit Extension, the limitation on amounts set forth under Section 2.1 will not be exceeded immediately after giving effect thereto;
     (e) With respect to the Issuance of any Letter of Credit, the applicable conditions in Section 3.4 have been satisfied; and
     (f) No Default or Event of Default shall have occurred and be continuing on such date, both immediately before and after giving effect to such Credit Extension.
     Each giving of a Notice of Borrowing or a Letter of Credit Notice, and the consummation of each Credit Extension, shall be deemed to constitute a representation and warranty by the applicable Credit Party that the statements contained in Section 4.2(c) through Section 4.2(f) above are true, both as of the date of such notice or request and as of the date such Credit Extension is made.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
     Each Credit Party represents and warrants, solely with respect to itself (provided that the Borrower represents and warrants with respect to all matters set forth in Section 5.5), to the Administrative Agent and the Lenders that:
     Section 5.1 Existence, Qualification and Power; Compliance with Laws. Such Credit Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Credit Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Requirements of Law; except in each case referred to in clauses (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
     Section 5.2 Authorization; No Contravention. The execution, delivery and performance by such Credit Party of each Credit Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Requirements of Law. Such Credit Party and each Subsidiary thereof is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
     Section 5.3 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, such Credit Party of this Agreement or any other Credit Document.
     Section 5.4 Binding Effect. This Agreement has been, and each other Credit Document to which such Credit Party is a party, when delivered hereunder, will have been, duly executed and delivered by such Credit Party. This Agreement constitutes, and each other Credit Document to which such Credit Party is a party when so delivered will constitute, a legal, valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms.
     Section 5.5 Financial Statements; No Material Adverse Effect.
     (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.
     (b) The unaudited consolidated balance sheet of the Borrower and its Subsidiaries dated March 31, 2007, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. Schedule 5.5 sets forth all material indebtedness and other liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the date of such financial statements, including liabilities for taxes, material commitments and Indebtedness.
     (c) The Borrower has heretofore furnished to the Administrative Agent copies of the Annual Statements of each of the Insurance Subsidiaries as of December 31, 2006, and the

Quarterly Statements of each of the Insurance Subsidiaries as of March 31, 2007, each as filed with the relevant Insurance Regulatory Authority (collectively, the “Historical Statutory Statements”). The Historical Statutory Statements (including, without limitation, the provisions made therein for investments and the valuation thereof, reserves, policy and contract claims and statutory liabilities) have been prepared in accordance with Statutory Accounting Practices, and were in compliance with applicable Requirements of Law when filed. Except for liabilities and obligations disclosed or provided for in the Historical Statutory Statements (including, without limitation, reserves, policy and contract claims and statutory liabilities), no Insurance Subsidiary had, as of the date of its respective Historical Statutory Statements, any material liabilities or obligations of any nature whatsoever (whether absolute, contingent or otherwise and whether or not due) that, in accordance with SAP, would have been required to have been disclosed or provided for in such Historical Statutory Statements. All books of account of each Insurance Subsidiary fully and fairly disclose all of its material transactions, properties, assets, investments, liabilities, and obligations, are in its possession and are true, correct and complete in all material respects.
     (d) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
     (e) Neither (i) the board of directors of the Borrower, a committee thereof or an Authorized Officer of the Borrower has concluded that any financial statement previously furnished to the Administrative Agent under or pursuant to this Agreement should no longer be relied upon because of an error, nor (ii) has the Borrower been advised by its auditors that a previously issued audit report or interim review cannot be relied on.
     Section 5.6 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of such Credit Party after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against such Credit Party or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Credit Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.
     Section 5.7 No Default. Neither such Credit Party nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing or would result from the consummation by such Credit Party of the transactions contemplated by this Agreement or any other Credit Document.
     Section 5.8 Ownership of Property; Liens. Each of such Credit Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of such Credit Party and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.1.

     Section 5.9 Insurance. The properties of such Credit Party and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Credit Party or the applicable Subsidiary operates, except as could reasonably be expected to have a Material Adverse Effect.
     Section 5.10 Taxes. Such Credit Party and its Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or SAP, as applicable. There is no proposed tax assessment against such Credit Party or any of its Subsidiaries that would, if made, have a Material Adverse Effect. Except as set forth in Schedule 5.10, neither any Credit Party nor any Subsidiary thereof is party to any tax sharing agreement.
     Section 5.11 ERISA Compliance.
     (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the United States Internal Revenue Service or an application for such a letter is currently being processed by the United States Internal Revenue Service with respect thereto and, to the best knowledge of such Credit Party, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate has made all required contributions to each Plan of such Credit Party subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.
     (b) There are no pending or, to the best knowledge of such Credit Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
     (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has (x) failed to meet the minimum funding requirements of Section 412 of the Code or (y) any Unfunded Pension Liability that could reasonably be expected to result in a Material Adverse Effect; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

     Section 5.12 Subsidiaries; Equity Interests. As of the Effective Date, such Credit Party has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.12, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by such Credit Party in the amounts specified on Part (a) of Schedule 5.12 free and clear of all Liens. Other than (i) stock and other instruments traded on national exchanges and (ii) equity investments in a corporation or an entity totaling less than 10% of outstanding Equity Interests of such corporation or entity, such Credit Party has no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.12. All of the outstanding Equity Interests in such Credit Party have been validly issued and are fully paid and nonassessable.
     Section 5.13 Margin Regulations; Investment Company Act.
     (a) Such Credit Party is not engaged and will not engage, principally or as one of such Credit Party’s important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of such Credit Party only or of such Credit Party and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.1 or Section 7.6 or subject to any restriction contained in any agreement or instrument between such Credit Party and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.1(e) will be Margin Stock.
     (b) None of such Credit Party, any Person Controlling such Credit Party, or any Subsidiary of such Credit Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
     Section 5.14 Disclosure. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of such Credit Party or any of its Subsidiaries to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Credit Document to which such Credit Party or such Subsidiary is a party (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, such Credit Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
     Section 5.15 Compliance with Laws. Each of such Credit Party and each of its Subsidiaries is in compliance in all material respects with the Requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such Requirement of Law is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     Section 5.16 Solvent. Such Credit Party is, and such Credit Party and its Subsidiaries are on a consolidated basis, Solvent.

     Section 5.17 Licenses. Schedule 5.17 lists, with respect to such Credit Party or any Subsidiary of such Credit Party that is an Insurance Subsidiary, as of the Effective Date, all of the jurisdictions in which such Credit Party or such Subsidiary holds licenses (including, without limitation, licenses or certificates of authority from relevant Insurance Regulatory Authorities), permits or authorizations to transact insurance and reinsurance business (collectively, the “Licenses”), and indicates the line or lines of insurance in which each such Credit Party is permitted to be engaged with respect to each License therein listed. No License, the loss of which could reasonably be expected to have a Material Adverse Effect, is the subject of proceeding for suspension, revocation or limitation or any similar proceedings. To such Credit Party’s knowledge, there is no sustainable basis for such a suspension, revocation or limitation, and no such suspension, revocation or limitation is threatened by any relevant Insurance Regulatory Authority. None of such Credit Party nor any of its Subsidiaries transacts as of the Effective Date any insurance business, directly or indirectly, in any jurisdiction other than those listed on Schedule 5.18 with respect to such Credit Party or such Subsidiary, where such business requires any license, permit or other authorization of an Insurance Regulatory Authority of such jurisdiction, where such conduct could reasonably be expected to have a Material Adverse Effect.
     Section 5.18 Reinsurance Agreements.
     (a) Except as set forth on Schedule F to the Annual Statements for the Insurance Subsidiaries for the fiscal year ending December 31, 2006, there are no material liabilities outstanding as of the Effective Date under any Reinsurance Agreement to which such Credit Party or any of its Subsidiaries is a party. (i) Each Reinsurance Agreement to which such Credit Party or any of its Subsidiaries is a Party is in full force and effect; (ii) none of such Credit Party or such Subsidiary or, to the knowledge of such Credit Party, any other party thereto, is in breach of or default under any such contract; and (iii) such Credit Party or such Subsidiary has no reason to believe that the financial condition of any other party to any such contract is impaired such that a default thereunder by such party could reasonably be anticipated, except to the extent in the case of clauses (i), (ii) and (iii) immediately preceding where such failure to be in full force or effect or such breach or default could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Reinsurance Agreement to which such Credit Party or such Subsidiary is a party is qualified under all applicable Requirements of Law to receive the statutory credit assigned to such Reinsurance Agreement in the relevant Annual or Quarterly Statement at the time prepared, except where the failure to be so qualified could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. Except as set forth on Schedule 5.18, as of March 31, 2007, each Person to whom such Credit Party or such Subsidiary has ceded any material liability pursuant to any Reinsurance Agreement to which such Credit Party is a party on the Effective Date either: (i) had a rating of “A-” or better by A.M. Best or Standard & Poor’s or (ii) had provided collateral in favor of such Credit Party of the type and in an amount described in Schedule 5.18.
     (b) Except as set forth on Schedule 5.18, there are no Reinsurance Agreements or Insurance Agreements between such Credit Party or any of its Subsidiaries and Affiliates (other than the Borrower and its Subsidiaries.)

     (c) As of the Effective Date, if such Credit Party is an Insurance Subsidiary, such Credit Party has no reinsured obligations under any Surplus Relief Reinsurance Agreement.
     Section 5.19 OFAC; Anti-Terrorism Laws.
     (a) None of such Credit Party or any Subsidiary of such Credit Party (i) is a Sanctioned Person, (ii) has more than 15% of its assets in Sanctioned Countries, or (iii) derives more than 15% of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Credit Extension hereunder will be used directly or indirectly by such Credit Party or Subsidiary to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.
     (b) Neither the making of the Loans or the issuance of Letters of Credit, as applicable, hereunder to such Credit Party nor the use of the proceeds thereof by such Credit Party will violate the PATRIOT Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Such Credit Party is in compliance in all material respects with the PATRIOT Act.
     Section 5.20 Security Documents. The Security Documents to which such Credit Party is a party create a valid and enforceable security interest in and Lien upon all right, title and interest of such Credit Party in and to the Collateral purported to be pledged by it thereunder and described therein, superior to and prior to the rights of all third persons and subject to no other Liens except as specifically permitted therein. No filings or recordings are required in order to ensure the enforceability, perfection or priority of the security interests created under the Security Documents to which such Credit Party is a party, except for filings or recordings which shall have been previously made.
ARTICLE VI
AFFIRMATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Section 6.1, Section 6.2 and Section 6.3) cause each Subsidiary to:
     Section 6.1 Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:
     (a) as soon as available, but in any event within 90 days (or, if earlier and applicable to the Borrower, the annual report deadline under the Exchange Act rules and regulations) after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;
     (b) as soon as available, but in any event within 45 days (or, if earlier and applicable to the Borrower, the quarterly report deadline under the Exchange Act rules and regulations) after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;
     (c) upon the earlier of (i) 15 days after the regulatory filing date or (ii) 65 days after the end of each fiscal year, an Annual Statement of each Insurance Subsidiary as of the end of such fiscal year and for the fiscal year then ended, in the form filed with the relevant Insurance Regulatory Authority, prepared in accordance with SAP;
     (d) upon the earlier of (i) 10 days after the regulatory filing date or (ii) 60 days after the end of each of the first three fiscal quarters of each fiscal year, a Quarterly Statement of each Insurance Subsidiary as of the end of such fiscal quarter and for that portion of the fiscal year then ended, in the form filed with the relevant Insurance Regulatory Authority, prepared in accordance with SAP;
     (e) promptly upon filing with the relevant Insurance Regulatory Authority and in any event within 90 days after the end of each fiscal year, beginning with the fiscal year ended December 31, 2006, a copy of each Insurance Subsidiary’s “Statement of Actuarial Opinion” (or equivalent information should the relevant Insurance Regulatory Authority not require such a statement) as to the adequacy of such Insurance Subsidiary’s loss reserves for such fiscal year, together with a copy of its management discussion and analysis in connection therewith, each in the format prescribed by the applicable insurance laws of such Insurance Subsidiary’s jurisdiction of domicile.
As to any information contained in materials furnished pursuant to Section 6.2(c), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.
     Section 6.2 Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

     (a) concurrently with the delivery of the financial statements referred to in Section 6.1(a) and Section 6.1(b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;
     (b) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters (along with all attachments, appendices or written recommendations included therewith) submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them, in each case where such reports or letters are Material;
     (c) promptly after the same are available, copies of each annual report, proxy or financial statement or other Material report or Material communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;
     (d) promptly after the furnishing thereof, copies of any Material statement or Material report furnished to any holder of debt securities of any Credit Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.1 or any other clause of this Section 6.2;
     (e) promptly, and in any event within five Business Days after receipt thereof by any Credit Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Credit Party or any Subsidiary thereof and where Borrower in its reasonable discretion determines that such investigation, possible investigation or other inquiry is Material;
     (f) promptly upon the sending or filing thereof, copies of any “internal control” letter filed by or on behalf of the Borrower or any of its Subsidiaries with any Insurance Regulatory Authority which is Material;
     (g) within 60 days of a request of the Administrative Agent at the direction of the Required Lenders (which request shall not made unless and until the Borrower’s auditors have delivered a qualified opinion regarding their review of the Borrower’s actuarial reserves), at the Borrower’s expense, an actuarial review of the liabilities and other items of each Insurance Subsidiary prepared by an actuary or a firm of actuaries reasonably acceptable to the Administrative Agent, such actuarial review to be in form and substance reasonably acceptable to the Required Lenders;
     (h) promptly after the same are available, all Material reports on examination or similar Material reports, Material financial examination reports or Material market conduct examination reports by the NAIC or any Insurance Regulatory Authority or other Governmental

Authority with respect to any Insurance Subsidiary’s insurance business, and all Material filings made under applicable state insurance holding company acts by the Borrower or any of its Subsidiaries, including, without limitation, filings seeking approval of transactions with Affiliates; and
     (i) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary (including, without limitation, financial, actuarial and other information with respect to Reinsurance Agreements), or compliance with the terms of the Credit Documents, as the Administrative Agent or any Lender may from time to time reasonably request.
     Documents required to be delivered pursuant to Section 6.1(a) or Section 6.1(b) or Section 6.2(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 1.1(a); or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.2(a) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
     Section 6.3 Notices. Promptly notify the Administrative Agent and each Lender:
     (a) of the occurrence of any Default or Event of Default;
     (b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;
     (c) of the occurrence of any ERISA Event;

     (d) of any announcement by Standard & Poor’s or Moody’s of any downward change in the Debt Rating;
     (e) of any announcement by A.M. Best of any downward change in the Financial Strength Rating of any Insurance Subsidiary;
     (f) of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary;
     (g) the receipt by the Borrower or any of its Subsidiaries from any Insurance Regulatory Authority or other Governmental Authority of (A) any notice asserting any failure by the Borrower or any of its Subsidiaries to be in compliance with applicable Requirements of Law, or that threatens the taking of any action against the Borrower or such Subsidiary, or sets forth circumstances, if taken or adversely determined, that would be reasonably likely to have a Material Adverse Effect, or (B) any notice of an actual or threatened suspension, limitation or revocation of, failure to renew, or imposition of any restraining order, escrow or impoundment of funds in connection with, any license, permit, accreditation or authorization of the Borrower or any of its Subsidiaries, where such action or inaction would be reasonably likely to have a Material Adverse Effect;
     (h) the occurrence of any actual change in any insurance statute or regulation governing the investment or dividend practices of any Insurance Subsidiary that would be reasonably likely to have a Material Adverse Effect;
     (i) (i) the occurrence of any material amendment or modification to any Reinsurance Agreement (whether entered into before or after the Effective Date), including any such agreements that are in a runoff mode on the Effective Date, which amendment or modification would be reasonably likely to have a Material Adverse Effect, or (ii) the receipt by the Borrower or any of its Subsidiaries of any written notice of any denial of coverage, litigation, claim or arbitration arising out of any Reinsurance Agreement to which it is a party which would reasonably be likely to have a Material Adverse Effect; or
     (j) any judicial or administrative order limiting or controlling the insurance business of any Insurance Subsidiary (and not the insurance industry generally) which has been issued or adopted and which has had, or which could reasonably be expected to have, a Material Adverse Effect.
Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.3(a) shall describe with particularity any and all provisions of this Agreement and any other Credit Document that have been breached.
     Section 6.4 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP or SAP, as the case may be, are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP or SAP, as the case may be, are being maintained by the Borrower or such Subsidiary other than Liens arising pursuant to ERISA; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.
     Section 6.5 Preservation of Existence, Etc. Preserve, renew and maintain in full force and effect its legal existence and good standing under the laws of the jurisdiction of its organization except in a transaction permitted by Section 7.4 or Section 7.6; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
     Section 6.6 Maintenance of Properties. Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted and make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that this Section shall not prevent the Borrower or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Borrower has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     Section 6.7 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.
     Section 6.8 Compliance with Laws. Comply in all material respects with the Requirements of all Laws applicable to it or to its business or property, except in such instances in which (a) such Requirement of Law is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
     Section 6.9 Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP or SAP, as the case may be, consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

     Section 6.10 Inspection Rights. Permit representatives and agents of the Administrative Agent and each Lender, at the Administrative Agent’s or Lender’s expense (but at the Borrower’s expense after the occurrence and during the continuance of an Event of Default), to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and employees and, with the prior written consent of the Borrower prior to the occurrence and continuance of an Event of Default (which consent shall not be unreasonably withheld), the independent public accountants of the Borrower, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or agents) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.
     Section 6.11 Use of Proceeds. Use the proceeds of (i) the Credit Extensions for general corporate purposes not in contravention of any Law or of any Credit Document and (ii) Letters of Credit to support insurance or reinsurance liabilities of any Insurance Subsidiary.
     Section 6.12 Dividends. Take all action necessary to cause its Subsidiaries to make such dividends, distributions, or other payments to the Borrower as shall be necessary for the Borrower to make payments of the Obligations. In the event the approval of any Governmental Authority or other Person is required in order for any such Subsidiary to make any such dividends, distributions or other payments to the Borrower, or for the Borrower to make any such principal or interest payments, the Borrower will forthwith exercise its best efforts and take all actions permitted by law and necessary to obtain such approval.
     Section 6.13 OFAC, PATRIOT Act Compliance. The Borrower will, and will cause each of its Subsidiaries to, (i) refrain from doing business in a Sanctioned Country or with a Sanctioned Person in violation of the economic sanctions of the United States administered by OFAC, and (ii) provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the PATRIOT Act.
     Section 6.14 Collateral.
     (a) Pursuant to the Security Documents and as collateral security for the payment and performance of the L/C Obligations in respect of secured Letters of Credit issued for the account of any Credit Party, each such Credit Party shall grant and convey, or cause to be granted and conveyed, to the Administrative Agent for its benefit and the benefit of the Lenders, a Lien and security interest in, to and upon the Collateral.
     (b) Each Credit Party shall at all times cause its respective L/C Collateral Balance to equal or exceed the sum of the aggregate principal amount of L/C Obligations attributable to secured Letters of Credit issued for its account.
     (c) Each Credit Party shall deliver or cause to be delivered to the Administrative Agent a certificate executed by a Responsible Officer of such Credit Party, in the form of

Exhibit G or otherwise in a form reasonably satisfactory to the Administrative Agent (which form may vary depending on the frequency of the delivery of such certificate and subject to the review and verification by the Administrative Agent), setting forth the aggregate secured L/C Obligations attributable to such Credit Party, the fair market value of the L/C Collateral deposited in its Custodial Account by category and in the aggregate, the calculation of the L/C Collateral Balance and such other information as the Administrative Agent may reasonably request (such certificate, a “L/C Collateral Balance Report”), (A) concurrently with the delivery of any Letter of Credit Notice, (B) on the Business Day immediately preceding the date of any conversion by the Borrower of a Letter of Credit issued on its account from one Type to another Type, (C) within 10 Business Days after the end of each calendar month, (D) at and as of such other times as the Administrative Agent may reasonably request in its sole discretion and (E) at such other times as the Credit Parties may reasonably request.
     Section 6.15 Further Assurances. Each of the Credit Parties shall, and shall cause each of their respective Subsidiaries to, make, execute, endorse, acknowledge and deliver any amendments, modifications or supplements hereto and restatements hereof and any other agreements, instruments or documents, and take any and all such other actions, as may from time to time be reasonably requested by the Administrative Agent or the Required Lenders to perfect and maintain the validity and priority of the Liens granted pursuant to the Security Documents and to effect, confirm or further assure or protect and preserve the interests, rights and remedies of the Administrative Agent and the Lenders under this Agreement and the other Credit Documents.
ARTICLE VII
NEGATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:
     Section 7.1 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
     (a) Liens pursuant to any Credit Document;
     (b) Liens existing on the date hereof and listed on Schedule 7.1 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.3(b);
     (c) Permitted Liens;
     (d) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.1(h) or securing appeal or other surety bonds related to such judgments;

     (e) any Lien existing on property of a Person immediately prior to its being consolidated with or merged into the Borrower or a Subsidiary or its becoming a Subsidiary, or any Lien existing on any property acquired by the Borrower or any Subsidiary at the time such property is so acquired (whether or not the Indebtedness secured thereby shall have been assumed), provided that no such Lien shall have been created or assumed in contemplation of such consolidation or merger or such Person’s becoming a Subsidiary or such acquisition of property; and
     (f) Liens (other than Liens specified in clauses (a) through (e) above) on other than Equity Interest of any Insurance Subsidiary securing other Obligations of the Borrower and its Subsidiaries not to exceed $50,000,000 in aggregate at any one time outstanding.
     Section 7.2 Investments. Make any Investments in (a) Fairfax, Crum & Forster, Northbridge Financial, TIG Insurance Group, TIG Insurance Company, ORH Holdings, Inc., Fairfax Financial (US) LLC, United States Fire Insurance Company or Fairfax Inc. or their respective Affiliates and Subsidiaries (other than the Borrower and its Subsidiaries) or (b) debt and equity securities of Fairfax, Crum & Forster, Northbridge Financial, TIG Insurance Group, TIG Insurance Company, ORH Holdings, Inc., Fairfax Financial (US) LLC, United States Fire Insurance Company or Fairfax Inc. or their respective Affiliates and Subsidiaries (other than the Borrower and its Subsidiaries), other than (i) existing Investments listed on Schedule 7.2 not in excess of the amounts set forth on such schedule, (ii) existing and future Investments in investment trusts, hedge funds and other investment vehicles managed by Fairfax or any of its Affiliates, (iii) Investments in investment vehicles where Affiliates of Fairfax are co-investors and (iv) other Investments other than the foregoing; provided that (A) the aggregate amount of such Investments permitted under this clause (iv) shall not exceed $50,000,000 at any time outstanding, (B) each such Investment shall be permitted by the applicable Investment Guidelines and (C) each such Investment shall not violate any Requirement of Law.
     Section 7.3 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
     (a) Indebtedness under the Credit Documents;
     (b) Indebtedness outstanding on the date hereof and listed on Schedule 7.3 and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Credit Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

     (c) Indebtedness of any Wholly Owned Subsidiary of the Borrower to the Borrower or to another Wholly Owned Subsidiary and of the Borrower to any Wholly Owned Subsidiary;
     (d) obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;
     (e) Private Placement Debt;
     (f) Hybrid Equity Securities;
     (g) obligations entered into in the ordinary course of business of an Insurance Subsidiary’s insurance or reinsurance business in respect of trust arrangements formed in the ordinary course of business for the benefit of cedents to secure reinsurance recoverables owed to them by such Insurance Subsidiary; and
     (h) other unsecured Indebtedness, provided that no Default or Event of Default would exist at the time of the incurrence thereof and after giving effect thereto.
     Section 7.4 Merger; Consolidation. Permit or cause any of its Subsidiaries to, liquidate, wind up or dissolve, or enter into any consolidation, merger or other combination, or agree to do any of the foregoing; provided, however, that any Credit Party or any Subsidiary may merge into or consolidate with any other Person so long as (y) the surviving corporation is a Credit Party or a Wholly Owned Subsidiary of a Credit Party (and in any event, if a Credit Party is a party to such merger or consolidation, the surviving corporation shall be such Credit Party, it being understood and agreed that in the case of a merger or consolidation between a Subsidiary Credit Party with the Borrower, the survivor corporation of such merger or consolidation shall be the Borrower), and (z) immediately after giving effect thereto, no Default or Event of Default would occur or exist.
     Section 7.5 Disposition of Assets.
     (a) Other than the sale, assignment, lease, conveyance, or transfer of (1) inventory held for sale, (2) equipment, fixtures, supplies or materials no longer required in the operation of the business of the Borrower or any of its Subsidiaries or that is obsolete and (3) securities in the investment portfolios of the Borrower or its Subsidiaries, sell, assign, lease, convey, transfer, assumption reinsure or otherwise dispose of (whether in one or a series of transactions) any of its assets (an “Asset Disposition”) unless (i) in the good faith opinion of the Borrower, the Asset Disposition is in exchange for consideration having a Fair Market Value at least equal to that of the property exchanged and is in the best interest of the Borrower or such Subsidiary; (ii) immediately after giving effect to the Asset Disposition, no Default or Event of Default would exist; and (iii) immediately after giving effect to the Asset Disposition, the Fair Market Value of all property that was the subject of any Asset Disposition (x) occurring in the then current fiscal year of the Borrower would not exceed 10% of Consolidated Net Worth as of the then most recently ended fiscal year and (y) occurring over the term of this Agreement would not exceed $500,000,000; provided that no Equity Interest of any Subsidiary Credit Party shall be the property subject to any Asset Disposition unless (in addition to the foregoing conditions) (A) such Subsidiary Credit Party has no outstanding Obligations and (B) the Borrower expressly assumes all of such Subsidiary Credit Party’s Obligations to the Administrative Agent, the Fronting Bank and the Lenders that survives the payment in full of such Subsidiary Credit Party’s Obligations.
     (b) Notwithstanding anything herein to the contrary, the Borrower will not, and will not permit or cause any of its Subsidiaries to, sell, or otherwise dispose of, any Equity Interest of OARC.
     Section 7.6 Restricted Payments. Declare or make any dividend payment, or make any other distribution of cash, property or assets, in respect of any of its capital stock or any warrants, rights or options (other than employee stock options) to acquire its capital stock, or purchase, redeem, retire or otherwise acquire for value any shares of its capital stock (other than shares of its capital stock purchased to meet its obligations under existing stock-based compensation plans for its employees) or any warrants, rights or options to acquire its capital stock, or set aside funds for any of the foregoing (each, a “Restricted Payment”), except that:
     (a) each Wholly Owned Subsidiary may declare and make dividend payments or other distributions to the Borrower or another Wholly Owned Subsidiary to the extent permitted under applicable Requirements of Law and, as to the Insurance Subsidiaries, by each relevant Insurance Regulatory Authority;
     (b) so long as no Default or Event of Default exists or would result therefrom, the Borrower may make, as of any date, Restricted Payments in an amount, when added to the aggregate amount of all such Restricted Payments made during the period of four consecutive fiscal quarters ending on such date, not to exceed the lesser of (i) the greater of (A) 20% of Consolidated Net Income for the period of four consecutive fiscal quarters of the Borrower most recently ended for which financial statements are available and (B) $30,000,000 and (ii) 50% of Consolidated Net Worth as of the end of the most recently ended fiscal quarter for which financial statements are available; provided however in no event shall dividends and distributions to Fairfax and its Affiliates (including, without limitation, any payments in respect of any Guarantees listed on Schedule 7.3 to this Agreement, net of any indemnification payments made by Fairfax) during any fiscal year exceed $30,000,000 in aggregate amount;
     (c) the Borrower may purchase, redeem, retire or otherwise acquire shares of its common stock (i) in an aggregate cash amount not exceeding $200,000,000 for all such purchases, redemptions, retirements and acquisitions from and after the Closing Date in accordance with its publicly announced stock repurchase plan on June 15, 2007, and (ii) any other publicly announced stock repurchase plan approved by the board of directors of the Borrower, so long as, immediately after giving pro forma effect to each such repurchase permitted in clauses (i) and (ii) above, no Default or Event of Default shall have occurred and be continuing;

     (d) the Borrower and its Subsidiaries may declare and pay dividends in respect of any Hybrid Equity Securities and Preferred Securities if, at the time of and after giving effect to any such payment, no Default or Event of Default under Section 8.1(a), clause (i) of Section 8.1(e), Section 8.1(f) or Section 8.1(g) shall have occurred and be continuing; and
     (e) the Borrower may redeem any of its 8.125% Series A perpetual preferred stock and its floating rate Series B perpetual preferred stock beginning October 20, 2010 so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) immediately after giving effect to any such redemption, the Borrower is in compliance with the financial covenants contained in Section 7.13, such compliance determined with regard to calculations made on a pro forma basis for the fiscal quarter or fiscal year most recently ended for which financial statements are available, calculated as if such payment had been made on the last day of such reporting period, and the Administrative Agent shall have received a certificate of a Financial Officer of the Borrower to such effect.
The Borrower will not, and will not permit or cause any of its Subsidiaries to, make (or give any notice in respect of) any voluntary or optional payment or prepayment on any Indebtedness or, directly or indirectly, make any redemption (including pursuant to any change of control provision), retirement, defeasance or other acquisition for value of any Indebtedness, or make any deposit or otherwise set aside funds for any of the foregoing purposes; provided, however, the Borrower and its Subsidiaries may voluntarily prepay, voluntarily redeem, voluntarily retire, voluntarily defease or voluntarily acquire for value any Indebtedness and/or Hybrid Equity Securities so long as no Default or Event of Default exists or would result therefrom.
     Section 7.7 Change in Nature of Business. Engage to any substantial degree in any business other than the insurance or reinsurance business and other businesses engaged in by the Borrower and its Subsidiaries on the date hereof or a business reasonably related thereto.
     Section 7.8 Transactions with Affiliates. Enter into any material transaction with any officer, director, stockholder or other Affiliate of the Borrower or any Subsidiary, except in the ordinary course of its business and upon fair and reasonable terms that are no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person other than an Affiliate of the Borrower or such Subsidiary; provided, however, that nothing contained in this Section shall prohibit:
     (a) transactions described on Schedule 7.8 or otherwise expressly permitted hereunder; and
     (b) the payment by Borrower of reasonable and customary fees to members of its board of directors.
     Section 7.9 Certain Amendments. (a) Amend, modify or waive, or permit the amendment, modification or waiver of, any provision of any agreement or instrument evidencing or governing any Indebtedness or (b) amend or modify its articles or certificate of incorporation or bylaws, in each case under clauses (a) and (b) other than any amendments, modifications or waivers that could not reasonably be expected to affect the Lenders adversely.

     Section 7.10 Burdensome Agreements. Create or otherwise cause or suffer to exist or become effective any restriction or encumbrance on (a) the ability of the Borrower and its Subsidiaries to perform and comply with their respective obligations under the Credit Documents, (b) the ability of the Borrower or any Subsidiary to grant, assume or permit to exist any Lien upon any of its assets or properties as security, directly or indirectly, for the Obligations, other than the restrictions set forth in the Credit Documents, or (c) the ability of any Subsidiary to make payments or other distributions in respect of its capital to the Borrower or any other Subsidiary, or make transfers to the Borrower or any other Subsidiary, in each case, other than as existing under or by reason of the Credit Documents or applicable Requirements of Law.
     Section 7.11 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose.
     Section 7.12 Fiscal Year. Permit or cause any of its Insurance Subsidiaries to, change the ending date of its fiscal year to a date other than December 31.
     Section 7.13 Financial Covenants.
     (a) Maximum Total Debt to Capitalization Ratio. Permit the Total Debt to Capitalization Ratio to exceed 0.30 to 1.0 at any time.
     (b) Minimum Statutory Surplus. Permit the Statutory Surplus to be less than $1,000,000,000.
     (c) Minimum Risk-Based Capital. Permit the ratio of (i) “total adjusted capital” (within the meaning of the Risk-Based Capital for Insurers Model Act as promulgated by the NAIC as of the date hereof (the “Model Act”)) of OARC to (ii) 2 times the “Authorized Control Level Risk-Based Capital” (within the meaning of the Model Act) of OARC to be less than one hundred fifty percent (150%), as of the last day of any fiscal quarter, beginning with the fiscal quarter ending June 30, 2007.
ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
     Section 8.1 Events of Default. Any of the following shall constitute an Event of Default:
     (a) Non-Payment. The Borrower or any other Credit Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Disbursement, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Disbursement, or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Credit Document; or

     (b) Specific Covenants. The Borrower or any other Credit Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.3, Section 6.5, Section 6.10, or Section 6.11, Section 6.14(a), Section 6.14(c) or Article VII; or
     (c) Other Defaults. Any Credit Party fails to perform or observe any other covenant or agreement (not specified in subsection (a), (b) or (n) of this Section 8.1) contained in any Credit Document on its part to be performed or observed and such failure continues for 30 days; or
     (d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Credit Party herein, in any other Credit Document, or in any document delivered in connection herewith or therewith which is qualified as to materiality shall be incorrect or misleading, and any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Credit Party herein which is not qualified as to materiality shall be incorrect or misleading in any material respect, in each case when made or deemed made; or
     (e) Cross-Default. (i) The Borrower or any Material Subsidiary fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Private Placement Debt, any Hybrid Equity Securities or any other Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $50,000,000 and such failure continues after the applicable notice or grace period, if any, specified in the relevant document or (ii) the Borrower or any Subsidiary defaults in the performance of any other agreement, term or condition contained in any Private Placement Debt, any Hybrid Equity Securities or any other Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) or some other event occurs, and the effect of which default or other event is to cause, or to permit the holder or holders of any Private Placement Debt, any Hybrid Equity Securities or any other such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem any Private Placement Debt, any Hybrid Equity Securities or such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable, or cash collateral in respect thereof to be demanded, in excess of such amount; or (iii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than $50,000,000; or
     (f) Insolvency Proceedings, Etc. Any Credit Party or any other Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
     (g) Inability to Pay Debts; Attachment. (i) Any Credit Party or any other Material Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or
     (h) Judgments. There is entered against any Credit Party or any of their respective Subsidiaries or any combination thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount exceeding 5% of Consolidated Net Worth that is not stayed, discharged or paid within 20 days after entry thereof (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 20 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
     (i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $10,000,000, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $10,000,000; or
     (j) Invalidity of Credit Documents. Any material provision of any Credit Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Credit Party or any other Person contests in any manner the validity or enforceability of any provision of any Credit Document; or any Credit Party denies that it has any or further liability or obligation under any Credit Document, or purports to revoke, terminate or rescind any provision of any Credit Document;
     (k) Invalidity of Security Documents. Any Security Document to which any Credit Party is now or hereafter a party shall for any reason cease to be in full force and effect or cease to be effective to give the Administrative Agent a valid and perfected security interest in and Lien upon the Collateral purported to be covered thereby, subject to no Liens other than Liens in favor of the Custodian, in each case unless any such cessation occurs in accordance with the terms thereof or is due to any act or failure to act on the part of the Administrative Agent or any Lender, or any Credit Party shall assert any of the foregoing; or
     (l) Loss of Licenses. Any Governmental Authority revokes, fails to renew or suspends any License of the Borrower or any Insurance Subsidiary, which revocation, failure or suspension has had or could reasonably be expected to have a Material Adverse Effect, or the Borrower or any Insurance Subsidiary for any reason loses any License which loss had had or could reasonably be expected to have a Material Adverse Effect, or the Borrower or any Insurance Subsidiary suffers the imposition of any restraining order, escrow, suspension or impound of funds in connection with any proceeding (judicial or administrative) with respect to any License which imposition has or could reasonably be expected to have a Material Adverse Effect; or
     (m) Ratings Downgrade. The Financial Strength Rating for OARC falls below B++; or
     (n) L/C Collateral. The aggregate L/C Obligations of any Credit Party exceeds the L/C Collateral Balance for such Credit Party for a period of 14 days or more; or
     (o) Change of Control. There occurs any Change of Control.
     Section 8.2 Remedies; Termination of Commitments, Acceleration, Etc. Upon and at any time after the occurrence and during the continuance of any Event of Default, the Administrative Agent shall at the direction, or may with the consent, of the Required Lenders, take any or all of the following actions at the same or different times:
     (a) Declare the Commitments and the Issuing Banks’ obligation to issue Letters of Credit to be terminated, whereupon the same shall terminate; provided that, upon the occurrence of a Bankruptcy Event, the Commitments and the Issuing Banks’ obligation to issue Letters of Credit shall automatically be terminated;
     (b) Declare all or any part of the outstanding principal amount of the Loans to be immediately due and payable, whereupon the principal amount so declared to be immediately due and payable, together with all interest accrued thereon and all other amounts payable under this Agreement, the Notes and the other Credit Documents, shall become immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice or legal process of any kind, all of which are hereby knowingly and expressly waived by the Borrowers (provided that, upon the occurrence of a Bankruptcy Event, all of the outstanding principal amount of the Loans and all other amounts described in this subsection (b) shall automatically become immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice or legal process of any kind, all of which are hereby knowingly and expressly waived by the Credit Parties);
     (c) Direct each Credit Party to deposit (and each such Credit Party hereby agrees, forthwith upon receipt of notice of such direction from the Administrative Agent, to deposit) with the Administrative Agent from time to time such additional amount of cash as is equal to 100% of the aggregate Stated Amount of all of such Account Party’s Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have drawn or be entitled at such time to draw thereunder) less the aggregate portion of such Credit Party’s L/C Collateral Balance consisting of cash, such amount to be held by the Administrative Agent in such Credit Party’s Cash Collateral Account as security as described in Section 3.8;
     (d) Enforce any or all of the Liens and security interests created pursuant to the Security Documents and/or exercise any of the rights and remedies provided therein;
     (e) Terminate any Letter of Credit or give a notice of nonrenewal in respect thereof if permitted in accordance with its terms; and
     (f) Exercise all rights and remedies available to it under this Agreement, the other Credit Documents and applicable law.
     Section 8.3 Remedies; Set Off. In addition to all other rights and remedies available under the Credit Documents or applicable law or otherwise, upon and at any time after the occurrence and during the continuance of any Event of Default, each Lender, each Fronting Bank and each of their respective Affiliates may, and each is hereby authorized at any such time and from time to time, to the fullest extent permitted by applicable law, without presentment, demand, protest or other notice of any kind, all of which are hereby knowingly and expressly waived by the Credit Parties, to set off and to apply any and all deposits (general or special, time or demand, provisional or final) and any other property at any time held (including at any branches or agencies, wherever located), and any other indebtedness at any time owing, by such Lender, such Fronting Bank or any such Affiliate to or for the credit or the account of any Credit Party against any or all of the Obligations of such Credit Party now or hereafter existing under this Agreement or any other Credit Documents to such Lender or such Fronting Bank, whether or not such Obligations may be contingent or unmatured. Each Lender and each Fronting Bank agrees promptly to notify the applicable Credit Party and the Administrative Agent after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.
ARTICLE IX
THE ADMINISTRATIVE AGENT
     Section 9.1 Appointment and Authority. Each of the Lenders (for purposes of this Article, references to the Lenders shall also mean the Fronting Bank) hereby irrevocably appoints Wachovia to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and no Credit Party shall have any right as a third party beneficiary of any of such provisions.
     Section 9.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Credit Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
     Section 9.3 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents. Without limiting the generality of the foregoing, the Administrative Agent:
     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;
     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law; and
     (c) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or any Affiliate thereof that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8.2 and Section 10.5) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower or a Lender.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

     Section 9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Fronting Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Fronting Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Fronting Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Credit Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     Section 9.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     Section 9.6 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article and Section 10.1 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
     Section 9.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.
     Section 9.8 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the bookrunner, Arrangers, or other agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.
     Section 9.9 Collateral Matters.
     (a) The Administrative Agent is hereby authorized on behalf of the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time (but without any obligation) to take any action with respect to the Collateral and the Security Documents that may be deemed by the Administrative Agent in its discretion to be necessary or advisable to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Security Documents.
     (b) The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (A) upon termination of the Commitments, termination, expiration or cash collateralization of all outstanding Letters of Credit and payment in full of all of the Obligations then due and payable, (B) constituting property sold or to be sold or disposed of as part of or in connection with any disposition expressly permitted hereunder or under any other Credit Document or to which the Required Lenders have consented in writing or (C) otherwise pursuant to and in accordance with the provisions of any applicable Credit Document. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property pursuant to this Section 9.9(b).

     Section 9.10 Fronting Bank. The provisions of this Article X (other than Section 9.2) shall apply to the Fronting Bank mutatis mutandis to the same extent as such provisions apply to the Administrative Agent.
ARTICLE X
MISCELLANEOUS
     Section 10.1 Expenses; Indemnity; Damage Waiver.
     (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or the Fronting Bank in connection with the Issuance of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Fronting Bank (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Fronting Bank), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit Issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
     (b) The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Fronting Bank, each Lender, and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee)(collectively, “Losses”), incurred by any Indemnitee or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Administrative Agent or the Fronting Bank, as the case may be, to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Substances on or from any property owned or operated by any Credit Party, or any Environmental Claim related in any way to any Credit Party, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document, if such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
     (c) To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 10.1(a) or Section 10.1(b) to be paid by it to the Administrative Agent (or any sub-agent thereof), the Fronting Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Fronting Bank or such Related Party, as the case may be, such Lender’s proportion (based on the percentages as used in determining the Required Lenders as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Fronting Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the Fronting Bank in connection with such capacity. The obligations of the Lenders under this Section 10.1(c) are subject to the provisions of Section 2.3(d).
     (d) To the fullest extent permitted by applicable law, each Credit Party shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through SyndTrak or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.
     (e) All amounts due under this Section shall be payable by the applicable Credit Party upon demand therefor.
     Section 10.2 Governing Law; Submission to Jurisdiction; Waiver of Venue; Service of Process.
     (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS SHALL (EXCEPT AS MAY BE EXPRESSLY OTHERWISE PROVIDED IN ANY CREDIT DOCUMENT) BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAW RULES); PROVIDED THAT EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT OR APPLICATION THEREFOR OR, IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE INTERNATIONAL STANDBY PRACTICES OF THE INTERNATIONAL CHAMBER

OF COMMERCE, AS IN EFFECT FROM TIME TO TIME (THE “ISP”), AND, AS TO MATTERS NOT GOVERNED BY THE ISP, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAW RULES).
     (b) EACH CREDIT PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE FRONTING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AGAINST ANY CREDIT PARTY OR ANY OF THEIR RESPECTIVE PROPERTIES IN THE COURTS OF ANY JURISDICTION.
     (c) EACH CREDIT PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT IN ANY COURT REFERRED TO IN Section 10.2(b). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     (d) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN Section 10.4. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
     Section 10.3 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS

AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     Section 10.4 Notices; Effectiveness; Electronic Communication.
     (a) Except in the cases of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.4(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:
     (i) if to any Credit Party, the Administrative Agent, or the Fronting Bank, to it at the address (or telecopier number) specified for such person on Schedule 1.1(a); and
     (ii) if to any Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.
     Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in Section 10.4(b) shall be effective as provided in Section 10.4(b).
     (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or each Credit Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communication pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or other communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto (except that each Lender need not give notice of any such change to the other Lenders in their capacities as such).
     Section 10.5 Amendments, Waivers, etc. No amendment, modification, waiver or discharge or termination of, or consent to any departure by any Credit Party from, any provision of this Agreement or any other Credit Document shall be effective unless in a writing signed by the Required Lenders (or by the Administrative Agent at the direction or with the consent of the Required Lenders), and then the same shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, modification, waiver, discharge, termination or consent shall:
     (a) increase the Commitment of any Lender without the written consent of such Lender;
     (b) reduce the principal amount of any Loan or the amount of any Reimbursement Obligation of any Credit Party in respect of any L/C Disbursement or reduce the rate of interest thereon, or reduce any fees or other amounts payable hereunder, without the written consent of each Lender directly affected thereby;
     (c) postpone the scheduled date of payment of the principal amount of any Loan or for reimbursement of any L/C Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment or any Letter of Credit (other than an extension thereof pursuant to an “evergreen provision”), without the written consent of each Lender directly affected thereby;
     (d) change or waive any provision of Section 2.14, any other provision of this Agreement or any other Credit Document requiring pro rata treatment of any Lenders, or this Section 10.5 without the consent of each Lender;
     (e) change the percentage in the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent;
     (f) release all or substantially all of the Collateral (except as expressly provided in the Credit Documents) from the Liens under all of the Security Documents without the consent of each Tranche 2 Lender;
     (g) modify the definitions in Section 1.1 of “Required Tranche 1 Lenders” or amend, modify or waive any condition precedent to any Borrowing of Loans set forth in Section 4.2

(including in connection with any waiver of an existing Default or Event of Default) without the consent of the Required Tranche 1 Lenders;
     (h) modify the definitions in Section 1.1 of “L/C Collateral Balance”, “L/C Collateral”, “Eligible Percentage”, “Required Tranche 2 Lenders” or Schedule 1.1(b) without the consent of the Required Tranche 2 Lenders;
     (i) change, waive, discharge or terminate any Security Document unless each such change, waiver, discharge or termination is in writing signed by each applicable Credit Party and the Required Tranche 2 Lenders; and
     (j) unless agreed to by the Fronting Bank or the Administrative Agent in addition to the Lenders required as provided hereinabove to take such action, affect the respective rights or obligations of the Fronting Bank or the Administrative Agent, as applicable, hereunder or under any of the other Credit Documents.
     Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.
     Section 10.6 Successors and Assigns.
     (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.6(b), (ii) by way of participation in accordance with the provisions of Section 10.6(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.6(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.6(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Any Lender may, and, if demanded by the Borrower pursuant to Section 2.18, shall at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and Credit Extensions (including for purposes of this Section 10.6(b), participations in Participated Letters of Credit) at the time owing to it); provided that:
     (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Credit Extensions at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Credit Extensions of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);
     (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Credit Extensions and/or its Tranche 1 Commitment and Tranche 2 Commitment so assigned;
     (iii) any such assignment must be approved by the Administrative Agent and the Fronting Bank and (so long as no Default or Event of Default has occurred and is continuing) the Borrower, each such consent not to be unreasonably withheld or delayed, unless the Person that is the proposed assignee is itself a Lender or an Affiliate of a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and
     (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.6(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.15(a), Section 2.15(b), Section 2.16, Section 2.17 and Section 10.1 (and subject to the obligations thereof) with respect to facts and circumstances occurring prior to the effective date of such assignment; PROVIDED, HOWEVER, THAT NO LENDER MAY ASSIGN ANY OBLIGATION UNDER A SYNDICATED LETTER OF CREDIT UNLESS SUCH SYNDICATED LETTER OF CREDIT IS EITHER AMENDED OR RETURNED BY THE BENEFICIARY AND REISSUED BY THE ADMINISTRATIVE AGENT, REMOVING OR AMENDING, AS THE CASE MAY BE, THE ASSIGNING LENDER’S PERCENTAGE OBLIGATIONS AND REPLACING OR AMENDING THE SAME WITH A PERCENTAGE OBLIGATIONS OF THE ELIGIBLE ASSIGNEE. If requested by or on behalf of the Eligible Assignee, each Borrower, at its own expense, will execute and deliver to the Administrative Agent a new Note or Notes to the order of the Eligible Assignee (and, if the assigning Lender has retained any portion of its rights and obligations hereunder, to the order of the assigning Lender), as necessary to reflect, after giving effect to the assignment, the Commitments and/or outstanding Loans, as the case may be, of the Eligible Assignee and (to the extent of any retained interests) the assigning Lender. Any Lender who has requested a Note will return cancelled Notes to the Borrower. At the time of each assignment pursuant to this Section 10.6 to a Lender not already a Lender hereunder, such Lender shall provide to the Borrower and the Administrative Agent such documentation required pursuant to Section 2.16(e) hereof. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.6(d).
     (c) The Administrative Agent, acting solely for this purpose as an agent of the Credit Parties, shall maintain at its address for notices referred to in Schedule 1.1(a) a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each of the Credit Parties and the Fronting Bank, at any reasonable time and from time to time upon reasonable prior notice.
     (d) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or a Credit Party or any Affiliates or Subsidiaries of a Credit Party) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Credit Extensions (including such Lender’s participations in Participated Letters of Credit) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Credit Parties, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 10.6(a), Section 10.6(b), or Section 10.6(c), that affects such Participant. Subject to Section 10.6(e), the Credit Parties agree that each Participant shall be entitled to the benefits of Section 2.15(a), Section 2.15(b), Section 2.16, and Section 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.6(b).
     (e) A Participant shall not be entitled to receive any greater payment under Section 2.15(a), Section 2.15(b) or Section 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Credit

Parties, to comply with Section 2.16(e) as though it were a Lender, and Section 2.16(e) shall be read accordingly.
     (f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (g) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act or any state laws based on the Uniform Electronic Transactions Act.
     (h) Any Lender or Participant may, in connection with any assignment, participation, pledge or proposed assignment, participation or pledge pursuant to this Section 10.6, disclose to the Eligible Assignee, Participant or pledgee or proposed Eligible Assignee, Participant or pledgee any information relating to the Borrower and its Subsidiaries furnished to it by or on behalf of any other party hereto, provided that such Eligible Assignee, Participant or pledgee or proposed Eligible Assignee, Participant or pledgee agrees in writing to keep such information confidential to the same extent required of the Lenders under Section 10.11.
     (i) Notwithstanding anything to the contrary contained herein, if Wachovia assigns all of its Commitments and Credit Extensions in accordance with this Section 10.6, Wachovia may, and shall upon written notice received from the Borrower, resign as Fronting Bank upon written notice to the Borrower and the Lenders or the receipt of such written notice from the Borrower. Upon any such written request or notice of resignation, the Borrower shall have the right to appoint from among the Lenders a successor Fronting Bank; provided that no failure by the Borrower to make such appointment shall affect the resignation of Wachovia as Fronting Bank. Wachovia shall retain all of the rights and obligations of the Fronting Bank hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation and all obligations of the Credit Parties and the Lenders with respect thereto (including the right to require the Lenders to fund participation interests pursuant to Article III).
     Section 10.7 No Waiver. The rights and remedies of the Administrative Agent and the Lenders expressly set forth in this Agreement and the other Credit Documents are cumulative and in addition to, and not exclusive of, all other rights and remedies available at law, in equity or otherwise. No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or be construed to be a waiver of any Default or Event of Default. No course of dealing between any Credit Party, the Administrative Agent or the Lenders or their agents or employees shall be effective to amend, modify or discharge any provision of this Agreement or any other Credit Document or to constitute a waiver of any Default or Event of Default. No notice to or demand upon any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Administrative Agent or any Lender to exercise any right or remedy or take any other or further action in any circumstances without notice or demand.
     Section 10.8 Survival. All representations, warranties and agreements made by or on behalf of any Credit Party in this Agreement and in the other Credit Documents shall survive the execution and delivery hereof or thereof, the making and repayment of the Loans and the Issuance and repayment of the Letters of Credit. In addition, notwithstanding anything herein to the contrary, the provisions of this Agreement and the other Credit Documents relating to indemnification or payment of costs and expenses, including, without limitation, the provisions of Section 2.15(a), Section 2.15(b), Section 2.16, Section 2.17, and Section 10.1, shall survive the payment in full of all Credit Extensions, the termination of the Commitments and all Letters of Credit, and any termination of this Agreement or any of the other Credit Documents.
     Section 10.9 Severability. To the extent any provision of this Agreement is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.
     Section 10.10 Construction. The headings of the various articles, sections and subsections of this Agreement and the table of contents have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof. Except as otherwise expressly provided herein and in the other Credit Documents, in the event of any inconsistency or conflict between any provision of this Agreement and any provision of any of the other Credit Documents, the provision of this Agreement shall control.
     Section 10.11 Confidentiality. Each of the Administrative Agent, the Lenders and the Fronting Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Requirements of Law or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Credit Party and its obligations (g) with the consent of the Borrower or (h) to the extent such

Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Fronting Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or any of its Subsidiaries or Affiliates or any other party hereto.
For purposes of this Section, “Information” means all information received from the Credit Parties relating to any Credit Party or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Fronting Bank on a nonconfidential basis prior to disclosure by any Credit Party, provided that, in the case of information received from any Credit Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Section 10.12 Judgment Currency. If, for the purposes of obtaining judgment in any court or in respect of any tender made by any Credit Party, it is necessary to convert a sum due hereunder or under any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given or such tender is made. The obligation of any Credit Party in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Credit Documents shall, notwithstanding any tender or judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender of any sum received or adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or such Lender in the Agreement Currency, the applicable Credit Party agrees, as a separate obligation and notwithstanding any such judgment or tender, to indemnify the Administrative Agent or such Lender or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or such Lender in such currency, the Administrative Agent or such Lender agrees to return the amount of any excess to the applicable Credit Party (or to any other Person who may be entitled thereto under applicable law).
     Section 10.13 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof (except for the Fee Letter). Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
     Section 10.14 Disclosure of Information. The Borrower agrees and consents to the Administrative Agent’s and the Arranger’s disclosure of information relating to this transaction to Gold Sheets and other similar bank trade publications. Such information will consist of deal terms and other information customarily found in such publications.
     Section 10.15 USA PATRIOT Act Notice. Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Credit Parties that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the names and addresses of the Credit Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Credit Parties in accordance with the PATRIOT Act.
[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

ODYSSEY RE HOLDINGS CORP.

By:	/s/ R. Scott Donovan

Name:	R. Scott Donovan

Title:	Executive Vice President and Chief Financial Officer

ODYSSEY AMERICA REINSURANCE CORPORATION

By:	/s/ R. Scott Donovan

Name:	R. Scott Donovan

Title:	Executive Vice President

CLEARWATER INSURANCE COMPANY

By:	/s/ R. Scott Donovan

Name:	R. Scott Donovan

Title:	Executive Vice President

CLEARWATER SELECT INSURANCE COMPANY

By:	/s/ R. Scott Donovan

Name:	R. Scott Donovan

Title:	Executive Vice President

SIGNATURE PAGE TO ODYSSEY RE HOLDINGS CORP.
CREDIT AGREEMENT

HUDSON INSURANCE COMPANY

By:	/s/ Andrew A. Barnard

Name:	Andrew A. Barnard

Title:	Chief Executive Officer

HUDSON SPECIALTY INSURANCE COMPANY

By:	/s/ R. Scott Donovan

Name:	R. Scott Donovan

Title:	Executive Vice President

SIGNATURE PAGE TO ODYSSEY RE HOLDINGS CORP.
CREDIT AGREEMENT

WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent, Issuing Bank and as a Lender

By:	/s/ Karen Hanke

Name	Karen Hanke

Title:	Director

SIGNATURE PAGE TO ODYSSEY RE HOLDINGS CORP.
CREDIT AGREEMENT

PNC BANK, NATIONAL ASSOCIATION, As a Lender

By:	/s/ Edward J. Chidiac

Name:	Edward J. Chidiac

Title:	Managing Director

SIGNATURE PAGE TO ODYSSEY RE HOLDINGS CORP.
CREDIT AGREEMENT

CITI BANK, N.A., as documentation Agent and as a Lender

By:	/s/ Cynthia W. Priest

Name:	Cynthia W. Priest

Title:	Director

SIGNATURE PAGE TO ODYSSEY RE HOLDINGS CORP.
CREDIT AGREEMENT

KEYBANK NATIONAL ASSOCIATION, as Syndication Agent and as a Lender

By:	/s/ Mary K. Young

Name:	Mary K. Young

Title:	Senior Vice President

SIGNATURE PAGE TO ODYSSEY RE HOLDINGS CORP.
CREDIT AGREEMENT

WEBSTER BANK, NATIONAL ASSOCIATION, as Documentation Agent and as a Lender

By:	/s/ Lawrence Davis

Name:	Lawrence Davis

Title:	Vice President

SIGNATURE PAGE TO ODYSSEY RE HOLDINGS CORP.
CREDIT AGREEMENT

THE BANK OF NEW YORK, as Documentation Agent and as a Lender

By:	/s/ Lizanne T. Eberle

Name:	Lizanne T. Eberle

Title:	Managing Director

SIGNATURE PAGE TO ODYSSEY RE HOLDINGS CORP.
CREDIT AGREEMENT

DISCLOSURE SCHEDULE TO CREDIT AGREEMENT
     This Disclosure Schedule has been prepared in connection with the Credit Agreement, dated as of July 13, 2007 among Odyssey Re Holdings Corp., as the Borrower, the Subsidiary Credit Parties party thereto, the Lenders party thereto, KeyBank National Association, as Syndication Agent and Wachovia Bank, National Association, as Administrative Agent (the “Credit Agreement”). Unless otherwise defined in this Disclosure Schedule, all capitalized terms used herein shall have the meanings ascribed to them in the Credit Agreement.
     This Disclosure Schedule is qualified in its entirety by reference to specific provisions of the Credit Agreement, and is not intended to constitute, and shall not be construed as constituting, representations or warranties of the any or all of the Credit Parties except as and to the extent provided in the Credit Agreement. Inclusion of information herein shall not be construed as an admission that such information is material to the business, assets, financial condition or operations of the Borrower or any of the other Credit Parties.
     Headings have been inserted on the sections of the Disclosure Schedule for convenience of reference only and shall to no extent have the effect of amending or changing the express description of the sections as set forth in the Credit Agreement. The annexes or exhibits to any particular section of this Disclosure Schedule form an integral part of this Disclosure Schedule and are incorporated by reference for all purposes as if set forth fully herein.

Schedule 1.1 (a)
Commitments and
Notice Addresses
Commitments

	Tranche 1	Tranche 2
Lender	Commitment	Commitment
Wachovia Bank, National Association	$22,500,000	$22,500,000
KeyBank National Association	$20,000,000	$20,000,000
Citibank, N.A.	$17,500,000	$17,500,000
The Bank of New York	$15,000,000	$15,000,000
Webster Bank, National Association	$12,500,000	$12,500,000
PNC Bank, National Association	$12,500,000	$12,500,000

Total	$100,000,000	$100,000,000

Schedule 1.1(b)
L/C Collateral Balance

Category of Investment/Security	Eligible Percentage
Cash (denominated in U.S. Dollars)	100%
Prime bank certificates of deposit issued by U.S. banks rated Aa3/AA- or better	95%
U.S. Government Securities
Maturity 2 years or less	95% of Market
Maturity over 2 years	90% of Market
Investment-grade municipal bonds (Rating Aaa/AAA)
Maturity 5 years or less	90% of Market
Investment-grade municipal bonds (Rating Aal/AA+ -Baa2/BBB)
Maturity 5 years or less	85% of Market
Investment-grade municipal bonds (Rating Aaa/AAA -Baa3/BBB-)
Maturity over 5 years	80% of Market
Investment-grade corporate bonds (Rating Aa3/AA- or better, non-convertible, NYSE-traded)
Maturity 2 years or less	90% of Market
Maturity over 2 years	85% of Market
Investment-grade corporate bonds (Rating A1/A+ to Baa3/BBB-, non-convertible, NYSE-traded)
Maturity 2 years or less	85% of Market
Maturity over 2 years	80% of Market
Commercial paper (Rating A1-A2, P1-P2)	90% of Market

SCHEDULE 5.10
TAX SHARING AGREEMENTS
1. Tax Allocation Agreement, dated as of June 19, 2001 and as amended, by and between Fairfax Inc., the Borrower, OARC, Clearwater and Hudson.
2. Fairfax Inc. and Odyssey Re Holdings Corp. Inter-Company Tax Allocation Agreement, effective March 4, 2003.
3. Deconsolidation Tax Credit and Skandia Audit Agreement, effective December 31, 2005, between Fairfax Inc. and the Borrower.
4. Tax Allocation Agreement, dated as of October 28, 2003, between the Borrower. and Hudson Specialty (f/k/a General Security Indemnity Company).
5. Tax Allocation Agreement, dated as of December 31, 2004, between the Borrower and Clearwater Select.

SCHEDULE 5.12
SUBSIDIARIES AND OTHER EQUITY INVESTMENTS
a. Subsidiaries of the Borrower

Odyssey America Reinsurance Corporation	Connecticut
Clearwater Insurance Company	Delaware
Hudson Insurance Company	Delaware
Hudson Specialty Insurance Company	New York
Clearwater Select Insurance Company	Delaware
Clearwater Insurance Trust I	Delaware
O.R.E. Holdings Limited	Mauritius
Odyssey UK Holdings Corp.	Delaware
Newline Holdings UK Limited	U.K.
Newline Underwriting Management Limited	U.K.
Newline Corporate Name Limited	U.K.
Newline Underwriting Limited	U.K.
Hudson Holdings UK Limited	U.K.
Hudson Insurance Company Limited	U.K.
Hudson Underwriting Limited	U.K.
Hudson Underwriting Management Limited	U.K.
Newline Asia Services Pte. Ltd.	Singapore
Odyssey Holdings Latin America, Inc.	Delaware
Odyssey Latin America, Inc.	Delaware
Odyssey Servicios Limitada	Chile
Odyssey Services, SA de CV	Mexico
Odyssey America Trust	Delaware
b. Equity Interests of the Borrower
1.	Clearwater owns 47.42% of the Class 1 common stock of TRG Holding Corporation, a Delaware corporation (“TRG Holding”). TRG Holding owns 100% of the capital stock of The Resolution Group, Inc., a Delaware corporation (“TRG”). TRG owns 100% of the capital stock of Envision Claims Management Corporation, a New Jersey corporation, and Resolution Reinsurance Services Corporation, a Delaware corporation (“RRSC”). RRSC owns 100% of the capital stock of St. John’s Insurance Company Limited, a Bermuda company.

2.	O.R.E. Holdings Limited owns 45% of the capital stock of Cheran Enterprises Private Limited (India) (“CEPL”). CEPL owns 99.99% of the capital stock of Cherraan Propertiees Limited (India) (“Cherraan”) and 34.66% of the capital stock of Vasantha Mills (India) (“Vasantha Mills”). Cherraan also owns 28.19% of the capital stock of Vasantha Mills.
3.	Clearwater owns 13.2%, of the common stock of Hub International Limited.

4.	OARC owns 39.88% of Dalton Greater China Master Fund.

5.	OARC owns 27.7% (non-voting) of Fairfax Asia Limited.

6.	Hudson Specialty owns 40% of Hooghuis Group LLC.

SCHEDULE 5.17
LICENSES
See attached 31 pages.

Odyssey America Reinsurance Corporation
Certificates of Authority
As of 07/01/07

State	Lines Authorized to Write

Alabama	Property, Miscellaneous Casualty, Surety including Official Surety Bonds, Marine

Alaska	Health, Property, Casualty (all clauses), Surety, Marine, Wet Marine, Transportation

Arizona	Casualty w/o Workers’ Compensation, Disability, Marine and Transportation, Property, Surety, Vehicle

Arkansas	Property, Casualty, Surety, Marine and Disability

California	Fire, Marine, Surety, Plate Glass Liability, Workers’ Compensation, Sprinkler, Automobile, Miscellaneous

Canada	Limited to the business of Reinsurance:
Property, Accident & Sickness, Aircraft, Automobile, Boiler and Machinery, Hail, Legal Expense, Liability Insurance

Colorado	Accident & Health, Fidelity & Surety, General Property, Motor Vehicle (Casualty), Professional Malpractice, Crop, General Casualty, Mortgage Guaranty, Motor Vehicle (Property), Workers’ Compensation

Connecticut	Fire, Extended Coverage, Other Allied Lines, Homeowners Multiple Peril, Commercial Multiple Peril, Earthquake, Growing Crops, Ocean Marine, Inland Marine, Accident and Health, Workman’s Compensation, Liability other than Auto (B.I. and P.D.), Auto Liability (B.I. and P.O.), Auto Physical Damage, Aircraft (all perils), Fidelity and Surety, Glass, Burglary and Theft, Boiler and Machinery, Reinsurance

Delaware	Health, Property, Marine & Transportation, Casualty (including: Vehicle, Liability, Burglary & Theft, Personal Property Floater, Glass, Boiler & Machinery, Credit, Leakage & Fire Extinguisher Equipment, Malpractice, Elevator, Congenital Defects, Livestock, Entertainments and Miscellaneous

State	Lines Authorized to Write

District of Columbia	Aircraft (all perils), all other A & H, Allied Lines, Boiler and Machinery, Burglary and Theft, Collectively Renewable A & H, Commercial Auto Physical Damage, Commercial Multiple Peril (Non-Liability), Credit, Credit A & H (Group & Individual), Earthquake, Farmowners Multiple Peril, Fidelity, Fire, Glass, Group Accident and Health, Guaranteed Renewable A & H, Homeowners Multiple Peril, Inland Marine, Medical Malpractice, Non-Cancellable A & H, Non-renewable for Stated Reasons Only, Ocean Marine, Other Commercial Auto Liability, Other Liability, Other Private Passenger Auto Liability, Private Passenger Auto Physical Damage, Property and Casualty, Surety, Workers’ Compensation

Florida	Allied Lines, Commercial Auto Physical Damage, Commercial Automobile Liability, Commercial Multi Peril, Fire, Medical Malpractice, Other Liability, PPA Physical Damage, Private Passenger Auto Liability, Workers’ Compensation

Georgia	Property, Marine and Transportation, Casualty (including Workers’ Compensation) , Surety

Hawaii	Casualty, Marine, Property, Surety

Idaho	Casualty (including Workers’ Compensation), Surety, Marine and Transportation, Property

Illinois	Class 2 — Casualty, Fidelity, Surety (Accident and Health, Vehicle, Liability, Workers’ Compensation, Burglary and Forgery, Glass, Fidelity and Surety, Miscellaneous

Class 3 — Fire, Marine, Etc. (Fire, Elements, Marine and Transportation, Vehicle, Property Damage, Sprinkler Leakage and Crop, Other Fire and Marine Risks

Indiana	Class 2 — Accident & Health, Employer’s Liability, Burglary & Theft, Glass, Boiler & Machinery, Motor Vehicle, Water Damage, Liability, Credit, Title, Fidelity and Surety (excluding bail bonds), Miscellaneous, Legal Expenses

State	Lines Authorized to Write

Class 3 — Property, Crops, Leakage and Fire Extinguisher Equipment, Inland Marine

Iowa	Fire, Extended Coverage, Other Allied Lines, Homeowners Multiple Peril (incl. B.I.), Commercial Multiple Peril, Earthquake, Growing Crops, Ocean Marine, Inland Marine, Accident Only (Individual), Accident and Health (Individual), Hospital and Medical Expense (Individual), Group Accident and Health, Non-Cancellable Accident and Health, Workers’ Compensation, Liability other than Auto (B.I.), Liability other than Auto (P.O.), Auto Liability (B.I.), Auto Liability (P.D.), Auto Physical Damage, Aircraft Physical Damage, Fidelity, Surety, Glass, Burglary and Theft, Boiler and Machinery

Kansas	Fire, Windstorm & Hail, Extended Coverage, Additional Perils on Growing Crops, Hail on Growing Crops, Optional Perils, Sprinkler Leakage, Business Interruption, Earthquake, Water Damage, Aircraft Hull, Ocean Marine, Inland Marine, Rain, Automobile, Physical Damage, Flood, Homeowners Policies, Accident & Health, Automobile Liability, General Liability, Workers’ Compensation, Fidelity, Surety & Forgery Bonds, Glass, Burglary, Theft & Robbery, Boiler & Machinery, Credit, Malpractice Liability, Livestock Mortality, Aircraft Liability, Cargo Liability

Kentucky	Property, Casualty Surety, Marine and Transportation Insurance

Louisiana	Health and Accident, Vehicle, Liability, Burglary and Forgery, Worker’s Compensation, Glass, Fidelity and Surety, Fire and Extended Coverage, Steam Boiler and Sprinkler Leakage, Crop and Livestock, Marine and Transportation (Inland Marine), Miscellaneous

Maine	Medical Malpractice

Maryland	Casualty (not including Vehicle Liability, Mortgage Guaranty & Workers’ Compensation), Health, Marine, Wet Marine and Transportation, Property and Marine (excluding Wet Marine and Transportation),

State	Lines Authorized to Write

Surety, Vehicle Liability, Workers’ Compensation

Massachusetts	Fire, Burglary, Robbery, Theft, Livestock, Repair- Replacement, Inland Marine Only, Fidelity and Surety, Reinsurance except Life, Nuclear Energy, Special Hazards, Comprehensive M.V. & Aircraft, Boiler (No Inspector), Liability other than Auto, Auto Liability, Glass, Water Damage and Sprinkler Leakage, Elevator Damage and Collision

Michigan	Disability, Property, Ocean Marine, Inland Marine, Legal Expense, Automobile Insurance - limited, Casualty: Steam Boiler, Flywheel & Machinery, Casualty: Liability, Casualty: Workers’ Compensation, Casualty: Automobile, Casualty: Plate Glass, Casualty: Sprinkler & Water Damage, Casualty: Credit, Casualty: Burglary and Theft, Casualty: Livestock, Casualty: Malpractice, Surety & Fidelity

Minnesota	Fire, Inland and Ocean Marine, Personal Property Floater, Boiler & Machinery, Accident & Health, Workers’ Compensation, Fidelity & Surety, Glass, Burglary & Theft, Security & Drafts, Water Damage, Livestock, Credit, Automobile, General Liability, Elevator

Mississippi	Fire and Allied Lines, Industrial Fire, Casualty/Liability, Fidelity, Surety, Workers’ Compensation, Boiler and Machinery, Plate Glass, Trip Accident and Baggage, Inland Marine, Ocean Marine, Legal, Auto Phy. Damage/Liab, Guaranty

Missouri	Qualified Reinsurer

Montana	Disability, Property, Casualty, Surety, Marine

Nebraska	Sickness and Accident Insurance, Property Insurance, Glass Insurance, Burglary and Theft Insurance, Boiler and Machinery Insurance, Liability Insurance, Workers’ Comp. and Employer’s Liability, Vehicle Insurance, Fidelity Insurance, Surety Insurance, Credit Insurance, Marine Insurance, Miscellaneous Insurance

State	Lines Authorized to Write

Nevada	Health, Property, Casualty, Surety, Marine & Transportation

New Hampshire	Limited to Reinsurance (Accident & Health, Property & Casualty)

New Jersey	Fire and Allied Lines, Earthquake, Growing Crops, Ocean Marine, Inland Marine, Automobile Liability (BI), Automobile Liability (PD), Automobile Physical Damage, Aircraft Physical Damage, Other Liability, Boiler & Machinery, Fidelity & Surety, Credit, Burglary & Theft, Glass, Sprinkler Leakage & Water Damage, Livestock, Smoke or Smudge, Physical Loss to Buildings, Radioactive Contamination, Mechanical Breakdown/Power Failure

New Mexico	Property, Marine and Transportation, Casualty, Surety, Vehicle

New York	Accident and Health, Fire, Miscellaneous Property, Water Damage, Burglary and Theft, Glass, Boiler and Machinery, Elevator, Animal, Collision, Personal Injury Liability, Property Damage Liability, Workers’ Compensation and Employer’s Liability, Fidelity and Surety, Credit, Motor Vehicle and Aircraft Physical Damage, Marine and Inland Marine, Marine Protection and Indemnity Insurance

North Carolina	Fire Insurance: Fire, Miscellaneous Property (extended coverage and growing crops), Water Damage (including sprinkler leakage — Commercial & Residential), Burglary and Theft, Glass, Marine (Inland and Ocean)

Casualty Insurance: Boiler and Machinery, Elevator, Animal, Collision (Automobile and Other), Personal Injury Liability (Automobile and Other), Property Damage Liability (Automobile and Other), Workmen’s Compensation & Employer’s Liability, Fidelity and Surety, Motor Vehicle and Aircraft (Property Damage, Fire, Theft, Compensation, Collision), Marine Protections and Indemnity

State	Lines Authorized to Write

North Dakota	Accident & Health, Casualty, Property

Ohio	Aircraft, Allied Lines, Boiler & Machinery, Burglary & Theft, Commercial Auto -Liability, Commercial Auto - No Fault, Commercial Auto — Phys. Damage, Credit, Credit Accident & Health, Earthquake, Fidelity, Financial Guaranty, Fire, Glass, Group Accident & Health, Inland Marine, Medical Malpractice, Multiple Peril -Commercial, Multiple Peril — Farmowners, Multiple Peril — Homeowners, Ocean Marine, Other Liability, Private Passenger Auto -Liability, Private Passenger Auto-Other, Private Passenger — Phys. Damage, Surety, Workers’ Compensation

Oklahoma	Accident & Health, Property, Casualty, Marine, Surety, Vehicle

Oregon	Property, Casualty (including Workers’ Compensation), Marine and Transportation, Surety, Health

Pennsylvania	Accident & Health, Boiler and Machinery, Credit, Fidelity and Surety, Inland Marine and Physical Damage, Mine and Machinery, Other Liability, Property and Allied Lines, Worker’s Compensation, Auto Liability, Burglary and Theft, Elevator, Glass, Livestock, Ocean Marine, Personal Property Floater, Water Damage

Puerto Rico	Disability, Property, Marine and Transportation, Vehicle, Casualty and Surety Reinsurance Exclusively

Rhode Island	Authorized for all lines except life, annuities, title, credit, mortgage guaranty and financial guaranty

South Carolina	Property, Casualty, Surety, Marine

South Dakota	Fire & Allied Lines, Inland & Ocean Marine, Worker’s Compensation, Bodily Injury (No Auto), Property Damage (No Auto), Bodily Injury (Auto), Property Damage (Auto), Physical Damage (Auto), Fidelity & Surety Bonds, Glass, Burglary & Theft, Boiler & Machinery, Aircraft, Credit (Mortgage Guaranty), Crop Hail, Livestock, Travel Accident and Baggage, Pre-Paid Legal, Bail Bonds

State	Lines Authorized to Write

Tennessee	Property, Vehicle, Casualty, Surety

Texas	Fire, Allied Coverages, Hail-growing crops only, Rain, Inland Marine, Ocean Marine, Aircraft-liability & physical damage, Accident, Health, Employer’s Liability, Automobile— liability & physical damage, Liability other than Automobile, Fidelity & Surety, Glass, Burglary & Theft, Forgery, Boiler & Machinery, Credit, Livestock, Reinsurance on all lines authorized to be written on a direct basis

Utah	Disability, Property, Surety, Liability (including veh., excl. dis), Marine & Transport, Workers’ Compensation, Vehicle Liability, Professional Liability (encl. Med. Mai.)

Vermont	Health

Virginia	Accident and Sickness, Fire, Miscellaneous Property, Inland Marine, Workers’ Compensation-Employer, Liability Other than Auto, Automobile Liability, Automobile Physical Damage, Fidelity, Surety, Glass, Burglary and Theft, Boiler & Machinery, Credit, Home Protection

Washington	Disability, Property, Marine and Transportation, Vehicle, General Casualty, Surety

West Virginia	Accident and Sickness, Fire, Marine, Casualty, Surety

Wisconsin	Fire, Inland Marine, and other Property Insurance, Ocean Marine Insurance, Disability Insurance, Liability and Incidental Medical Expense Insurance, Automobile and Aircraft Insurance, Fidelity Insurance, Surety Insurance, Credit Insurance, Worker’s Compensation Insurance, Legal Expense Insurance, Credit Unemployment Insurance, Miscellaneous

Wyoming	Multiple Lines

U.S. Treasury	Can do direct writing and can be used as a reinsurer

Clearwater Insurance Company
Certificates of Authority
As of 07/01/07

State	Lines Authorized to Write

Alabama	Property, Miscellaneous Casualty, Surety including Official Surety Bonds, Marine

Alaska	Health, Property, Casualty (all clauses), Surety, Marine, Wet Marine & Transportation

Arizona	Casualty w/o Workers’ Compensation, Disability, Marine and Transportation, Property, Surety, Vehicle

Arkansas	Property, Casualty (excluding workers compensation), Marine

California	Fire, Marine, Surety, Disability, Plate Glass, Liability, Workers’ Compensation, Common Carrier Liability, Boiler and Machinery, Burglary, Credit, Sprinkler, Team and Vehicle, Automobile, Aircraft and Miscellaneous

Colorado	Accredit Non-admitted Reinsurer

Connecticut	Reinsurance Only

Delaware	Health, Property, Surety, Marine & Transportation, Casualty (including —Vehicle, Liability, Burglary & Theft, Personal Property Floater, Glass, Boiler & Machinery, Credit, Workers’ Compensation & Employers Liability, Leakage & Fire Extinguisher Equipment, Malpractice, Elevator, Congenital Defects, Livestock, Entertainments, Miscellaneous)

District of Columbia	Allied Lines, Boiler and Machinery, Burglary and Theft, Commercial Auto No-fault (PIP), Commercial Auto Physical Damage, Commercial Multiple Peril (Non-Liability) , Earthquake, Farmowners Multiple Peril, Fire, Glass, Homeowners Multiple Peril, Inland Marine, Medical Malpractice, Ocean Marine, Other Commercial Auto Liability, Other Liability, Other Private Passenger Auto Liability, Private Passenger Auto Physical Damage, Property and Casualty, Surety, Workers’ Compensation

Florida	Accredited Reinsurer

State	Lines Authorized to Write

Georgia	Property, Marine and Transportation, Casualty (excluding Workers’ Compensation), Surety

Hawaii	Accident and Health or Sickness, Casualty, Marine, Property, Surety, Vehicle

Idaho	Property, Marine & Transportation, Casualty (excludes Worker’s Compensation), Surety

Illinois	Class 2 — Casualty, Fidelity & Surety (Accident & Health, Vehicle, Liability, Workmen’s Compensation, Burglary & Forgery, Glass, Fidelity & Surety, Miscellaneous, Other Casualty Risk, Contingent Losses)

Class 3 — Fire and Marine, Etc. (Fire, Elements, War, Riot and Explosion, Marine and Transportation, Vehicle, Property Damage, Sprinkler Leakage and Crop, Other Fire and Marine Risks, Contingent Losses

Indiana	Class 2 — Accident and Health, Employer’s Liability, Burglary & Theft, Glass, Boiler & Machinery, Motor Vehicle, Water Damage, Liability, Credit, Title, Fidelity and Surety (excluding Bail Bonds), Miscellaneous

Class 3 — Property, Crops, Leakage and Fire Extinguisher Equipment, Inland Marine

Iowa	Fire, Extended Coverage, Other Allied Lines, Homeowners Multiple Peril (incl. B.I.), Commercial Multiple Peril, Earthquake, Growing Crops, Ocean Marine, Inland Marine, Accident Only (Individual), Accident and Health (Individual), Hospital and Medical Expense (Individual), Group Accident and Health, Non-Cancellable Accident and Health, Workers’ Compensation, Liability other than Auto (B.I.), Liability other than Auto (P.D.), Auto Liability (B.I.), Auto Liability (P.D.), Auto Physical Damage, Aircraft Physical Damage, Fidelity, Surety, Glass, Burglary and Theft, Boiler and Machinery

Kansas	Fire, Windstorm & Hail, Extended Coverage, Additional Perils on Growing Crops, Hail on Growing Crops, Optional Perils, Sprinkler Leakage, Business Interruption, Earthquake, Water Damage, Aircraft Hull, Ocean Marine,

State	Lines Authorized to Write

Inland Marine, Rain, Automobile Physical Damage, Flood, Homeowners Policies, Accident & health, Automobile Liability, General Liability, Workers’ Compensation, Fidelity, Surety & Forgery Bonds, Glass, Burglary, Theft & Robbery, Boiler & Machinery, Credit, Malpractice Liability, Livestock Mortality, Aircraft Liability, Cargo Liability

Kentucky	Health, Property, Casualty (no limitations) and Surety Insurance

Louisiana	Health and Accident, Vehicle, Liability, Worker’s Compensation, Burglary and Forgery, Glass, Fire and Extended Coverage, Steam Boiler and Sprinkler Leakage, Crop and Livestock, Marine and Transportation (Inland Marine), Miscellaneous

Maine	Accredited for Reinsurance (Not “Approved Reinsurer”)

Maryland	Casualty (not including vehicle liability, mortgage guaranty & workers’ comp.), Health, Marine, Wet Marine & Transportation, Property & Marine (excluding wet marine & transportation), Surety, Vehicle Liability

Massachusetts	Approved Reinsurer

Michigan	Property, Ocean Marine, Inland Marine, Automobile Insurance — limited

Casualty: Steam Boiler, Flywheel & Machinery, Casualty: Liability, Casualty: Workers’ Compensation, Casualty: Automobile, Casualty: Plate Glass, Casualty: Sprinkler and Water Damage, Casualty: Credit, Casualty: Burglary and Theft, Casualty: Livestock, Casualty: Malpractice, Casualty: Misc-Other, Disability coverage supplemental to Auto Insurance, Surety & Fidelity

Minnesota	Accredited Reinsurer Property

Mississippi	Fire and Allied Lines, Industrial Fire, Casualty/Liability, Fidelity, Surety, Workers’ Compensation, Boiler and Machinery, Plate Glass, Inland Marine, Ocean Marine, Accident & Health, Auto Phy.

State	Lines Authorized to Write

Damage and Liability

Missouri	Accident and Health, Fidelity and Surety, Liability, Miscellaneous, Property

Montana	Property, Casualty, Surety, Marine

Nebraska	Sickness and Accident Insurance, Property Insurance, Glass Insurance, Burglary and Theft Insurance, Boiler and Machinery Insurance, Liability Insurance, Workers’ Compensation & Employer’s Liability, Vehicle Insurance, Fidelity Insurance, Surety Insurance, Credit Insurance, Marine Insurance, Miscellaneous Insurance

Nevada	Reinsurance Only — Property

New Hampshire	Accident and Health, Property and Casualty (restricted to servicing existing business only effective 10/9/06)

New Jersey	Fire and Allied Lines, Earthquake, Growing Crops, Ocean Marine, Inland Marine, Workers’ Compensation & Employers’ Liability, Automobile Liability (BI), Automobile Liability (PD), Automobile Physical Damage, Aircraft Physical Damage, Other Liability, Boiler & Machinery, Fidelity & Surety, Credit, Burglary & Theft, Glass, Sprinkler Leakage & Water Damage, Livestock, Smoke or Smudge, Physical Loss to Buildings, Radioactive Contamination, Mechanical Breakdown/Power Failure

New Mexico	Property, Marine and Transportation and Casualty and Surety and Vehicle

New York	Accident and Health, Fire, Miscellaneous Property, Water Damage, Burglary and Theft, Glass, Boiler and Machinery, Elevator, Animal, Collision, Personal Injury Liability, Property Damage Liability, Workers’ Compensation and Employer’s Liability, Fidelity and Surety, Credit, Motor Vehicle and Aircraft Physical Damage, Marine and Inland Marine, Marine Protection and Indemnity Insurance, Special Risk

North Carolina	Fire, Miscellaneous Property (extended coverage and growing crops), Water Damage (including sprinkler leakage — Commercial &

State	Lines Authorized to Write

Residential), Burglary and Theft, Glass, Boiler and Machinery, Elevator, Animal, Collision (Automobile and Other), Personal Injury Liability (Automobile and Other), Property Damage Liability (Automobile and Other), Workmen’s Compensation and Employer’s Liability, Fidelity and Surety Insurance, Credit Insurance, Motor Vehicle and Aircraft (Property Damage, Fire, Theft, Compensation, Collision), Marine Insurance (Inland and Ocean), Marine Protection and Indemnity Insurance, Miscellaneous (Aircraft Voluntary Settlement, Hole-in-One)

North Dakota	Accident & Health, Property, Casualty

Ohio	Aircraft, Allied Lines, Boiler & Machinery, Burglary & Theft, Commercial Auto —Liability, Commercial Auto — No Fault, Commercial Auto — Phys. Damage, Credit, Earthquake, Fidelity, Financial Guaranty, Fire, Glass, Inland Marine, Medical Malpractice, Multiple Peril — Commercial, Multiple Peril — Farmowners, Multiple Peril — Homeowners, Ocean Marine, Other Liability, Private Passenger Auto —Liability, Private Passenger Auto—Other, Private Passenger — Phys. Damage, Surety, Workers’ Compensation

Oklahoma	Accident & Health, Property, Casualty, Marine, Vehicle, Surety

Oregon	Property, Casualty (Including Worker’s Compensation), Marine and Transportation, Surety

Pennsylvania	Accident and Health, Boiler and Machinery, Credit, Fidelity and Surety, Inland Marine and Physical Damage, Mine and Machinery, Other Liability, Property and Allied Lines, Worker’s Compensation, Auto Liability, Burglary and Theft, Elevator, Glass Livestock, Ocean marine, Personal Property Floater, Water Damage

Puerto Rico	Reinsurance Exclusively — Disability, Property, Marine and Transportation, Vehicle, Casualty, Surety

Rhode Island	Authorized for all lines of business except life, annuities, title, mortgage guaranty

State	Lines Authorized to Write

and financial guaranty

South Carolina	Accident/Health, Property, Casualty, Surety, Marine

South Dakota	Fire & Allied Lines, Inland & Ocean Marine, Bodily Injury (No auto), Property Damage (No auto), Bodily Injury (Auto), Property Damage (Auto), Physical Damage (Auto), Fidelity & Surety Bonds, Glass, Burglary & Theft, Boiler & Machinery, Aircraft

Tennessee	Property, Casualty, Surety

Texas	Fire, Allied Coverages, Hail-growing crops only, Rain, Inland Marine, Ocean Marine, Aircraft — Liability & Physical Damage, Accident, Health, Workers’ Compensation & Employers’ Liability, Employers’ Liability, Automobile — Liability & Physical Damage, Liability other than Automobile, Fidelity & Surety, Glass, Burglary & Theft, Forgery, Boiler & Machinery, Reinsurance on all lines authorized to be written on a direct basis

Utah	Accident & Health, Property, Surety, Vehicle Liability, Liability, Marine & Transport, Workers’ Compensation, Professional Liability

Vermont	Same line of business as state of domicile (Delaware)

— Health, Property, Surety, Marine & Transportation, Casualty (including —Vehicle, Liability, Burglary & Theft, Personal Property Floater, Glass, Boiler & Machinery, Credit, Workers’ Compensation & Employers Liability, Leakage & Fire Extinguisher Equipment, Malpractice, Elevator, Congenital Defects, Livestock, Entertainments, Miscellaneous)

Virginia	Fire, Miscellaneous Property and Casualty, Farm Multiple Peril, Homeowners Multiple Peril, Commercial Multiple Peril, Ocean Marine, Inland Marine, Workers Compensation — Employer, Liability Other than Auto, Automobile Liability, Automobile Physical

State	Lines Authorized to Write

Damage, Aircraft Liability, Air Physical Damage, Fidelity, Surety, Glass, Burglary and Theft, Boiler & Machinery, Credit Animal, Water Damage

Washington	Property, Marine & Transportation, Vehicle, General Casualty, Surety Deleted: Disability

West Virginia	Fire, Marine, Casualty, Surety

Wisconsin	Fire, Inland Marine, and other Property Insurance, Ocean Marine Insurance, Disability Insurance, Liability and Incidental Medical Expense Insurance, Automobile Insurance, Fidelity Insurance, Surety Insurance, Credit Insurance, Worker’s Compensation Insurance, Miscellaneous, Aircraft Insurance

Wyoming	Property, Casualty, Marine and Transportation, Surety, Disability, Fire

U.S. Treasury	Can be Direct Writer or Reinsurer

Acceptable surety and reinsuring company

Hudson Insurance Company
Certificates of Authority
As of 07/01/07

State	Lines Authorized to Write

Alabama	Property, Miscellaneous Casualty, including Official Surety Bonds, Marine,

Added: Disability Only

Alaska	Property, Casualty (all clauses), Surety, Marine, Wet Marine and Transportation

Added: Health

Arizona	Casualty w/o Workers’ Compensation, Marine and Transportation, Property, Vehicle

Added: Disability & Surety

Arkansas	Property, Casualty (including Workers’ Compensation), Surety and Marine

Added: Accident & Health

California	Fire, Marine, Surety, Disability, Plate Glass, Liability, Workers’ Compensation, Common Carrier Liability, Boiler and Machinery, Burglary, Credit, Sprinkler, Team and Vehicle, Automobile, Aircraft and Miscellaneous

Colorado	General Property, Credit (Casualty, Accident & Health), Fidelity and Surety, Motor Vehicle (Property), Workers’ Compensation, Crop, General Casualty, Motor Vehicle (Casualty), Professional Malpractice

Connecticut	Liability other than Auto (B.I. and P.D.), Auto Liability (B.I. and P.D.), Auto Physical Damage

Delaware	Property, Surety, Marine & Transportation, Casualty (including: Vehicle, Liability, Burglary & Theft, Personal Property Floater, Glass, Boiler & Machinery, Credit, Workers’ Compensation & Employers’ Liability, Leakage & Fire Extinguisher Equipment, Malpractice, Elevator, Congenital Defects, Livestock,

State	Lines Authorized to Write

Entertainments and Miscellaneous

Added: Health

District of Columbia	Aircraft (all Perils), Allied Lines, Boiler and Machinery, Burglary and Theft, Commercial Auto No-fault (PIP), Commercial Auto Physical Damage, Commercial Multiple Peril (Non-Liability), Earthquake, Farmowners Multiple Peril, Fidelity, Fire, Glass, Homeowners Multiple Peril, Inland Marine, Liability-Claims Made, Medical Malpractice-Claims Mad, Medical Malpractice-Occurrence, Ocean Marine, Other Liability-Occurrence, Private Passenger Auto No-fault (PIP), Private Passenger Auto Physical Damage, Products Liability, Property and Casualty, Surety, Workers’ Compensation

Added: Commercial Multiple Peril (liability, Group A&H, Credit A&H (Group & Individual), Collectively Renewable A&H, Non-cancelable A&H, Guaranteed Renewable A&H, Non-renewable for Stated Reasons only, Other accident Only, All other A&H, Other Private Passenger Auto Liability, Auto Liability, Other Commercial Auto Liability, Credit

Florida	Fire, Allied Lines, Farmowners Multi Peril, Homeowners Multi Peril, Commercial Multi Peril, Inland Marine, Earthquake, Workers; Compensation, Other Liability, Private Passenger Auto Liability, Commercial Auto Liability, Private Passenger Auto Physical Damage, Commercial Auto Physical Damage, Glass, Burglary and Theft, Boiler and Machinery, Industrial Fire, Industrial Extended Coverage

Added: Medical Malpractice

Georgia	Property, Marine and Transportation, Casualty (including Workers’ Compensation), Surety

Hawaii	Accident and Health or Sickness, Casualty, Marine, Property, Surety, Vehicle

Idaho	Casualty (including Workers’ Compensation),

State	Lines Authorized to Write

Surety, Marine and Transportation, Property

Added: Disability, excluding Managed Care

Illinois	Class 2 — Casualty, Fidelity, Surety (Accident and Health, Vehicle, Liability, Workers’ Compensation, Burglary and Forgery, Glass, Fidelity and Surety, Miscellaneous, Other Casualty Risks, Contingent Losses Livestock and Domestic Animals, Legal Expense Insurance)

Class 3 — Fire, Marine, Etc. (Fire, Elements, War, Riot and Explosion, Marine and Transportation, Vehicle, Property Damage, Sprinkler Leakage and Crop, Other Fire and Marine Risks, Contingent Losses, Legal Expense Insurance

Indiana	Class 2 — Employer’s Liability, Burglary & Theft, Glass, Boiler & Machinery, Motor Vehicle, Water Damage, Liability, Credit, Fidelity and Surety (excluding bail bonds), Miscellaneous, Legal Expenses

Added: (a) Accident & Health-Disability

Class 3 — Property, Crops, Leakage and Fire Extinguisher Equipment, Inland Marine

Iowa	Fire, Extended Coverage, Other Allied Lines, Homeowners Multiple Peril (incl. B.I.), Commercial Multiple Peril, Earthquake, Growing Crops, Ocean Marine, Inland Marine, Accident Only (Individual), Accident and Health (Individual), Hospital and Medical Expense (Individual), Group Accident and Health, Non-Cancellable Accident and Health, Workers’ Compensation, Liability other than Auto (B.I.), Liability other than Auto (P.D.), Auto Liability (B.I.), Auto Liability (P.D.), Auto Physical Damage, Aircraft Physical Damage, Fidelity, Surety, Glass, Burglary and Theft, Boiler and Machinery

Kansas	Fire, Windstorm & Hail, Extended Coverage, Additional Perils on Growing Crops, Hail on Growing
Crops, Optional Perils, Sprinkler Leakage, Business Interruption, Earthquake, Water Damage, Aircraft
Hull, Ocean Marine,

State	Lines Authorized to Write

Inland Marine, Rain, Automobile Physical Damage, Flood, Homeowners Policies, Automobile Liability, General Liability, Workers’ Compensation, Fidelity, Surety & Forgery Bonds, Glass, Burglary, Theft & Robbery, Boiler & Machinery, Credit, Malpractice Liability, Livestock Mortality, Aircraft Liability, Cargo Liability

Kentucky	Property, Casualty (no limitations), Surety Added: Marine & Transportation

Louisiana	Vehicle, Liability, Homeowners, Fire and Extended Coverage

Maryland	Casualty (not including Vehicle Liability, Mortgage Guaranty & Workers’ Compensation), Marine, Wet Marine and Transportation, Property and Marine (excluding Wet Marine and Transportation), Surety, Vehicle Liability, Workers’ Compensation

Added: Health

Massachusetts	Fire, Inland Marine Only, Boiler, Workers’ Compensation, Auto Liability, Glass, Water Damage and Sprinkler Leakage, Elevator Property Damage and Collision, Burglary, Robbery, Theft, Repair-Replacement, Stock Companies (Extension of Coverage), Comprehensive M.V. & Aircraft, Personal Property Floater, Dwellings, Commercial Property, Liability other than Auto

Michigan	Property, Ocean Marine, Inland Marine, Casualty: Steam Boiler, Flywheel & Machinery, Casualty: Liability, Casualty: Workers’ Compensation, Casualty: Automobile, Casualty: Plate Glass, Casualty: Sprinkler & Water Damage, Casualty: Burglary and Theft, Casualty: Livestock, Casualty: Malpractice, Casualty: Misc-Other, Disability coverage supplemental to Auto Insurance, Surety & Fidelity

Added: Disability, Legal Expenses & Credit Insurance

Minnesota	Fire and Allied Lines, Marine, Personal Property Floater Risks, Boiler and

State	Lines Authorized to Write

Machinery, Workers Compensation, Fidelity and Surety, Glass, Burglary and Theft, Securities and Drafts, Personal Property Floater on Individuals, Water Damage, Livestock, Credit, Automobile, General Liability, Elevator, Legal Expense

Added: Accident & Health (5a)

Mississippi	Fire and Allied Lines, Industrial Fire, Casualty/Liability, Fidelity, Surety, Workers’ Compensation, Boiler and Machinery, Plate Glass, Trip Accident and Baggage, Inland Marine, Ocean Marine, Accident & Health, Legal, Auto Phy. Damage/Liab, Aircraft, Home/Farm Owners

Missouri	Liability, Miscellaneous, Property

Added: Fidelity and Surety, Accident and Health

Montana	Property, Casualty, Surety, Marine

Added: Disability

Nebraska	Property Insurance, Credit Property, Glass Insurance, Burglary and Theft Insurance Boiler and Machinery Insurance, Liability Insurance, Workers’ Comp. and Employer’s Liability, Vehicle Insurance, Fidelity Insurance, Surety Insurance, Credit Insurance, Marine Insurance, Miscellaneous Insurance

Added: Sickness and Accident Insurance

Nevada	Property, Surety, Marine and Transportation, Casualty (including Workmen’s Compensation)

New Hampshire	Accident & Health, Property & Casualty

New Jersey	Fire and Allied Lines, Earthquake, Growing Crops, Ocean Marine, Inland Marine, Workers’ Compensation & Employers’ Liability, Automobile Liability (BI), Automobile Liability (PD), Automobile Physical Damage, Aircraft Physical Damage, Other Liability, Boiler & Machinery, Fidelity & Surety, Credit, Burglary & Theft, Glass, Sprinkler Leakage & Water

State	Lines Authorized to Write

Damage, Livestock, Smoke or Smudge, Physical Loss to Buildings, Radioactive Contamination, Mechanical Breakdown/Power Failure
Added: Health
New Mexico	Property, Marine and Transportation, Casualty, Surety, Vehicle
New York	Accident and Health, Fire, Miscellaneous Property, Water Damage, Burglary and Theft, Glass, Boiler and Machinery, Elevator, Animal, Collision, Personal Injury Liability, Property Damage Liability, Workers’ Compensation and Employer’s Liability, Fidelity and Surety, Credit, Motor Vehicle and Aircraft Physical Damage, Marine and Inland Marine, Marine Protection and Indemnity Insurance, Legal Services Insurance and Special Risk Insurance
North Carolina	Fire Insurance: Fire, Miscellaneous Property (extended coverage and growing crops), Water Damage (including sprinkler leakage - Commercial & Residential), Burglary and Theft, Glass, Marine (Inland and Ocean)
Casualty Insurance: Boiler and Machinery, Elevator, Animal, Collision (Automobile and Other), Personal Injury Liability (Automobile and Other), Property Damage Liability (Automobile and Other), Motor Vehicle and Aircraft (Property Damage, Fire, Theft, Compensation, Collision), Marine Protections and Indemnity, Miscellaneous (Aircraft Voluntary Settlement, Hole-in-One)
North Dakota	Casualty, Property
Added: Accident & Health
Ohio	Aircraft, Allied Lines, Boiler & Machinery, Burglary & Theft, Commercial Auto -Liability, Commercial Auto — No Fault, Commercial Auto — Phys. Damage, Credit, Earthquake, Fidelity, Financial Guaranty, Fire, Glass, Inland Marine, Medical Malpractice, Multiple Peril — Commercial, Multiple Peril - Farmowners, Multiple Peril

State	Lines Authorized to Write
- Homeowners, Ocean Marine, Other Liability, Private Passenger Auto -Liability, Private Passenger Auto-Other, Private Passenger - Phys. Damage, Surety, Workers’ Compensation
Added — Group Accident & Health, Credit Accident & Health, Collectively Renewable Accident & Health, Noncancellable Accident & Health, Guaranteed Renewable Accident & Health, Nonrenewable for Stated Reasons Only, Other Accident Only and all other Accident & Health
Oklahoma	Property, Casualty, Marine, Surety, Workers’ Comp.
Added: Accident & Health, Vehicle
Oregon	Property, Casualty (including Workers’ Compensation), Marine and Transportation, Surety
Added: Health
Pennsylvania	Auto Liability, Burglary and Theft, Elevator, Glass, Livestock, Ocean Marine, Personal Property Floater, Water Damage, Boiler & Machinery, Credit, Fidelity and Surety, Inland Marine and Physical Damage, Mine and Machinery, Other Liability, Property and Allied Lines, Worker’s Compensation
Added: Accident & Health
Puerto Rico	Casualty and Property Insurance
Rhode Island	All line of insurance except life, annuities, title, mortgage guaranty and financial guaranty
Added: Accident & Health
South Carolina	Property, Casualty, Surety and Marine
Added: Accident/Health
South Dakota	Fire & Allied Lines, Inland & Ocean Marine, Worker’s Compensation, Bodily Injury (No Auto), Property Damage (No Auto), Bodily Injury (Auto), Property Damage (Auto),

State	Lines Authorized to Write
Physical Damage (Auto), Fidelity & Surety Bonds, Glass, Burglary & Theft, Boiler & Machinery, Aircraft, Credit (Mortgage Guaranty), Crop Hail, Livestock
Added: Health, Travel Accident & Baggage, Pre-Paid Legal
Tennessee	Property, Casualty and Surety
Texas	Air Physical Damage, Aircraft Liability, Allied Coverages, Auto Liability, Auto Physical Damage, Boiler & Machinery, Burglary & Theft, Credit, Employers’ Liability, Fidelity & Surety, Fire, Forgery, Glass, Hail, Inland Marine, Liability Other, Livestock, Ocean Marine, Rain, Reinsurance – all lines, W.C. Empl. Liability
Texas Cont.	Added: Accident & Health Deleted: Pre-paid Legal Services
Utah	Property, Surety, Liability, Marine & Transportation, Workers’ Compensation, Vehicle Liability
Added: Accident & Health, Professional Liability including Med. Mal and Credit Guarantee
Virginia	Fire, Miscellaneous Property and Casualty, Homeowners Multiple Peril, Commercial Multiple Peril, Inland Marine, Liability Other than Auto, Automobile Liability, Automobile Physical Damage, Boiler & Machinery
Added: accident and sickness, credit accident and sickness; ocean marine; aircraft liability; air physical damage; fidelity; surety; glass; burglary and theft; credit; animal; water damage; credit involuntary unemployment; and credit property
Vermont	Same authority as state of domicile

State	Lines Authorized to Write

(Delaware)
–Property, Surety, Marine & Transportation, Casualty (including: Vehicle, Liability, Burglary & Theft, Personal Property Floater, Glass, Boiler & Machinery, Credit, Workers’ Compensation & Employers’ Liability, Leakage & Fire Extinguisher Equipment, Malpractice, Elevator, Congenital Defects, Livestock, Entertainments and Miscellaneous
Added: Health
Washington	Property, Marine and Transportation, Vehicle, General Casualty, Surety
Added: Disability
West Virginia	Fire, Marine, Casualty, Surety
Added: Accident & Sickness
Wisconsin	Fire, Inland Marine, and other Property Insurance, Ocean Marine Insurance, Liability and Incidental Medical Expense Insurance, Automobile and Aircraft Insurance, Fidelity Insurance, Surety Insurance, Miscellaneous
Added: Credit Insurance, Credit Unemployment, Disability Insurance
Wyoming	Property, Casualty, Surety, Fire, Marine and Transportation
Added: Disability
Virgin Islands	Property and Casualty
U.S. Treasury	Acceptable Surety

Hudson Specialty Insurance Company
Certificates of Authority
As of 07/01/07

State	Lines Authorized to Write

New York	Accident and Health, Fire, Miscellaneous Property, Water Damage, Burglary and Theft, Glass, Boiler and Machinery, Elevator, Animal, Collision, Personal Injury Liability, Property Damage Liability, Workers’ Compensation and Employers’ Liability, Fidelity and Surety, Credit, Motor Vehicle and Aircraft Physical Damage, Marine and Inland Marine and Marine Protection and Indemnity Insurance

Clearwater Select Insurance Company
Certificate of Authority
As of 07/01/07

State	Lines Authorized to Write

Alabama	Property, Misc. Casualty, Surety including Official Surety Bonds, Marine

Alaska	Health, Property, Casualty (all clauses), Surety, Marine, Wet Marine & Transportation

Arizona	Accredited Reinsurer for — Casualty with workers’ compensation, Marine and Transportation, Property, Surety, Vehicle

Arkansas	Property, Casualty, Surety, Marine, Disability & Workers Compensation

California	Fire, Marine, Surety, Disability, Plate Glass, Liability, Common Carrier Liability, Boiler and Machinery, Burglary, Credit, Sprinkler, Automobile, Aircraft, Miscellaneous

Colorado	Accident and Health, Crop, General Casualty, Motor Vehicle (casualty), Professional Malpractice, Credit (Casualty, Accident & Health), Fidelity and Surety, General Property, Motor Vehicle (Property), Workers’ Compensation

Connecticut	Reinsurance Only

Delaware	Health, Credit Health, Property, Surety, Marine & Transportation, Casualty including -Vehicle, Liability, Burglary & Theft, Personal Property Floater, Glass, Boiler & Machinery, Credit, Workers’ Compensation & Employers’ Liability, Leakage & Fire Extinguisher Equipment, Malpractice, Elevator, Congenital Defects, Livestock, Entertainments, Miscellaneous

District of Columbia	Aircraft (all perils), All Other A & H, Allied Lines, Boiler and Machinery, Burglary and Theft, Collectively Renewable A & H, Commercial Auto No-fault (PIP), Commercial Auto Physical Damage, Commercial Multiple Peril (Non-Liability), Credit, Credit A & H (Group and Individual), Earthquake, Farmowners Multiple Peril, Fidelity,

State	Lines Authorized to Write

Financial Guaranty, Fire, Glass, Group Accident and Health, Guaranteed Renewable A & H, Homeowners Multiple Peril, Inland Marine, Medical Malpractice, Non-cancellable A & H, Non-renewable for Stated Reasons Only, Ocean Marine, Other Accident Only, Other Commercial Auto Liability, Other Liability, Other Private Passenger Auto Liability, Private Passenger Auto Physical Damage, Property and Casualty, Surety, Workers’ Compensation

Georgia	Property, Marine and Transportation, Casualty (including Workers’ Compensation), Surety, Reinsurance Only

Hawaii	Accident and Health or Sickness, Casualty, Marine, Property, Surety, Vehicle

Idaho	Casualty (including Workers’ Comp), Disability (excluding Managed Care), Marine and Transportation, Property, Surety

Illinois	Class 2 — Casualty, Fidelity & Surety (Accident & Health, Vehicle, Liability, Workmen’s Compensation, Burglary & Forgery, Glass, Fidelity & Surety, Miscellaneous, Other Casualty Risk, Contingent Losses), Livestock and Domestic Animals

Class 3 — Fire and Marine, Etc. (Fire, Elements, War, Riot and Explosion, Marine and Transportation, Vehicle, Property Damage, Sprinkler Leakage and Crop, Other Fire and Marine Risks, Contingent Losses

Indiana	Class 2 — Accident and Health, Employer’s Liability, Burglary & Theft, Glass, Boiler & Machinery, Motor Vehicle, Water Damage, Liability, Credit, Title, Fidelity and Surety (excluding Bail Bonds), Miscellaneous, Legal Expense

Class 3 — Property, Crops, Leakage and Fire Extinguisher Equipment, Inland Marine

Iowa	Fire, Extended Coverage, Other Allied Lines, Homeowners Multiple Peril (incl. B.I.), Commercial Multiple Peril, Earthquake, Growing Crops, Ocean Marine, Inland Marine, Accident Only (Individual), Accident and Health (Individual), Hospital and Medical Expense (Individual), Group Accident and Health, Non-Cancellable Accident and Health,

State	Lines Authorized to Write

Workers’ Compensation, Liability other than Auto (B.I.), Liability other than Auto (P.D.), Auto Liability (B.I.), Auto Liability (P.D.), Auto Physical Damage, Aircraft Physical Damage, Fidelity, Surety, Glass, Burglary and Theft, Boiler and Machinery

Kansas	Fire, Windstorm & Hail, Extended Coverage, Additional Perils on Growing Crops, Hail on Growing Crops, Optional Perils, Sprinkler Leakage, Business Interruption, Earthquake, Water Damage, Aircraft Hull, Ocean Marine, Inland Marine, Rain, Automobile Physical Damage, Flood, Homeowners Policies, Accident & Health, Automobile Liability, General Liability, Workers’ Compensation, Fidelity, Surety & Forgery Bonds, Glass, Burglary, Theft & Robbery, Boiler & Machinery, Credit, Malpractice Liability, Livestock Mortality, Aircraft Liability, Cargo Liability

Kentucky	Health, Property, Casualty (no limitations), Surety, Marine & Transportation

Louisiana	Reinsurance Only — Health and Accident, Vehicle, Liability, Worker’s Compensation, Burglary and Forgery, Glass, Fidelity and Surety, Fire and Extended Coverage, Steam Boiler and Sprinkler Leakage, Crop and Livestock, Marine and Transportation (Inland Marine), Miscellaneous

Maine	Fire, Allied Lines, Farmowners Multiple Peril, Homeowners Multiple Peril, Commercial Multiple Peril, Ocean Marine, Inland Marine, Earthquake, Workers’ Compensation, Other Liability, Products Liability, Auto Liability, Auto Phys Damage, Aircraft (all perils), Surety, Glass, Burglary and Theft, Boiler and Machinery

Maryland	Casualty (not including Vehicle Liability, Mortgage Guaranty & Worker’s Compensation), Health, Marine, Wet Marine & Transportation, Property and Marine (excluding Wet Marine and Transportation), Surety, Vehicle Liability, Workers’ Compensation

Massachusetts	Reinsurance (Reinsurance Companies Only)

State	Lines Authorized to Write

Michigan	Disability, Property, Ocean Marine, Inland Marine, Legal Expenses, Automobile Insurance — limited, Casualty: Steam Boiler, Flywheel & Machinery, Casualty: Workers’ Compensation, Casualty: Liability, Casualty: Automobile, Casualty: Plate Glass, Casualty: Sprinkler and Water Damage, Casualty:Credit, Casualty: Burglary and Theft, Casualty: Livestock, Casualty: Malpractice, Casualty: Misc-Other, Disability coverage supplemental to Auto Insurance, Surety & Fidelity

Minnesota	Fire and Allied Lines, Marine, Personal Property Floater Risks, Boiler & Machinery, Accident and Health, Workers’ Compensation, Fidelity, Surety, Glass, Burglary & Theft, Securities and Drafts, Personal Property Floater on individuals, Water Damage, Livestock, Credit, Automobile, General Liability, Elevator

Mississippi	Fire and Allied Lines, Industrial Fire, Casualty/Liability, Fidelity, Surety, Workers’ Compensation, Boiler and Machinery, Plate Glass, Trip Accident and Baggage, Inland Marine, Ocean Marine, Accident & Health, Legal, Auto Phy. Damage/Liab, Guaranty, Aircraft, Home/Farm Owners

Missouri	Qualified Reinsurer

Montana	Property, Casualty, Surety, Marine, Disability

Nebraska	Sickness and Accident Insurance, Property Insurance, Credit Property, Glass Insurance, Burglary and Theft Insurance, Boiler and Machinery Insurance, Liability Insurance, Workers’ Compensation & Employer’s Liability, Vehicle Insurance, Fidelity Insurance, Surety Insurance, Credit Insurance, Marine Insurance, Miscellaneous Insurance

Nevada	Health, Property, Casualty, Surety, Marine & Transportation

New Hampshire	Approved Credit for Reinsurance

New Jersey	Reinsurance Only — Fire and Allied Lines, Earthquake, Growing Crops, Ocean Marine, Inland Marine, Workers’ Compensation & Employers’ Liability, Automobile Liability

State	Lines Authorized to Write

(BI), Automobile Liability (PD) , Automobile Physical Damage, Aircraft Physical Damage, Other Liability, Boiler & Machinery, Fidelity & Surety, Credit, Burglary & Theft, Glass, Sprinkler Leakage & Water Damage, Livestock, Smoke or Smudge, Physical Loss to Buildings, Radioactive Contamination, Mechanical Breakdown/Power Failure, Accident and Health

New Mexico	Property, Marine and Transportation and Casualty and Surety and Vehicle

New York	Accident and Health, Fire, Miscellaneous Property, Water Damage, Burglary and Theft, Glass, Boiler and Machinery, Elevator, Animal, Collision, Personal Injury Liability, Property Damage Liability, Workers’ Compensation and Employers’ Liability, Fidelity and Surety, Credit, Motor Vehicle and Aircraft Physical Damage, Marine and Inland Marine, Marine Protection and Indemnity and Credit Unemployment Insurance

North Carolina	Accident & Health, including Hospitalization (cancelable, non-cancelable, credit-small loans, Credit-other than small loans), Fire, Miscellaneous Property (extended coverage and growing crops), Water Damage (including sprinkler leakage — Commercial & Residential), Burglary and Theft, Glass, Boiler and Machinery, Elevator, Animal, Collision (Automobile and Other), Personal Injury Liability (Automobile and Other), Property Damage Liability (Automobile and Other), Workmen’s Compensation and Employer’s Liability, Fidelity and Surety Insurance, Credit Insurance, Motor Vehicle and Aircraft (Property Damage, Fire, Theft, Compensation, Collision), Marine Insurance (Inland and Ocean), Marine Protection and Indemnity Insurance, Miscellaneous (Aircraft Voluntary Settlement, Hole-in-One)

North Dakota	Accident & Health, Property, Casualty

Ohio	Accident & Health, Aircraft, Allied Lines, Boiler & Machinery, Burglary & Theft, Collectively Renewable A & H, Commercial Auto - Liability, Commercial Auto — No Fault, Commercial Auto — Phys. Damage, Credit,

State	Lines Authorized to Write

Credit Accident & Health, Earthquake, Fidelity, Financial Guaranty, Fire, Glass, Group Accident & Health, Guaranteed Renewable A & H, Inland Marine, Medical Malpractice, Multiple Peril — Commercial, Multiple Peril -Farmowners, Multiple Peril — Homeowners, Noncancellable A & H, Nonrenew — State Reasons (A&H), Ocean Marine, Other Accident Only, Other Liability, Private Passenger Auto — Liab., Private Passenger Auto-Other, Private Passenger — Phys. Damage, Surety, Workers Compensation

Oklahoma	Accident & Health, Property, Casualty, Marine, Vehicle, Surety, Workers’ Comp.

Oregon	Property, Casualty (including Workers’ Compensation), Marine and Transportation, Surety, Health

Pennsylvania	Accident and Health, Boiler and Machinery, Credit, Fidelity and Surety, Inland Marine and Physical Damage, Mine and Machinery, Other Liability, Property and Allied Lines, Worker’s Compensation, Auto Liability, Burglary and Theft, Elevator, Glass Livestock, Ocean Marine, Personal Property Floater, Water Damage

Puerto Rico	Property and Casualty Reinsurance Exclusively

Rhode Island	Business of all lines of insurance except life, annuities, title and mortgage guaranty

South Carolina	Accident/Health, Property, Casualty, Surety, Marine

South Dakota	Health, Fire & Allied Lines, Inland & Ocean Marine, Workers Compensation, Bodily Injury (No Auto), Property Damage (No Auto), Bodily Injury (Auto), Property Damage (Auto), Physical Damage (Auto), Fidelity & Surety Bonds, Glass, Burglary & Theft, Boiler & Machinery, Aircraft, Crop Hail, Livestock

Tennessee	Property, Casualty, Surety

Texas	Fire, Allied Coverages, Hail-growing crops only, Rain, Inland Marine, Ocean Marine, Aircraft — Liability & Physical Damage, Accident, Health, Workers’ Compensation & Employers’ Liability, Employers’ Liability, Automobile — Liability & Physical Damage,

State	Lines Authorized to Write

Liability other than Automobile, Fidelity & Surety, Glass, Burglary & Theft, Boiler & Machinery, Credit, Livestock, Reinsurance on all lines authorized to be written on a direct basis

Utah	Accident & Health, Property, Liability, Surety, Marine & Transportation, Vehicle Liability, Professional Liability, Workers’ Compensation

Vermont	Accredited Reinsurer

Virginia	Accredited Reinsurer

Washington	Disability, Property, Marine & Transportation, Vehicle, General Casualty, Surety

West Virginia	Accident & Sickness, Fire, Marine, Casualty, Surety

Wisconsin	Fire, Inland Marine, and other Property Insurance, Ocean Marine Insurance, Disability Insurance, Liability and Incidental Medical Expense Insurance, Automobile Insurance, Fidelity Insurance, Surety Insurance, Credit Insurance, Worker’s Compensation Insurance, Legal Expense Insurance, Credit Unemployment Insurance, Miscellaneous, Aircraft Insurance

Wyoming	Casualty, Disability, Fire, Marine & Transportation, Mortgage, Property, Surety

SCHEDULE 7.1
EXISTING LIENS
1.	During the second quarter of 2004, OARC pledged and placed on deposit at Lloyd’s of London the equivalent of £110 million of U.S. treasury notes on behalf of Advent Capital (Holdings) PLC (“Advent”). Advent is 44.46% owned by Fairfax and its affiliates, including 8.12% by the Borrower (4.06% by OARC and 4.06% by Clearwater). OARC retains the right to withdraw the funds at Lloyd’s at any time upon 180 days advance written notice. The placement of funds at Lloyd’s will automatically terminate effective December 31, 2008 and any remaining funds at Lloyd’s will revert to OARC at that time. In 2006 and 2007, OARC received three returns of assets from Advent, representing a permanent reduction and unconditional releases of such amounts. Following these releases, OARC continues to have a par value of $102.7 million, or approximately £52.3 million equivalent, pledged to Lloyd’s in support of Advent.

2.	Cross-reference is made to the letters of credit listed on Schedule 5.5.

SCHEDULE 7.2
INVESTMENTS
1.	Investments in entities listed on Schedule 5.12(b).

2.	Cross-reference is made to the Guarantees listed as numbers 1 through 4 on Schedule 7.3.

3.	OARC owns 80 shares (7.4%) of the common stock of MFXchange Holdings Inc. (“MFX”), a technology services company that services the insurance and reinsurance industry. The remainder of the capital stock of MFX is owned by Fairfax (83.3%) and The North River Insurance Company (9.3%).

SCHEDULE 7.3
EXISTING INDEBTEDNESS
Guarantees
1. Clearwater agreed to allow Ranger Insurance Company (“Ranger”), a subsidiary of Fairfax that is now known as Fairmont Specialty Insurance Company, to attach an assumption of liability endorsement of Clearwater to certain Ranger policies issued from July 1, 1999 to April 30, 2004, the effective termination date of the agreement. Should Ranger fail to meet its obligations, Clearwater is ultimately liable for any losses occurring prior to the effective date of the termination, pursuant to the terms of the endorsements. This arrangement enabled Ranger to provide additional security to its customers as a result of Clearwater’s financial strength ratings and capital resources. The agreement to provide the endorsements was provided by Clearwater while each company was 100% owned by Fairfax. The potential exposure in connection with the endorsements is estimated at $4.7 million, based on the subject policies’ outstanding case loss reserves as of March 31, 2007. Ranger has met and continues to meet all of its obligations, including those subject to this agreement, in the normal course of business, and Clearwater does not anticipate making any payments under this guarantee. In addition, Fairfax has indemnified Clearwater for any obligations under this agreement.
2. As of July 14, 2000, OARC agreed to guarantee the performance of all of the insurance and reinsurance contract obligations, whether incurred before or after the agreement, of Compagnie Transcontinental de Reassurance (“CTR”), a subsidiary of Fairfax, in the event CTR became insolvent and CTR was not otherwise indemnified under its guarantee agreement with a Fairfax affiliate. The OARC guarantee, which was entered into while OARC and CTR were each 100% owned by Fairfax, was provided by OARC to facilitate the transfer of renewal rights to CTR’s business, together with certain CTR employees, to OARC in 2000 in order to further expand OARC’s international reinsurance business. The guarantee was terminated effective December 31, 2001. There were no amounts received from CTR under the guarantee, and OARC did not provide any direct consideration for the renewal rights to the business of CTR. Under Fairfax’s ownership, CTR was dissolved and its assets and liabilities were assumed by other Fairfax affiliates which have the responsibility for the run-off of its liabilities. In addition, Fairfax has agreed to indemnify OARC for all its obligations under its guarantee. OARC does not expect to make any payments under this guarantee.
3. OARC agreed, as of April 1, 2002, to guarantee the prompt payment of all of the insurance contract obligations, whether incurred before or after the agreement, of Falcon Insurance Company (Hong Kong) Limited, a subsidiary of Fairfax Asia Limited (“Fairfax Asia”), in the event that Falcon becomes insolvent. Fairfax Asia is 100% owned by Fairfax, which includes a 27.7% interest owned by OARC. OARC’s potential exposure in connection with this agreement is estimated to be $54.0 million, based on Falcon’s loss reserves at March 31, 2007. Additionally, Fairfax has agreed to indemnify OARC for any obligation under this agreement. OARC anticipates that Falcon will meet all of its obligations in the normal course of business and does not anticipate making any payments under this guarantee that will require OARC to utilize the indemnification from Fairfax.
4. In January 2004, in conjunction with the purchase by its subsidiary (O.R.E Holdings) of a 45% interest in Cheran Enterprises Private Limited (“CEPL”), an Indian limited liability company engaged in the purchase, development and sale of commercial real estate properties, OARC agreed to provide a guarantee on behalf of CEPL to facilitate CEPL’s establishment of a credit facility in the amount of up to $65 million. The credit agreement was never established, and the requisite conditions for any future provision of the guarantee no longer exist. ORE’s joint venture partner is claiming that the guarantee should be available and is pursuing legal actions against OARC. OARC finds this claim without merit and is vigorously defending the legal actions.

SCHEDULE 7.8
TRANSACTIONS WITH AFFILIATES
1. Cross-reference is made to the matters disclosed on Schedule 5.18(b), item 1 of Schedule 7.1, and items 1 through 4 of Schedule 7.3.

Borrower’s Taxpayer Identification No. 52-2301683
NOTE

$15,000,000.00	July 13, 2007
Charlotte, North Carolina
     FOR VALUE RECEIVED, ODYSSEY RE HOLDINGS CORP., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of
     THE BANK OF NEW YORK (the “Lender”), at the offices of Wachovia Bank, National Association (the “Administrative Agent”) located at One Wachovia Center, 301 South College Street, Charlotte, North Carolina (or at such other place or places as the Administrative Agent may designate), at the times and in the manner provided in the Credit Agreement, dated as of July 13, 2007 (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”), among the Borrower, the Subsidiary Credit Parties named therein, the Lenders from time to time parties thereto and Wachovia Bank, National Association, as Administrative Agent, the principal sum of
     FIFTEEN MILLION AND NO/100 DOLLARS ($15,000,000.00), or such lesser amount as may constitute the unpaid principal amount of the Loans made by the Lender to the Borrower, under the terms and conditions of this promissory note (this “Note”) and the Credit Agreement. The defined terms in the Credit Agreement are used herein with the same meaning. The Borrower also promises to pay interest on the aggregate unpaid principal amount of this Note at the rates applicable thereto from time to time as provided in the Credit Agreement.
     This Note is one of the Notes referred to in the Credit Agreement and is issued to evidence the Loans made by the Lender to the Borrower pursuant to the Credit Agreement. All of the terms, conditions and covenants of the Credit Agreement are expressly made a part of this Note by reference in the same manner and with the same effect as if set forth herein at length, and any holder of this Note is entitled to the benefits of and remedies provided in the Credit Agreement and the other Credit Documents. Reference is made to the Credit Agreement for provisions relating to the interest rate, maturity, payment, prepayment and acceleration of this Note.
     In the event of an acceleration of the maturity of this Note, this Note shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.
     In the event this Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorneys’ fees.
     This Note shall be governed by and construed in accordance with the internal laws and judicial decisions of the State of New York (including Sections 5-1401 and 5-1402 of the New

York General Obligations Law, but excluding all other choice of law and conflicts of law rules). The Borrower hereby submits to the nonexclusive jurisdiction and venue of the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, although the Lender shall not be limited to bringing an action in such courts.
     IN WITNESS WHEREOF, the Borrower has caused this Note to be executed under seal by its duly authorized corporate officer as of the day and year first above written.

ODYSSEY RE HOLDINGS CORP.

By:	/s/ R. Scott Donovan
Name:	R. Scott Donovan

Title:	Executive Vice President and Chief Financial Officer

Borrower’s Taxpayer Identification No. 52-2301683
NOTE

$12,500,000.00	July 13, 2007
Charlotte, North Carolina

     FOR VALUE RECEIVED, ODYSSEY RE HOLDINGS CORP., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of
     PNC BANK, NATIONAL ASSOCIATION (the “Lender”), at the offices of Wachovia Bank, National Association (the “Administrative Agent”) located at One Wachovia Center, 301 South College Street, Charlotte, North Carolina (or at such other place or places as the Administrative Agent may designate), at the times and in the manner provided in the Credit Agreement, dated as of July 13, 2007 (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”), among the Borrower, the Subsidiary Credit Parties named therein, the Lenders from time to time parties thereto and Wachovia Bank, National Association, as Administrative Agent, the principal sum of
     TWELVE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($12,500,000.00), or such lesser amount as may constitute the unpaid principal amount of the Loans made by the Lender to the Borrower, under the terms and conditions of this promissory note (this “Note”) and the Credit Agreement. The defined terms in the Credit Agreement are used herein with the same meaning. The Borrower also promises to pay interest on the aggregate unpaid principal amount of this Note at the rates applicable thereto from time to time as provided in the Credit Agreement.
     This Note is one of the Notes referred to in the Credit Agreement and is issued to evidence the Loans made by the Lender to the Borrower pursuant to the Credit Agreement. All of the terms, conditions and covenants of the Credit Agreement are expressly made a part of this Note by reference in the same manner and with the same effect as if set forth herein at length, and any holder of this Note is entitled to the benefits of and remedies provided in the Credit Agreement and the other Credit Documents. Reference is made to the Credit Agreement for provisions relating to the interest rate, maturity, payment, prepayment and acceleration of this Note.
     In the event of an acceleration of the maturity of this Note, this Note shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.
     In the event this Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorneys’ fees.

     This Note shall be governed by and construed in accordance with the internal laws and judicial decisions of the State of New York (including Sections 5-1401 and 5-1402 of the New York General Obligations Law, but excluding all other choice of law and conflicts of law rules). The Borrower hereby submits to the nonexclusive jurisdiction and venue of the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, although the Lender shall not be limited to bringing an action in such courts.
     IN WITNESS WHEREOF, the Borrower has caused this Note to be executed under seal by its duly authorized corporate officer as of the day and year first above written.

ODYSSEY RE HOLDINGS CORP.

By:	/s/ R. Scott Donovan

Name:	R. Scott Donovan

Title:	Executive Vice President and Chief Financial Officer

Borrower’s Taxpayer Identification No. 52-2301683
NOTE

$12,500,000.00	July 13, 2007
Charlotte, North Carolina

     FOR VALUE RECEIVED, ODYSSEY RE HOLDINGS CORP., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of
     WEBSTER BANK, NATIONAL ASSOCIATION (the “Lender”), at the offices of Wachovia Bank, National Association (the “Administrative Agent”) located at One Wachovia Center, 301 South College Street, Charlotte, North Carolina (or at such other place or places as the Administrative Agent may designate), at the times and in the manner provided in the Credit Agreement, dated as of July 13, 2007 (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”), among the Borrower, the Subsidiary Credit Parties named therein, the Lenders from time to time parties thereto and Wachovia Bank, National Association, as Administrative Agent, the principal sum of
     TWELVE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($12,500,000.00), or such lesser amount as may constitute the unpaid principal amount of the Loans made by the Lender to the Borrower, under the terms and conditions of this promissory note (this “Note”) and the Credit Agreement. The defined terms in the Credit Agreement are used herein with the same meaning. The Borrower also promises to pay interest on the aggregate unpaid principal amount of this Note at the rates applicable thereto from time to time as provided in the Credit Agreement.
     This Note is one of the Notes referred to in the Credit Agreement and is issued to evidence the Loans made by the Lender to the Borrower pursuant to the Credit Agreement. All of the terms, conditions and covenants of the Credit Agreement are expressly made a part of this Note by reference in the same manner and with the same effect as if set forth herein at length, and any holder of this Note is entitled to the benefits of and remedies provided in the Credit Agreement and the other Credit Documents. Reference is made to the Credit Agreement for provisions relating to the interest rate, maturity, payment, prepayment and acceleration of this Note.
     In the event of an acceleration of the maturity of this Note, this Note shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.
     In the event this Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorneys’ fees.

     This Note shall be governed by and construed in accordance with the internal laws and judicial decisions of the State of New York (including Sections 5-1401 and 5-1402 of the New York General Obligations Law, but excluding all other choice of law and conflicts of law rules). The Borrower hereby submits to the nonexclusive jurisdiction and venue of the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, although the Lender shall not be limited to bringing an action in such courts.
     IN WITNESS WHEREOF, the Borrower has caused this Note to be executed under seal by its duly authorized corporate officer as of the day and year first above written.

ODYSSEY RE HOLDINGS CORP.

By:	/s/ R. Scott Donovan

Name:	R. Scott Donovan

Title:	Executive Vice President and Chief Financial Officer

Borrower’s Taxpayer Identification No. 52-2301683
NOTE

$17,500,000.00	July 13, 2007
Charlotte, North Carolina
     FOR VALUE RECEIVED, ODYSSEY RE HOLDINGS CORP., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of
     CITIBANK, N.A. (the “Lender”), at the offices of Wachovia Bank, National Association (the “Administrative Agent”) located at One Wachovia Center, 301 South College Street, Charlotte, North Carolina (or at such other place or places as the Administrative Agent may designate), at the times and in the manner provided in the Credit Agreement, dated as of July 13, 2007 (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”), among the Borrower, the Subsidiary Credit Parties named therein, the Lenders from time to time parties thereto and Wachovia Bank, National Association, as Administrative Agent, the principal sum of
     SEVENTEEN MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($17,500,000.00), or such lesser amount as may constitute the unpaid principal amount of the Loans made by the Lender to the Borrower, under the terms and conditions of this promissory note (this “Note”) and the Credit Agreement. The defined terms in the Credit Agreement are used herein with the same meaning. The Borrower also promises to pay interest on the aggregate unpaid principal amount of this Note at the rates applicable thereto from time to time as provided in the Credit Agreement.
     This Note is one of the Notes referred to in the Credit Agreement and is issued to evidence the Loans made by the Lender to the Borrower pursuant to the Credit Agreement. All of the terms, conditions and covenants of the Credit Agreement are expressly made a part of this Note by reference in the same manner and with the same effect as if set forth herein at length, and any holder of this Note is entitled to the benefits of and remedies provided in the Credit Agreement and the other Credit Documents. Reference is made to the Credit Agreement for provisions relating to the interest rate, maturity, payment, prepayment and acceleration of this Note.
     In the event of an acceleration of the maturity of this Note, this Note shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.
     In the event this Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorneys’ fees.

     This Note shall be governed by and construed in accordance with the internal laws and judicial decisions of the State of New York (including Sections 5-1401 and 5-1402 of the New York General Obligations Law, but excluding all other choice of law and conflicts of law rules). The Borrower hereby submits to the nonexclusive jurisdiction and venue of the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, although the Lender shall not be limited to bringing an action in such courts.
     IN WITNESS WHEREOF, the Borrower has caused this Note to be executed under seal by its duly authorized corporate officer as of the day and year first above written.

ODYSSEY RE HOLDINGS CORP.

By:	/s/ R. Scott Donovan

Name:	R. Scott Donovan

Title:	Executive Vice President and Chief Financial Officer

Borrower’s Taxpayer Identification No. 52-2301683
NOTE

$20,000,000.00	July 13, 2007
Charlotte, North Carolina
     FOR VALUE RECEIVED, ODYSSEY RE HOLDINGS CORP., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of
     KEYBANK NATIONAL ASSOCIATION (the “Lender”), at the offices of Wachovia Bank, National Association (the “Administrative Agent”) located at One Wachovia Center, 301 South College Street, Charlotte, North Carolina (or at such other place or places as the Administrative Agent may designate), at the times and in the manner provided in the Credit Agreement, dated as of July 13, 2007 (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”), among the Borrower, the Subsidiary Credit Parties named therein, the Lenders from time to time parties thereto and Wachovia Bank, National Association, as Administrative Agent, the principal sum of
     TWENTY MILLION AND NO/100 DOLLARS ($20,000,000.00), or such lesser amount as may constitute the unpaid principal amount of the Loans made by the Lender to the Borrower, under the terms and conditions of this promissory note (this “Note”) and the Credit Agreement. The defined terms in the Credit Agreement are used herein with the same meaning. The Borrower also promises to pay interest on the aggregate unpaid principal amount of this Note at the rates applicable thereto from time to time as provided in the Credit Agreement.
     This Note is one of the Notes referred to in the Credit Agreement and is issued to evidence the Loans made by the Lender to the Borrower pursuant to the Credit Agreement. All of the terms, conditions and covenants of the Credit Agreement are expressly made a part of this Note by reference in the same manner and with the same effect as if set forth herein at length, and any holder of this Note is entitled to the benefits of and remedies provided in the Credit Agreement and the other Credit Documents. Reference is made to the Credit Agreement for provisions relating to the interest rate, maturity, payment, prepayment and acceleration of this Note.
     In the event of an acceleration of the maturity of this Note, this Note shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.
     In the event this Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorneys’ fees.
     This Note shall be governed by and construed in accordance with the internal laws and judicial decisions of the State of New York (including Sections 5-1401 and 5-1402 of the New

York General Obligations Law, but excluding all other choice of law and conflicts of law rules). The Borrower hereby submits to the nonexclusive jurisdiction and venue of the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, although the Lender shall not be limited to bringing an action in such courts.
     IN WITNESS WHEREOF, the Borrower has caused this Note to be executed under seal by its duly authorized corporate officer as of the day and year first above written.

ODYSSEY RE HOLDINGS CORP.

By:	/s/ R. Scott Donovan

Name:	R. Scott Donovan

Title:	Executive Vice President and Chief Financial Officer